CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount To	Maximum	Maximum	Amount Of
Title Of Each Class Of	Be	Aggregate Price	Aggregate	Registration
Securities To Be Registered	Registered(1)	per Unit(2)	Offering Price(2)	Fee(2)
Ordinary Shares with no par value	57,845,000	$43.15	$2,495,676,249	$177,942

Rights	115,690,000	$0	$0	$0

(1)	This prospectus supplement relates to offers and sales of the rights and ordinary shares in the United States.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457. Such estimate is based on the subscription price of €33.00 per ordinary share and an exchange rate of $1.3074 per Euro, the foreign exchange reference rate of Euro for U.S. dollars set by the European Central Bank on September 20, 2010.

PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated September 29, 2009)	Registration No. 333-162195

Deutsche Bank Aktiengesellschaft
617,281,250 Rights
308,640,625 Ordinary Shares, €33.00 per Ordinary Share

We, Deutsche Bank Aktiengesellschaft, are offering our shareholders the right to acquire up to 308,640,625 of our ordinary shares, which we refer to as our new shares. We have declared a capital increase by way of a rights offering, and are allotting one right to each ordinary share of Deutsche Bank AG outstanding at the close of business on September 21, 2010. The rights will grant our shareholders the right to acquire one new share of Deutsche Bank AG for every two rights held at a subscription price of €33.00 per new share. On September 20, 2010, the closing price of our shares was $61.46 per share on the New York Stock Exchange and €46.88 per share on the Frankfurt Stock Exchange (Xetra). Share rights may be exercised only in integral multiples of two.

We are issuing the rights and the new shares in Germany and elsewhere in addition to the United States; only a portion of them are being issued, offered or sold in the United States. The rights are expected to be traded on the Frankfurt Stock Exchange and to the regulated markets of the stock exchanges of Berlin, Dusseldorf, Hamburg, Hanover, Munich and Stuttgart, which we refer to as the German stock exchanges, during the period from September 22, 2010 through October 1, 2010 and admitted to trading on the New York Stock Exchange during the period from September 22, 2010 through September 29, 2010

•	Holders of rights held in The Depository Trust Company may subscribe for new shares by exercising their rights, at the subscription ratio stated above, from September 22, 2010 to 5:00 p.m. (New York time) on October 5, 2010.

•	Holders of rights issued in respect of ordinary shares held in the form of physical share certificates or Direct Registration Statements, or DRSs, deposited with BNY Mellon Shareowner Services may subscribe for new shares by exercising their rights, at the subscription ratio stated above, from September 22, 2010 to 5 p.m. (New York time) on October 5, 2010.

•	Holders of rights held in Clearstream may subscribe for new shares by exercising their rights, at the subscription ratio stated above, from September 22, 2010 to 5:00 p.m. (German time) on October 5, 2010.

Rights held in The Depository Trust Company system or issued in respect of ordinary shares held in the form of physical share certificates or direct registration statements deposited with BNY Mellon Shareowner Services must be exercised via payment of $47.46 per new share subscribed (which we refer to as the estimated U.S. dollar subscription price), which represents an excess of 10% over the U.S. dollar equivalent of the Euro-denominated subscription price of €33.00 per new share on September 20, 2010, based on the European Central Bank foreign exchange reference rate of Euros for U.S. dollars, which we refer to as the ECB Reference Rate, on that date, subject to refund of any potential excess payment in the manner described in this prospectus supplement. Such rights may not be exercised via direct payment of the Euro-denominated subscription price. Rights not exercised as described above, including rights in excess of the nearest integral multiple of the subscription ratio, will expire and become null and void without the payment of any compensation.

We have entered into an underwriting agreement, pursuant to which the underwriters have agreed to underwrite and acquire all of the new shares and offer them to our shareholders for subscription. New shares as to which rights have not been exercised will be sold by the joint bookrunners on behalf of the underwriters in open market transactions or in an international offering at the subscription price set forth above following an institutional bookbuilding procedure commencing on or about October 6, 2010.

All new shares to be issued will be registered shares with no par value and will be of the same class as our existing ordinary shares.

Our shares trade on the New York Stock Exchange under the ticker symbol DB and we expect the rights to trade under the ticker symbol DB’RT.

Investing in the rights or ordinary shares involves risks. See “Risk Factors” beginning on page S-11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the attached prospectus. Any representation to the contrary is a criminal offense.

These securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

			Proceeds to Deutsche
	Price to Public	Discounts & Commissions	Bank AG(2)
Per Ordinary Share	€33.00	€0.7425	€32.2575

Per Right	(1)	(1)	(1)

Total	€10,185,140,625	€229,165,664	€9,955,974,961

(1)	We expect to receive no proceeds from the initial offering and allotment of the rights.
(2)	Before expenses and taxes in connection with the offering.

We expect the new shares to be delivered, and to be listed on the Frankfurt Stock Exchange and the New York Stock Exchange, on or about, October 6, 2010. We expect to deliver new shares that were not subscribed during the subscription period or excluded from subscription rights on or about October 8, 2010.

Global Coordinator and Bookrunner
Deutsche Bank
Joint Bookrunners

UBS Investment Bank	Banco Santander	BofA Merrill Lynch	COMMERZBANK
HSBC	ING	Morgan Stanley	Société Générale Corporate & Investment Banking

Co-Bookrunners

Banca IMI	Barclays Capital	BBVA	Citi

Crédit Agricole CIB	Landesbank Baden-Württemberg	Lloyds TSB Corporate Markets

Mediobanca — Banca di Credito Finanziario S.p.A.	RBS	Standard Chartered
Co-Lead Managers

BayernLB	Daiwa Capital Markets Europe	DANSKE MARKETS	KBC Securities
Mizuho International plc	MPS Capital Services S.p.A.	NATIONAL BANK OF GREECE	Natixis
Nordea Markets	Rabobank International	Raiffeisen CENTROBANK Member of RZB Group	UniCredit Bank AG
VTB Capital		Wells Fargo Securities

The date of this Prospectus Supplement is September 21, 2010.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

References in this prospectus supplement to the “Bank,” “we,” “our,” “us” or “Deutsche Bank AG” refer to Deutsche Bank Aktiengesellschaft (including, as the context may require, acting through one of its branches) and, unless the context requires otherwise, will include our other consolidated subsidiaries. References to “you” mean those who invest in the shares, whether they are the direct holders or owners of beneficial interests in those securities. References to “holders” mean those who own shares registered in their own names on the books that we or the share registrar maintain for this purpose, and not those who own beneficial interests in securities issued in book-entry form through The Depository Trust Company or another depositary or in securities registered in street name.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus or to which we refer you. We have not authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of the date of this prospectus supplement only.

We are offering the rights and the new shares in those jurisdictions in the United States and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the rights and the new shares in some jurisdictions may be restricted by law. If you possess this prospectus supplement and the accompanying prospectus, you should find out about and observe these restrictions. This prospectus supplement and the accompanying prospectus are not an offer to sell rights or new shares and we are not soliciting an offer to buy rights or new shares in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or from any person to whom it is not permitted to make such offer or sale. The delivery of this prospectus supplement, at any time, does not create any implication that there has been no change in our affairs since the date of this prospectus supplement or that the information contained in this prospectus supplement is correct as of any time subsequent to that date.

In connection with the issue of the rights and the new shares, UBS Limited (or an agent or affiliate of UBS Limited) may effect transactions with a view to supporting the market price of the rights or new shares at a level higher than that which might otherwise prevail. However, there is no assurance that UBS Limited (or an agent or affiliate of UBS Limited) will undertake stabilization action. Such stabilizing, if commenced, may be discontinued at any time and, if begun, must be brought to an end after a limited period. Any stabilization action must be conducted in accordance with all applicable laws and rules. See “Plan of Distribution (Conflicts of Interest) — Stabilization and Other Trading Activities” in this prospectus supplement for more information.

Sales in the United Kingdom are subject to restrictions. Each of the underwriters has severally warranted to us for itself and its subsidiaries and any other persons acting on their behalf that:

1.	in connection with the offering or the sale of new shares for investment activity within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA), it will only communicate any invitation or inducement to engage in such investment activity to the extent Section 21(1) of the FSMA is not applicable to the Company; and

2.	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the new shares in, from or otherwise involving the United Kingdom.

In the underwriting agreement, the underwriters have also warranted that in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (Directive 2003/71/EC), with effect from and including the date on which the Prospectus Directive is implemented in the relevant Member State, it has not made and will not make an offer of the New Shares to the public, except that (i) the offer is extended to legal entities which are authorized or regulated to operate to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (ii) to any legal entity which has two or more of (a) an average of at least 250 employees during the last financial year; (b) a total balance sheet of more than €43,000,000 and (c) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (iii) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

The new shares will not be offered in Japan, Brazil, South Africa and China.

References to “EUR” and “€” are to the Euro, the currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to the treaty establishing the European Community, as amended by the treaty on European Union. References to “U.S. dollars” and “$” are to United States currency, and the terms “United States” and “U.S.” mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

The Bank’s consolidated financial statements as of and for the years ended December 31, 2007, 2008 and 2009, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, were prepared in accordance with International Financial Reporting Standards, which we refer to as IFRS. The Bank’s consolidated and unconsolidated financial statements are stated in Euro.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus supplement is part of a registration statement on Form F-3 (File No. 333-162195) we have filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC under the Securities Act. This prospectus supplement omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information in and exhibits to the registration statement for further information on us and the securities we are offering. Statements in this prospectus supplement concerning any document we filed or will file as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified in their entirety by reference to these filings. You should review the complete document to evaluate these statements.

The SEC allows us to “incorporate by reference” much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement is an important part of this prospectus supplement. For information on the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus, we refer you to “Where You Can Find Additional Information” on page 5 of the accompanying prospectus.

In lieu of the specific documents incorporated by reference listed on page 5 of the accompanying prospectus, we incorporate by reference in this prospectus supplement and the accompanying prospectus (1) the Annual Report of Deutsche Bank AG for the year ended December 31, 2009, filed on March 16, 2010, which we also refer to as our 2009 Form 20-F, and (2) the Description of our Memorandum and Articles of Association in Item 10 of the Annual Report on Form 20-F of Deutsche Bank AG for the year ended December 31, 2008, filed on March 24, 2009. We also incorporate by reference in this prospectus supplement and the accompanying prospectus the Report on Form 6-K of Deutsche Bank AG filed on April 27, 2010, including the exhibits thereto, the Report on Form 6-K of Deutsche Bank AG filed on May 10, 2010, the Report on Form 6-K of Deutsche Bank AG filed on June 15, 2010, the Report on Form 6-K of Deutsche Bank AG filed on July 23, 2010, including the exhibit thereto, the Report on Form 6-K of Deutsche Bank AG filed on July 27, 2010, including the exhibits thereto, the Report on Form 6-K of Deutsche Bank AG filed on September 13, 2010, including the exhibit thereto, and the Report on Form 6-K of Deutsche Bank AG filed on September 21, 2010, including the exhibits thereto.

In addition to the documents listed in the accompanying prospectus and described above, we incorporate by reference in this prospectus supplement and the accompanying prospectus any future documents we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until this offering is completed. Reports on Form 6-K we furnish to the SEC after the date of this prospectus supplement (or portions thereof) are incorporated by reference in this prospectus supplement only to the extent that the report expressly states that it (or such portions) is incorporated by reference in this prospectus supplement.

You may request, at no cost to you, a copy of these documents (other than exhibits not specifically incorporated by reference) by writing or telephoning us at: Deutsche Bank AG, Theodor-Heuss-Allee 70, 60486 Frankfurt am Main, Germany, Attention: Investor Relations (Telephone: +49-69-910-00).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, with respect to Deutsche Bank AG’s financial condition and results of operations. Forward-looking statements are statements that are not historical facts; they include statements about our beliefs and expectations. We use words such as “believe,” “anticipate,” “expect,” “intend,” “seek,” “estimate,” “project,” “should,” “potential,” “reasonably possible,” “plan” and similar expressions to identify forward-looking statements.

In this document, forward-looking statements include, among others, statements relating to:

•	our implementation of our strategic initiatives and management agenda;

•	our plans and expectations for the public cash takeover offer we expect to make to the shareholders of Deutsche Postbank AG, which we refer to as Postbank;

•	our plans to fully consolidate Postbank as soon as possible, and our plans for the integration of Postbank’s business into ours;

•	the development of aspects of our results of operations;

•	our targets for income before income tax expense attributable to Deutsche Bank shareholders (target definition), pre-tax return on average active equity (target definition) across the business cycle and diluted earnings per share growth;

•	our expectations of the impact of risks that affect our business, including the risks of losses on our trading activities and credit exposures; and

•	other statements relating to our future business development and economic performance.

In addition, we may from time to time make forward-looking statements in our periodic reports to the SEC, on Forms 20-F and 6-K, annual and interim reports, invitations to annual shareholders’ meetings and other information sent to shareholders, offering circulars and prospectuses, press releases and other written materials. Our Management Board, Supervisory Board, officers and employees may also make oral forward-looking statements to third parties, including financial analysts.

By their very nature, forward-looking statements involve risks and uncertainties, both general and specific. We base these statements on our current plans, estimates, projections and expectations. You should therefore not place undue reliance on them. Our forward-looking statements speak only as of the date we make them, and we undertake no obligation to update any of them in light of new information or future events.

We caution you that a number of important factors could cause our actual results to differ materially from those described in any forward-looking statements. These factors include, among others, the following:

•	changes in general economic and business conditions;

•	changes and volatility in currency exchange rates, interest rates and asset prices;

•	changes in governmental policy and regulation, and political and social conditions;

•	changes in our competitive environment;

•	the success of our acquisitions (including that of shares of Postbank), divestitures, mergers and strategic alliances;

•	our success in implementing our management agenda and realizing the anticipated benefits therefrom; and

•	other factors, including those we refer to in “Item 3: Key Information — Risk Factors” of our 2009 Form 20-F and elsewhere in our 2009 Form 20-F, this prospectus supplement or the accompanying prospectus, and others to which we do not refer.

PROSPECTUS SUPPLEMENT SUMMARY

Overview

Deutsche Bank Aktiengesellschaft is a stock corporation organized under the laws of Germany registered in the commercial register of the District Court in Frankfurt am Main under registration number HRB 30 000. Our registered office is in Frankfurt am Main. We maintain our head office at Theodor-Heuss-Allee 70, 60486 Frankfurt am Main, Germany and our telephone number is +49-69-910-00.

We are the parent company of a group consisting of banks, capital market companies, fund management companies, a property finance company, installment financing companies, research and consultancy companies and other domestic and foreign companies. We offer a wide variety of investment, financial and related products and services to private individuals, corporate entities and institutional clients around the world.

We are the largest bank in Germany measured by total assets and one of the largest financial institutions in Europe and the world measured by total assets. As of June 30, 2010, on an unaudited basis, we had total assets of €1,926 billion, total liabilities of €1,883 billion and total shareholders’ equity of €41.5 billion, in each case on the basis of International Financial Reporting Standards, which we refer to as IFRS. As of June 30, 2010, we employed 81,929 people on a full-time equivalent basis and operated in 72 countries out of 1,995 branches worldwide, 49% of which were in Germany.

As of June 30, 2010, our share capital amounted to €1,589,399,078.40 consisting of 620,859,015 ordinary shares of no par value. The shares are fully paid up and in registered form. The shares are listed for trading and official quotation on the Frankfurt Stock Exchange and the regulated markets of the stock exchanges of Berlin, Dusseldorf, Hamburg, Hanover, Munich and Stuttgart, or the German stock exchanges, and are listed on the New York Stock Exchange.

Please refer to our 2009 Form 20-F and the other documents incorporated by reference herein for additional information and financial statements relating to us.

Recent Developments

Public Cash Takeover Offer to Shareholders of Deutsche Postbank AG

We intend to launch a public cash takeover offer to the shareholders of Deutsche Postbank AG, which we refer to as Postbank, and with its consolidated subsidiaries, the Postbank Group, in order to increase our current (indirect) share in Postbank of approximately 29.95% to a majority shareholding at the earliest possible point in time and to consolidate the Postbank Group, if possible, in 2010.

For further information relating to our takeover offer for shares of Postbank and our plans, expectations and strategy with respect to Postbank, see “Use of Proceeds.” For a discussion of risks relating to the offer and these plans, expectations and strategy, see “Risk Factors — Risks Relating to the Takeover Offer to the Shareholders of Deutsche Postbank AG.”

Dodd-Frank Financial Reform in the United States

On July 21, 2010, the United States enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as the Dodd-Frank Act, which provides a broad framework for significant regulatory changes that will extend to almost every area of U.S. financial regulation. Implementation of the Dodd-Frank Act will require detailed rulemaking over several years by various regulators and could result in additional costs or limit or restrict the way we conduct our business, although uncertainty remains about the details, impact and timing.

Revision of the EU Directives on Deposit Guarantee Schemes and on Investor Protection Schemes

On July 12, 2010, the European Commission adopted a legislative proposal for a revision of the Directives on Deposit Guarantee Schemes and on Investor Protection Schemes. These measures would substantially increase the costs for deposit insurance.

German Government Bill for a Restructuring Act for Banks

On August 25, 2010, the German Federal Government adopted a bill for a Restructuring Act relating to banks, which is proposed to enter into force as of December 31, 2010 and provides for special stabilization and restructuring procedures applicable to banks, and introduces enhanced regulatory tools. It is unclear at this point if and to which extent branch offices in foreign countries would be subject to such levies twice. If the proposed measures are implemented, this will have an adverse impact on our results of operations and may affect our future operating model.

Summary of the Offering

The Offering	We are distributing to our shareholders one tradable right per ordinary share held at the close of business on September 21, 2010. The rights offering will consist of 308,640,625 new shares of no par value, each representing a notional par value of €2.56 in the Bank’s share capital, which we refer to as the new shares. The rights will grant their holders the right to acquire one new share of Deutsche Bank AG for every two rights held at the subscription price of €33.00 per ordinary share. On September 20, 2010, the closing price of our ordinary shares was €46.88 per ordinary share on the Frankfurt Stock Exchange (Xetra) and $61.46 per ordinary share on the New York Stock Exchange.

Background	On September 20, 2010, the Management Board resolved, with approval of the Supervisory Board granted on the same date, to make use of the authorized capital pursuant to Section 4 paragraphs 3, 4, 6, 7 and 8 of our Articles of Association (Authorized Capital), to increase our share capital by €790,120,000, from €1,589,399,078.40, to €2,379,519,078.40 by issuing 308,640,625 new shares against cash contributions.

The new shares will be fully fungible and rank pari passu with the existing ordinary shares. As such, they will be entitled to any distributions declared after the delivery date, including any dividends, if declared, for the financial year ending December 31, 2010.

Trading and Exercise of Rights	We expect the rights to trade on the Frankfurt Stock Exchange and the other German stock exchanges during the period from September 22, 2010 through October 1, 2010. We expect the rights to be admitted to trading on the New York Stock Exchange during the period from September 22, 2010 through September 29, 2010. We expect that the existing ordinary shares will trade on the Frankfurt Stock Exchange, the other German stock exchanges and the New York Stock Exchange “ex subscription right” beginning on September 22, 2010.

Rights may be exercised only in integral multiples of two, meaning that holders may purchase one new share for each two rights they hold. No fractional shares will be issued.

The rights exercise period for rights held in The Depository Trust Company, or DTC, system will run from September 22, 2010 until 5:00 p.m. (New York time) on October 5, 2010. The rights exercise period for rights held in the Clearstream system will run from September 22, 2010 until 5:00 p.m. (German time) on October 5, 2010. Holders of rights issued in respect of ordinary shares held in the form of physical share certificates or Direct Registration Statements, or DRSs, deposited with BNY Mellon Shareowner Services may subscribe for new shares by exercising their rights, at the subscription ratio stated above, from September 22, 2010 until 5:00 p.m. (New York time) on October 5, 2010. Holders of rights are advised to seek and follow instructions from their custodian bank or broker in relation to the proper and timely exercise or sale of rights. Rights not exercised as described above, including rights in excess of the nearest integral multiple of the subscription ratio, will expire and become null and void without the payment of any compensation.

The preliminary subscription price for holders of ordinary shares held through DTC or issued in the form of physical share certificates or DRSs deposited with BNY Mellon Shareowner Services is $47.46 per new share, which represents an excess of 10% over the U.S. dollar equivalent of the Euro-denominated subscription price of €33.00 per new share on September 20, 2010, based on the ECB Reference Rate on that date. We refer to this as the estimated U.S. dollar subscription price. Such rights may not be exercised via direct payment of the Euro-denominated subscription price.

If, on the date that the underwriters pay us the Euro-denominated subscription price, which we expect will be October 6, 2010, the U.S. dollar equivalent of the Euro-denominated subscription price (€33.00), based on the ECB Reference Rate on that date, is less than the estimated U.S. dollar subscription price, then BNY Mellon Shareowner Services will return any excess to the holder. If, on that date, the U.S. dollar equivalent of the Euro-denominated final subscription price, based on the ECB Reference Rate on that date, is more than the estimated U.S. dollar subscription price, then BNY Mellon Shareowner Services will send due bills to the relevant holder for the shortfall and shall hold the new shares subscribed for in escrow pending receipt of such shortfall from the relevant holder. See “The Offering — Conversion of U.S. Dollars to Euro.”

The exercise of rights is irrevocable and may not be withdrawn, cancelled or modified.

Subscription Agent	The Bank of New York is acting as subscription agent in the United States. BNY Mellon Shareowner Services is acting on the subscription agent’s behalf.

Subsequent Offering	New shares for which rights have not been validly exercised prior to the end of the applicable rights exercise period may be sold by the joint bookrunners on behalf of the underwriters in a offering in the United States and, subject to applicable law, in other countries, and/or in open-market transactions. See “The Offering.”

Underwriting Agreement	We have entered into an underwriting agreement, dated September 12, 2010, with a group of underwriters led by UBS Limited, Banco Santander S.A., COMMERZBANK Aktiengesellschaft, HSBC Trinkaus & Burkhardt AG, ING Bank N.V., Merrill Lynch International, Morgan Stanley Bank AG and Société Générale. Subject to the satisfaction of the conditions set forth in the underwriting agreement, these underwriters have agreed to fully underwrite the new shares. See “Plan of Distribution (Conflicts of Interest) — Underwriting.”

Existing Shares We Hold	As of August 31, 2010, we directly or indirectly held a total of 2,126,539 treasury shares (not taking into account any trading positions). Such shares are held to hedge awards granted under the employee equity compensation plans, including employee options. Additionally, we hold ordinary shares for market-making and hedging purposes. These shares will not be allocated rights in the offering.

In order to accomplish a subscription ratio of 2:1, we acquired 3.1 million of our own shares on the Frankfurt Stock Exchange in the period from September 13, 2010 through September 16, 2010. No rights will be issued for these shares.

Lock-up	In the underwriting agreement we have agreed, subject to certain exceptions, that for a period ending six months after the first day of trading of the new shares, we will not issue or sell, directly or indirectly, any shares in our capital or any securities convertible into or exercisable or exchangeable for shares in our capital or enter into any arrangement that transfers the economic risk of ownership of shares in our capital, without the prior written consent of UBS Limited, which consent shall not be unreasonably withheld or delayed. See “Plan of Distribution (Conflicts of Interest) — Lock-Up.”

Risk Factors	See “Risk Factors” beginning on page S-11 as well as in the documents incorporated by reference in the prospectus for a discussion of certain factors relating to us, our business, our takeover offer for shares of Postbank and an investment in our rights and ordinary shares.

Dilution	In order to capture the value of the rights, the holder must exercise such rights as described in this prospectus or sell such rights. If holders of rights do not exercise all of the rights allocated in respect of their holding of ordinary shares, the value of their holding of our ordinary shares will be diluted. See “The Offering — Dilution.”

Global Coordinator and Bookrunner	Deutsche Bank Aktiengesellschaft

Joint Bookrunners	UBS Limited, Banco Santander S.A., COMMERZBANK Aktiengesellschaft, HSBC Trinkaus & Burkhardt AG, ING Bank N.V., Merrill Lynch International, Morgan Stanley Bank AG and Société Générale.

Co-Bookrunners	Banca IMI S.p.A., Banco Bilbao Vizcaya Argentaria, S.A., Barclays Bank PLC, Citigroup Global Markets Limited, CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Landesbank Baden-Württemberg, Lloyds TSB Bank plc, Mediobanca — Banca di Credito Finanziario S.p.A., Standard Chartered Bank and The Royal Bank of Scotland N.V. (London Branch).

Co-Lead Managers	Bayerische Landesbank, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., Daiwa Capital Markets Europe Limited, DANSKE BANK A/S, KBC SECURITIES NV, Mizuho International plc, MPS Capital Services S.p.A., National Bank of Greece S.A., Natixis, Nordea Bank AB (publ), Raiffeisen Centrobank AG, UniCredit Bank AG, VTB Capital plc, Wells Fargo Securities International Limited, and WestLB AG.

Conflicts of Interest	When and to the extent permitted by applicable law, our affiliated U.S. broker-dealer, Deutsche Bank Securities Inc., may engage in unsolicited brokerage transactions in our shares, and our investment management business groups may trade in our ordinary shares and derivatives on our ordinary shares, in the United States. Deutsche Bank Securities Inc. will conduct each offering of our securities in compliance with the requirements of National Association of Securities Dealers, or NASD, Rule 2720 regarding a Financial Industry Regulatory Authority, or FINRA, member firm’s distributing the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, no agent or dealer that is an affiliate of ours will make sales in this offering to any discretionary account without the prior written approval of the customer.

Stock Exchange Admission	We have applied or will apply to list the new shares on the Frankfurt Stock Exchange and for the new shares to be admitted for trading on the New York Stock Exchange. We expect the listings to become effective on or before October 5, 2010. The first trading day for the new shares is scheduled to be on October 6, 2010.

Use of Proceeds	We intend to use proceeds from this offering to launch a voluntary public cash takeover offer to the shareholders of Postbank, in order to increase our current (indirect) share in Postbank of approximately 29.95% to a majority shareholding at the earliest possible point in time and to consolidate the Postbank Group, if possible, in 2010 already.

The net proceeds of the offering of the new shares are intended primarily to cover the capital consumption from the intended consolidation of the Postbank Group and, in addition, to support our capital base. See “Use of Proceeds.”

Delivery, Payment and Certification	Delivery of the ordinary shares to be delivered in the rights offering is expected to take place on or about October 6, 2010, or on such other date as the joint bookrunners may determine. Delivery of the ordinary shares acquired in the international offering is expected to take place on or about October 8, 2010. Delivery against payment will take place through the Clearstream system. The new shares will be issued in registered form.

International Securities Identification Numbers (ISIN)	Ordinary shares: DE0005140008 Rights: DE000A1E8H87

CUSIPs	Ordinary shares: D18190898 Rights: D17922424

German Securities Identification Number (WKN)	Ordinary shares: 514000 Rights: A1E8H8

Ticker Symbols	Ordinary shares: “DBK” (Frankfurt Stock Exchange and the German stock exchanges) “DB” (New York Stock Exchange)

Rights: “DBKA” (Frankfurt Stock Exchange) “DB’RT” (New York Stock Exchange)

RISK FACTORS

We have set forth risk factors in our Annual Report on Form 20-F for the year ended December 31, 2009, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. We have also set forth below certain risk factors that relate specifically to the securities offered hereby. We may include further risk factors in subsequent reports on Form 6-K incorporated by reference in this prospectus. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus.

Risks Related to the Bank and its Operations

We require capital to support our business activities and meet regulatory requirements. Losses could diminish our capital, and market conditions may prevent us from raising additional capital or increase our cost of capital.

In the wake of the financial crisis in 2008 and early 2009, the price of our shares declined and the spreads on our credit default swaps widened. If the levels of market disruption and volatility experienced in 2008 and early 2009 recur, our ability to access the capital markets and obtain the necessary funding to support our business activities on acceptable terms may be adversely affected. Among other things, an inability to refinance assets on our balance sheet or maintain appropriate levels of capital to protect against deteriorations in their value could force us to liquidate assets we hold at depressed prices or on unfavorable terms, as well as forcing us to curtail business, such as extending new credit. This could have an adverse effect on our business, financial condition and results of operations.

Also, regulatory reforms applicable to the financial services industry have been proposed that could subject us to more stringent regulatory capital requirements. Meeting any such requirements may require us to issue securities that qualify as regulatory capital or to liquidate assets or curtail business, which may have adverse effects on our business, financial condition and results of operations, particularly if any such proposal becomes effective at a time when financial markets are distressed, but also under normal market conditions.

Regulatory reforms in response to the financial crisis include the enactment in the United States in July 2010 of the Dodd-Frank Act, which has numerous provisions that could affect our operations. Although there remains uncertainty as to how regulatory implementation of the law will occur, various elements of the new law may cause changes that impact the profitability of our business activities and require that we change certain of our business practices, and could expose us to additional costs (including increased compliance costs). These changes may also cause us to invest significant management attention and resources to make any necessary changes.

Risks Relating to the Takeover Offer to the Shareholders of Deutsche Postbank AG

In preparing the takeover offer, we did not have access to non-public records of Deutsche Postbank AG. As a result, we may be exposed to unknown risks following the takeover that could significantly affect our net assets, financial condition and results of operations.

On September 12, 2010 our Management Board and our Supervisory Board decided to launch a voluntary public cash takeover offer to the shareholders of Deutsche Postbank AG, which we refer to as Postbank and, together with its consolidated subsidiaries, as the Postbank Group. In preparing the takeover offer and its terms, we relied on publicly accessible information about Postbank, including periodic and other reports published on Postbank’s website. In preparing the takeover offer, we did not have access to non-public records of the Postbank and did not have an opportunity to conduct a “due diligence” examination of the Postbank Group. Accordingly, we derived the information about Postbank contained in this prospectus supplement from the Annual Report of the Postbank Group for 2009, the interim report of the Postbank Group as of June 30, 2010 and further documents available on Postbank’s website. We are therefore unable to verify that such information is accurate or complete. We may accordingly be exposed to unknown risks following the takeover that could significantly affect our net assets, financial condition and results of operations.

The effects of the execution of the takeover offer and the subsequent consolidation of the Postbank Group may differ materially from our current expectations. As a result, following the takeover offer and subsequent consolidation of Postbank, we may be exposed to risks we have not anticipated, have not quantified or have quantified differently, which could have a material adverse effect on our net assets, financial condition and results of operations.

The effects of the execution of the takeover offer and the subsequent consolidation of the Postbank Group on us may differ materially from our current expectations. Our assumptions underlying our expectations regarding the benefits and costs of the takeover and the effects described in this prospectus supplement of the subsequent consolidation of the Postbank Group may be inaccurate or incomplete, in particular because we had no access to Postbank’s internal information in preparing the takeover offer. Our estimates of the synergies and other benefits that we expect to realize, and the costs that we might incur, as a result of the takeover and subsequent consolidation of the Postbank Group as well as the implementation of our strategic goals, such as the strengthening of our private banking business and the redeployment of capital in other business areas, involve subjective assumptions and judgments that are subject to significant uncertainties. These include, for example, assumptions and judgments relating to Postbank’s credit quality, the quality of other assets such as securities portfolios, liquidity and capital planning, risk management and internal controls. Postbank’s securities portfolio, for example, contains partially illiquid or only somewhat liquid structured products that may also be subject to a further decrease in value in a substantial amount after our takeover of Postbank.

Furthermore, unforeseen difficulties may emerge in connection with the integration of the Postbank Group’s business into our own, including potential difficulties due to different risk management structures and IT systems, difficulties in integrating personnel, different internal standards and business procedures, the commitment of management resources in connection with the integration process and the potential loss of our key personnel or Postbank’s key personnel. Any of these factors could adversely affect the benefits and synergies we expect to realize or increase our costs in connection with the integration. In addition, a variety of factors that are partially or entirely beyond our and Postbank’s control, such as negative market developments, could result in our failure to realize benefits and synergies to the full extent we expect or within the timeframe we expect, or increase our costs.

If the takeover offer is not successful or the consolidation of the Postbank Group is delayed, it may lead to reduced synergies.

We may fail to succeed with our takeover offer if one or more other interested parties make a public offer for Postbank, if other conditions precedent of the takeover offer are not satisfied or for other reasons. Even if the takeover offer is successful, the consolidation of the Postbank Group or our integration of Postbank may be delayed if, for example, approvals that are required for the consummation of the takeover offer or the subsequent consolidation or integration of the Postbank Group are not obtained within the expected timeframe or at all or are issued only subject to material conditions. Any such failure or delay could have an adverse affect on our ability to achieve the expected synergies and other benefits we expect to derive from the consolidation of the Postbank Group and/or increase the costs we must bear in connection with the consolidation or integration.

The Postbank Group reported a loss before tax in each of 2009 and 2008. Although the Postbank Group reported a net profit before tax in the first half of 2010, this does not indicate that the Postbank Group will be profitable in any future periods. It is uncertain whether Postbank will be able to achieve a sustainable improvement of its results.

The Postbank Group reported a loss before tax of €1,064 million in its 2008 financial year and a loss before tax of €398 million in its 2009 financial year. For the first six months of 2010, the Postbank Group reported a profit before tax of €225 million. However, this does not indicate that the Postbank Group will be profitable in any future periods. In addition, a variety of factors that are partially or entirely beyond our and the Postbank Group’s control, such as valuation risks in respect of the investment portfolio of the Postbank Group, could have an adverse effect on the results of operations of the Postbank Group. Any failure by the Postbank Group to achieve a sustainable improvement of its results could have a material adverse effect on our net assets, financial condition and results of operations following the consolidation of the Postbank Group.

The consolidation of the Postbank Group may have a material adverse effect on our regulatory core capital ratio, and our assumptions and estimates concerning the effects of the consolidation on our regulatory core capital ratio may prove to be too optimistic.

As of June 30, 2010, our regulatory core capital (Tier 1) ratio was 11.3%. Our consolidation of the Postbank Group will likely have a material adverse effect on our core capital, and particularly on our core capital ratio on a consolidated level, although this effect may be offset in part or in full if the capital increase which is the subject of this offering is implemented in full. On the basis of our published interim consolidated financial statements and the published interim consolidated financial statements of the Postbank Group as of June 30, 2010, and assuming the acquisition of about 66.8 million shares of Postbank in the takeover offer, our aggregate Tier 1 capital would be reduced by approximately €2.4 billion and our risk-weighted assets would be increased by €58.3 billion. As a result, our consolidated Tier 1 capital ratio, without taking into account the capital increase that is the subject of this offering, would be reduced to approximately 8.8%. Assuming that the takeover offer will be completed at the offer price of €25.00, that we acquire a further 21.0% of Postbank’s share capital in the takeover offer and that the net proceeds after tax from our capital increase amount to €10.0 billion, our adjusted consolidated Tier 1 capital ratio of June 30, 2010 would amount to approximately 11.7% due to an additional need for Tier 1 capital in the amount of €7.7 billion according to our calculations based on the published interim report of Postbank Group as of June 30, 2010. By the time we complete the consolidation and conduct the purchase price allocation, the effects on our Tier 1 capital ratio may differ materially from those specified above. These potential deviations are largely due to the fact that we have not had access to Postbank’s internal information during the preparation of the takeover offer and that certain valuation parameters for the purchase price allocation may change by the time of consolidation. Any inability to maintain our regulatory capital ratios at or near current levels following our consolidation of the Postbank Group, including if we do not raise the amount we expect to raise in this capital increase, may in particular lead to rating downgrades, the necessity for future capital increases or to the loss of business in the countries in which we operate. Similar consequences could occur if our assumptions and estimates concerning the effects of the consolidation of Postbank on our regulatory core capital ratio prove to be too optimistic. Any of these factors could have a material adverse effect on our business and our net assets, financial condition and results of operations.

The proceeds of the offering of the new shares may not be sufficient for us to maintain the required level of Tier 1 capital for our businesses.

We plan to use the additional Tier 1 capital provided by the proceeds from this offering primarily to cover the capital consumption from our planned consolidation of the Postbank Group. Even following this offering, however, we may experience difficulties maintaining the required level of Tier 1 capital for a financial institution of our size, risk profile and strategy.

The Basel Committee on Banking Supervision is in the process of proposing revised capital adequacy standards that are expected to be significantly more stringent than the existing requirements. A set of new rules regarding trading activities that are currently being finalized, commonly referred to as Basel II.5, will significantly affect capital levels relating to our trading books (Correlation Trading, securitizations, stressed Value-at-Risk and Incremental Risk Charge). More comprehensive changes to the capital adequacy framework, known as Basel III, were proposed by The Basel Committee on Banking Supervision in September 2010. The implementation of Basel III is expected to impose new requirements in respect of regulatory capital, liquidity/funding and leverage ratios on a consolidated basis and under the regulations of individual countries. In addition, prospective changes in accounting standards, such as those imposing stricter or more extensive requirements to carry assets at fair value, could also impact our capital needs.

Any of these developments, as well as other developments affecting our Tier 1 capital ratio, could cause our Tier 1 capital ratio to fall below the target level after giving effect to the proceeds from this offering, retained future earnings and other capital resources. This, in turn, could have in particular negative consequences on our credit ratings, our access to and cost of funding and, accordingly, our profitability, and may have material adverse effects on our business, net assets, financial condition and results of operations.

Our intention to consolidate the Postbank Group will likely result in a significant charge to income in connection with our existing participation in Postbank.

As a result of our documented intention to consolidate the Postbank Group by publishing our takeover offer, we will be required under IFRS 3 to re-determine the value in use of our currently existing participation in Postbank and the mandatory exchangeable bond, prior to the time at which Postbank is first consolidated, based on their fair value. If our capital increase is consummated as planned and we launch the takeover offer as expected at the beginning of October 2010, we will have to recognize a material revaluation charge on our investment in the third quarter of 2010. Based on carrying values as of June 30, 2010 and a fair value of the Postbank share assumed as €25 per share, a charge to our consolidated net income (and thus also to retained earnings and total shareholders’ equity) would likely result in the amount of approximately €2.3 billion in the third quarter of 2010. Such a charge will have a material adverse effect on our net assets, financial condition and results of operations.

Our takeover of the Postbank Group will likely generate a significant combined amount of goodwill and other intangible assets that must be tested for impairment periodically and at other times.

Our takeover offer provides for an offer price of €25.00 per ordinary share of Postbank, or total cash consideration of approximately €1.7 billion for all of Postbank’s currently outstanding shares. Upon initial consolidation of the Postbank Group following its successful takeover, we are, after allocation of the purchase price, likely to record goodwill and other intangible assets in a significant aggregate amount.

As part of the purchase price allocation, the assets and liabilities of the Postbank Group are to be valued at their fair values. Because we currently have no access to internal information of the Postbank Group and the determination of the applicable fair values at the time of initial consolidation will be made under application of our accounting and valuation methods, which may deviate from those of Postbank, the net asset value of Postbank determined in connection with the purchase price allocation and accordingly the goodwill that must be recorded may deviate substantially from the amounts currently expected.

If our integration of the Postbank Group meets with unexpected difficulties, if the business of the Postbank Group does not develop as expected, or in any other case in which unanticipated developments occur in the businesses of our corporate division or our divisions that are assuming the business activities of Postbank, we may be required to record impairments on the goodwill and/or the other intangible assets in accordance with IFRS, which could have a material adverse effect on our net assets, financial condition and results of operations.

Risks Related to the Offering and the New Shares

Our share price has been and may remain volatile.

Our share price has been volatile in the past. This was partially due to the high volatility in the securities markets in general and for the shares of banks in particular, especially in connection with the worldwide financial crisis originating in the U.S. real estate market, and due to other developments that have influenced our net assets, financial condition and results of operations. In addition, factors that may influence our share price include, inter alia, the following:

•	our strategy;

•	investors’ opinions regarding the success and implications of our takeover offer for Postbank and the related capital increase;

•	potential legal disputes;

•	changes in the legal system or regulatory measures affecting us or the industries in which we have material loan exposures;

•	failure to meet analysts’ estimates;

•	expectations of the market in regard to the development of the value and adequate capitalization of banks in general;

•	investors’ estimates and the actual further development of banks in general;

•	public declarations of insolvencies or similar restructuring measures;

•	investigations of the accounting practices of other banks along with the volatility of the market in general.

The holdings of shareholders who do not participate in this offering will be significantly diluted.

Subscription rights for new shares will expire without value if they are not exercised by the end of the subscription period. If a shareholder does not exercise the subscription rights granted to him or her by virtue of the status as a shareholder, the shareholder’s shareholding percentage in our company and voting rights will be diluted. Accordingly, the percentage of shares held by such a shareholder in our increased share capital will decline proportionally to the percentage by which our share capital is increased and by which the shareholder does not participate in the capital increase.

Our shareholders’ holdings may be significantly diluted by future capital increases.

In order to meet our need for capital, we may, in the future, issue shares or convertible bonds or warrants, for example to finance our business operations or due to higher regulatory capital requirements. The future issuance of shares, or the exercise of conversion or option rights on our shares, to be granted by convertible bonds or warrants issued in the future, may dilute the shareholding percentage held in our share capital and the voting rights if the shares are issued without granting subscription rights or other rights to subscription, or to the extent such rights are not exercised.

If this offering is not consummated or if our share price declines sharply, the subscription rights will expire or become worthless.

The new shares will be subscribed by the underwriters with the undertaking to offer such shares except for a fractional amount to our shareholders for subscription. The underwriting of the new shares is being made on the basis of an underwriting agreement, from which the underwriters may withdraw under certain conditions. If the underwriting agreement is terminated prior to registration of the implementation of the capital increase with the commercial register, the offering will not take place and the subscription rights will expire and become worthless. Investors will not be entitled to delivery of our shares as a result. Any investors engaging in so-called short selling transactions bear the risk of being unable to meet their obligation to deliver new shares. An unwinding of trading transactions relating to subscription rights by the agents brokering the subscription rights transactions will also not take place in such a case. Investors who purchased subscription rights over a stock exchange will accordingly suffer a loss. If the underwriters withdraw from the underwriting agreement after the capital increase is registered in the commercial register, the shareholders who exercised their subscription rights may acquire new shares at the subscription price.

Furthermore, the value of the subscription rights largely depends on the quoted market price of our shares. A material decline in our share price may, therefore, have an adverse impact on the value of the subscription rights.

Trading in the subscription rights may not develop and the subscription rights may be subject to greater quoted market price fluctuations than our shares.

We intend to allow the subscription rights to be traded during the period from September 22, 2010 through October 1, 2010 on the regulated market of the Frankfurt Stock Exchange and to be admitted for trading on the New York Stock Exchange from September 22, 2010 through September 29, 2010. We do not intend to apply for subscription rights trading on any other stock exchange. Active subscription rights trading on these stock exchanges may fail to develop during this period, and there may not be sufficient liquidity in subscription rights trading for the subscription rights during this period. The development of our quoted share price is one factor that influences the price of the subscription rights, which may also be subject to considerably stronger price fluctuations than the shares.

We may not pay dividends in future financial years, either because we do not generate any balance sheet profit available for distribution, or for other reasons.

We may only distribute dividends if we recognize a balance sheet profit available for distribution in our annual financial statements prepared under the German Commercial Code (Handelsgesetzbuch). If the current market environment should worsen or persist over a longer period of time, our earnings situation may not improve on a sustained basis or may even deteriorate. This may result in us being unable to distribute dividends in future financial years, or we may need the distributable profits to strengthen our capital base and recognize them in our reserves rather than distributing them as dividends. We currently intend to recognize the greater part of our annual net income in retained earnings. As a result, we will only consider paying dividends at the level of previous years if we believe there is more certainty in respect of future regulatory capital requirements applicable to us.

The exercise of rights by shareholders in the United States is subject to exchange rate risk.

If the U.S. dollar weakens against the Euro, holders in the United States subscribing for new shares will be required to pay more than the estimated U.S. dollar subscription price. The estimated U.S. dollar subscription price for holders of ordinary shares held through The Depository Trust Company or issued in the form of physical share certificates or Direct Registration Statements deposited with BNY Mellon Shareowner Services is $47.46 per new share, which represents an excess of 10% over the U.S. dollar equivalent of the Euro-denominated subscription price of €33.00 per new share on September 20, 2010, based on the ECB Reference Rate on that date. This additional amount over and above the actual exchange rate for U.S. dollars into Euro is to increase the likelihood that the subscription agent will have sufficient funds to pay the subscription price in light of a possible appreciation of the Euro against the U.S. dollar between September 20, 2010 and the end of the subscription period, and to pay applicable taxes and any currency conversion expenses. If, on the date that the subscription agent pays the subscription price to us (currently expected to be October 6, 2010), the U.S. dollar equivalent of the subscription price is less than the estimated U.S. dollar subscription price, then BNY Mellon Shareowner Services will return any excess to the holder. If, on the date that the subscription agent pays us the estimated U.S. dollar subscription price (currently expected to be October 6, 2010), the U.S. dollar equivalent of the Euro-denominated subscription price is more than the estimated U.S. dollar subscription price, then BNY Mellon Shareowner Services will send due bills to the relevant holder for the shortfall and shall hold the new shares subscribed for in escrow pending receipt of such shortfall from the relevant holder.

CAPITALIZATION & INDEBTEDNESS

The following table provides an overview of our capitalization as of June 30, 2010 and after implementation of this offering on the basis of our unaudited consolidated interim financial statements as of June 30, 2010. For details regarding the proceeds of this offering and their intended use, see “Use of Proceeds.” The information in the following tables should be read in conjunction with our unaudited consolidated interim financial statements as of June 30, 2010 and the related notes, which can be found in the Report on Form 6-K of Deutsche Bank AG filed on July 27, 2010, which is incorporated by reference into this prospectus supplement and accompanying prospectus. The information in the right-hand column assumes a placement of all of the new shares at the subscription price of €33.00 and that we will receive net proceeds from the offering in the aggregate amount of €10.0 billion after tax. This table reflects the receipt of the aggregate cash proceeds of this offering, but does not reflect the application of the proceeds in connection with Postbank, including any aspect of the takeover offer for shares of Postbank, the acquisition of any such shares or the consolidation of Postbank.

	June 30, 2010
	(prior to	June 30, 2010
	implementation of	(after implementation
	the offering)	of the offering)
	(unaudited, unless	(unaudited)
	stated otherwise)
	in € m.

Debt(1)(2):
Long-term debt(2)	147,184	147,184
Trust preferred securities	11,603	11,603
Long-term debt at fair value through profit or loss	15,904	15,904

Total debt	174,691	174,691

Shareholders’ Equity:
Ordinary shares (no par value)	1,589	2,380
Additional paid-in capital	14,917	24,148 (4)
Retained earnings	26,373	26,373
Ordinary shares in treasury, at cost	(136)	(136)
Equity classified as obligation to purchase ordinary shares	—	—
Net gains (losses) not recognized in the income statement, net of tax	(1,205)	(1,205)
Unrealized net gains (losses) on financial assets available for sale, net of applicable tax and other	65	65
Unrealized net gains (losses) on derivatives hedging variability of cash flows, net of tax	(196)	(196)
Foreign currency translation, net of tax	(1,243)	(1,243)
Unrealized net gains from equity method investments	169	169

Total shareholders’ equity	41,538	51,559

Noncontrolling interests	1,033	1,033

Total equity	42,571	52,593

Total capitalization(3)	217,262	227,284

[1]	No third party has guaranteed any of our debt.
[2]	€9,615 million (6%) of our debt was secured as of June 30, 2010.
[3]	There have been no material changes to our capitalization since June 30, 2010.
[4]	After estimated costs of this offering of approximately €164 million after tax.

EXCHANGE RATES

Germany’s currency is the Euro. For convenience, we translate some amounts denominated in Euro appearing in certain documents incorporated by reference herein into U.S. dollars. Fluctuations in the exchange rate between the Euro and the U.S. dollar will affect the U.S. dollar equivalent of the Euro price of our shares quoted on the German stock exchanges and, as a result, are likely to affect the market price of our shares on the New York Stock Exchange. These fluctuations will also affect the U.S. dollar value of cash dividends we may pay on our shares in Euros. Past fluctuations in foreign exchange rates may not necessarily be predictive of future fluctuations.

The following table shows the average noon buying rates for the Euro as reported by the Federal reserve Bank of New York for the Euro on the last business day of each month during the period indicated.

Average

Year ended December 31,
2005	1.2400
2006	1.2661
2007	1.3797
2008	1.4695
2009	1.3963
Three months ended
March 31, 2010	1.3685
June 30, 2010	1.3170

The table below shows the recent high and low exchange rate for the U.S. dollar per Euro.

Month of 2010	High	Low

March	1.3758	1.3344
April	1.3666	1.3130
May	1.3183	1.2224
June	1.2385	1.1959
July	1.3069	1.2464
August	1.3282	1.2652
September (through September 17)	1.3079	1.2708

The noon buying rate on September 17, 2010 was €1.00 = $1.3046.

For purposes of this offering, we have used the ECB Reference Rate to determine the exchange rate at which U.S. dollars are to be converted into Euros to exercise rights to subscribe for new shares. The ECB Reference Rate is fixed and reported daily and can thus be used to translate U.S. dollars into Euros on the date of the closing in Germany. In September, the highest rate reported for the purchase of Euros was $1.3078 and the lowest was $1.2697. On September 20, 2010, the ECB Reference Rate was €1.00=$1.3074.

RECENT DEVELOPMENTS

The following section describes recent developments that have occurred since we filed our Report on Form 6-K of Deutsche Bank AG on July 27, 2010 containing the results for the six months ended June 30, 2010.

Recent Developments and Outlook

In July and August 2010, our Corporate Banking & Securities, or CBS, businesses saw the usual seasonal reductions in sales & trading revenues, although these were more marked than in the comparable third quarter of 2009, given ongoing market uncertainties. Investors remained nervous and uncommitted in the absence of clear market direction, continuing the trend which started in the middle of the second quarter of 2010 triggered by concerns about the public finances of some eurozone countries. Comparable to the development in the second quarter 2010, origination and advisory revenues were also proving weaker in July and August 2010 with considerably lower levels of equity and debt issuances. Revenues recovered in September 2010 to date, partly compensating for the declines experienced in July and August. Noninterest expenses in CB&S were higher compared to the levels in the third quarter 2009, reflecting increased expenses related to reorganization activities, IT investments and other strategic initiatives. CB&S’ income before income taxes in the third quarter 2010 may thus be substantially below the level of the prior year quarter.

Income before income taxes in the Asset and Wealth Management Corporate Division declined in July and August 2010 compared to the corresponding months in 2009, primarily due to ongoing charges related to the reorganization and de-risking of the Sal. Oppenheim Group. In our Global Transaction Banking and Private & Business Clients Corporate Divisions, income before income taxes was in the first two months of the third quarter 2010 higher than in the respective period in 2009 despite the expected seasonal slowdown in the summer months, although these increases have not been sufficient to offset the declines in other Corporate Divisions.

On September 12, 2010 our Management Board and our Supervisory Board resolved to launch a public cash takeover offer to the shareholders of Postbank. The purpose of the takeover offer is the acquisition of a majority of the voting rights in Postbank at the earliest possible point in time and to consolidate the Postbank Group if possible during 2010, see “Use of Proceeds— Proposed Takeover Offer to the Shareholders of Deutsche Postbank AG.” As a result of our documented intention to consolidate the Postbank Group by publishing our takeover offer, we will be required to re-determine the value in use of our currently existing participation in Postbank and the mandatory exchangeable bond prior to the first-time consolidation of Postbank, based on their fair value. If our capital increase is consummated as planned, and the takeover offer is launched as scheduled at the beginning of October 2010, we will thus have to recognize a material impairment on our investment already in the third quarter of 2010. Based on carrying values as of June 30, 2010 and a fair value of the Postbank share assumed to be €25 per share at the time of the first-time consolidation, a charge to our consolidated net income (and thus also to retained earnings and shareholders’ equity) would likely result in the amount of approximately €2.3 billion in the third quarter of 2010.

Consistent with our earlier expectations and the poorer market conditions during the summer months, we expect our net income for the third quarter of 2010, before taking into account the aforementioned revaluation charge, to be significantly below the comparable quarter of 2009. After that charge, we expect to report a net loss for the third quarter 2010.

Public Cash Takeover Offer to Shareholders of Deutsche Postbank AG

We intend to launch a voluntary public cash takeover offer to the shareholders of Deutsche Postbank AG in order to increase our current (indirect) share in Postbank of approximately 29.95% to a majority shareholding at the earliest possible point in time and to consolidate the Postbank Group, if possible, in 2010.

For further information relating to our takeover offer for shares of Postbank and our plans, expectations and strategy with respect to Postbank, see “Use of Proceeds.” For a discussion of risks relating to the offer and these plans, expectations and strategy, see “Risk Factors — Risks Relating to the Takeover Offer to the Shareholders of Deutsche Postbank AG.”

2010 EU-wide stress test

We were subject to the 2010 EU-wide stress testing exercise coordinated by the Committee of European Banking Supervisors (CEBS), in cooperation with the European Central Bank (ECB), national supervisory authorities and the EU Commission. The objective of the EU-wide stress test was to assess the overall resilience of the EU banking sector and the banks’ ability to absorb further possible shocks on credit and market risks, including sovereign risks. The exercise was conducted on a bank-by-bank basis for a sample of 91 EU banks from 20 EU Member States, covering at least 50% of the banking sector, in terms of total consolidated assets, in each of the 27 EU Member States, using commonly agreed macro-economic scenarios (benchmark and adverse) for 2010 and 2011, developed by CEBS in cooperation with the ECB and the European Commission.

Among other things, the EU stress scenarios assumed a slowdown in Euro-area economic activity for 2010 and 2011 by a cumulative 3.0 percentage points, with German economic activity to drop by 3.3 percentage points (measured as the deviation from the benchmark scenario). The stress scenarios assumed negative growth rates for the Euro area as a whole in both years and for Germany in 2011. Moreover, in the first stress scenario a distinct increase in the yield curve with a simultaneous flattening over the terms was assumed. A marked deterioration of four credit rating notches, cumulated over two years, was simulated for securitizations. In a supplementary stress scenario, a rise in risk premiums for European government bonds was assumed. A credit institution was deemed to have passed the test if its Tier 1 capital ratio did not drop below 6% even in the most severe stress scenario. The regulatory minimum capital ratio is set at 4%.

According to the stress test results we published on July 23, 2010, as a result of the assumed shock under the first stress scenario, our estimated consolidated Tier 1 capital ratio would change to 10.3% as of December 31, 2011 compared to 12.6% as of December 31, 2009. Under the supplementary stress scenario, an additional rise in risk premiums for European government bonds would have a further impact of 0.6 percentage points on our estimated Tier 1 capital ratio of Deutsche Bank, bringing it to 9.7% as of December 31, 2011.

Dodd-Frank Financial Reform in the United States

On July 21, 2010, the United States enacted the Dodd-Frank Act, which provides a broad framework for significant regulatory changes that will extend to almost every area of U.S. financial regulation.

Among other changes, beginning five years after enactment of the Dodd-Frank Act, the Federal Reserve Board will apply minimum capital requirements to U.S. intermediate bank holding company subsidiaries of non-U.S. banks (such as Taunus Corporation). The exact requirements that will apply to Taunus Corporation are currently unknown; however, the Federal Reserve Board is expected to require a minimum tier 1 risk-based capital ratio of at least 4 percent and a total risk-based capital ratio of at least 8 percent (calculated under Basel I standards as implemented in the United States). If the Bank has not restructured its holdings through Taunus Corporation by the time Taunus becomes subject to the minimum capital requirement, Taunus Corporation would need to materially increase its capital. The Dodd-Frank Act also provides regulators with tools to impose greater capital, leverage and liquidity requirements and other prudential standards, particularly for financial institutions that pose significant systemic risk. In imposing such heightened prudential standards on non-U.S. banks such as Deutsche Bank, the Federal Reserve Board is directed to take into account the principle of national treatment and equality of competitive opportunity, and the extent to which the foreign bank is subject to comparable home country standards.

The Dodd-Frank Act also limits the ability of banking entities, except solely outside the United States, to sponsor or invest in private equity or hedge funds (including an aggregate investment limit of 3% of tier 1 capital) or to engage in certain types of proprietary trading unrelated to serving clients, and changes the FDIC deposit insurance assessment framework (the amounts paid by FDIC-insured institutions into the deposit insurance fund of the FDIC), primarily by basing assessments on an FDIC-insured institution’s total assets less tangible equity rather than U.S. domestic deposits, which is expected to shift a greater portion of the aggregate assessments to large banks (such as Deutsche Bank Trust Company Americas, a U.S. subsidiary of the Bank). In addition, the Dodd-Frank Act will create an extensive framework for the regulation of over-the-counter (“OTC”) derivatives and require broader regulation of hedge funds and private equity funds, as well as credit agencies. Implementation of the Dodd-Frank Act will require detailed rulemaking over several years by various regulators and could result in additional costs or limit or restrict the way we conduct our business, although uncertainty remains about the details, impact and timing.

Revision of the EU Directives on Deposit Guarantee Schemes and on Investor Protection Schemes

On July 12, 2010, The European Commission adopted a legislative proposal for a revision of the Directives on deposit guarantee and investor protection schemes. The purpose of the revision is among other things to improve the funding of these schemes, to expand the scope of eligible deposits and to provide for a faster disbursement when the protection scheme is called. Pursuant to this proposal, deposit protection schemes must have 1.5% of the total eligible deposits at hand, and investor compensation schemes 0.5% of the value of funds and financial instruments covered by the investor compensation scheme that are held by, deposited with or managed by investment firms and collective investment schemes, in each case after a transition period of 10 years. The European Commission envisages that most of the measures will become effective by 2012 or 2013. These measures would substantially increase the costs for deposit guarantee and investor protection schemes.

German Government Bill for a Restructuring Act for Banks

On August 25, 2010, the German Federal Government adopted a bill for a Restructuring Act relating to banks, which is proposed to enter into force as of December 31, 2010. The government bill provides, inter alia, for special stabilization and restructuring procedures applicable to banks, and introduces enhanced regulatory tools for the stabilization of banks, including, for example, the transfer of assets of a bank with systemic relevance to a private bank or a state-owned “bridge bank.”

In order to finance the restructuring and winding up of banks failure of which could have a systemic impact, the bill proposes the establishment of a restructuring fund under public administration. This restructuring fund is to be financed through annual non-tax-deductible contributions by the banks, which are expected to be levied beginning in 2011. Contributions are proposed to be staggered in accordance with the systemic relevance of the banks subject to a contribution obligation, based on the total assets (less regulatory banking capital and liabilities to customers) and the nominal value of any off-balance sheet derivatives (as a measure of interconnectedness in the financial market) of a bank.

As of the date of this prospectus supplement, it is uncertain whether, in what form and when the Restructuring Act will enter into force. Currently also other countries and in particular the United Kingdom, the U.S. and France plan to introduce bank levies. It is unclear at this point if and to which extent branch offices in foreign countries would be subject to such levies twice. If the proposed measures are implemented, this will have an adverse impact on our results of operations and may adversely affect our future operating model.

USE OF PROCEEDS

Reasons for the Offering

We intend to launch a voluntary public cash takeover offer to the shareholders of Deutsche Postbank AG, which we refer to as Postbank, and with its consolidated subsidiaries, the Postbank Group, in order to increase our current (indirect) share in Postbank of approximately 29.95% to a majority shareholding at the earliest possible point in time and to consolidate the Postbank Group, if possible, during 2010; see “— Proposed Takeover Offer to the Shareholders of Deutsche Postbank AG.”

We intend to use the net proceeds of this offering primarily to cover capital consumption from the intended consolidation of the Postbank Group and, in addition, to support our capital base. This accommodates regulatory reforms and we expect will also support future growth.

Through the acquisition of a majority shareholding and the consolidation of the Postbank Group, we intend to strengthen and expand our leading market position in our home market in Germany. We believe that the combination with Postbank offers significant synergy potential and growth opportunities, in particular with regard to the retail business of the Private Clients and Asset Management Group Division, or PCAM. The combination of our business with Postbank is intended to increase the share of retail banking earnings contributing to our results and to further strengthen and diversify our refinancing basis due to the significantly greater volume of retail customer deposits. At the same time we also aim to support the Postbank Group by leveraging our expertise regarding the management of its non-customer-related assets and to utilize the capital that becomes free within our Group for investment in business areas with greater earnings contributions. We have set an annual income target of over €3 billion before taxes for our corporate division Private & Business Client, or PBC, once integrated with Postbank. This target is dependent on achieving in full the synergy potential we have identified, after the costs of achieving these synergies and the consolidation of Postbank, as well as taking full advantage of the expected growth opportunities in the German market. In addition, it assumes no significant additional impact of the non-customer assets and the amortization in full of the value adjustments resulting from our purchase price allocation. We have identified an annual synergies target in the aggregate amount of approximately €1.0 billion. We expect to largely realize these synergies by 2014/2015 (predominantly in IT and operations). We estimate that earnings synergies will account for around one-fourth of this target and cost synergies for around three-fourths of this target. This comprises cost synergies to be generated in the existing PBC business, potential revenue and cost synergies in the event the two retail segments are combined, as well as synergies from cooperations between Postbank and us that have already commenced. We expect to incur expenses until and including 2015 in the aggregate amount of approximately €1.4 billion in connection with the achievement of these synergies (also predominantly in IT and operations).

The takeover offer is also intended to exempt us from the obligation to launch a later public mandatory offer in the event of the acquisition of Postbank shares upon redemption of the mandatory convertible bond of Deutsche Post AG, which we refer to as Deutsche Post, in 2012 (see “— Proposed Takeover Offer to the Shareholders of Deutsche Postbank AG — Description of the Takeover Offer”),thereby reducing the cost of the acquisition of control over Postbank. In a subsequent public mandatory offer, the minimum consideration that would have to be offered would be equal to the price of the mandatory exchangeable bond, but is likely to be equal to the higher exercise price of the put option of Deutsche Post described below under “— Proposed Takeover Offer to the Shareholders of Deutsche Postbank AG — Our Current Shareholding in Postbank — Acquisition Agreement with Deutsche Post.” We estimate that in the event of a full acceptance of the proposed takeover offer, the corresponding acquisition cost for the entire Postbank shares in free float (30.55%) will be around €1.6 billion less than the cost that would be incurred if we acquired the entire free float in a mandatory public offer in which the consideration would be equal to the exercise price of the put option referred to above.

The completion of the takeover offer and subsequent consolidation of the Postbank Group would have material adverse effects on our Tier 1 capital ratio if the capital increase in connection with this offering were not taken into account. The implementation of the capital increase is also intended to support our regulatory capital and accommodate regulatory reforms and is expected to support future growth. Assuming that the takeover offer will be completed at the offer price of €25.00, that as a result of the takeover offer we acquire a further 30.55% of Postbank’s share capital in the transaction structure described below, and that the net proceeds after tax from the offering of the new shares amount to €10.0 billion, our adjusted consolidated Tier 1 capital ratio as of June 30, 2010 would amount to approximately 11.6% due to an additional need for Tier 1 capital in an amount of €8.2 billion according to our calculations based largely on the published interim report of the Postbank Group as of June 30, 2010. Assuming that we only acquire an additional 21.0% of Postbank’s share capital in the takeover offer but otherwise under the same assumptions, our adjusted consolidated Tier 1 capital ratio as of June 30, 2010 would amount to approximately 11.7% due to an additional need for Tier 1 capital in the amount of €7.7 billion according to our calculations and based on the published interim report of the Postbank Group as of June 30, 2010. By the time of the intended consolidation and the purchase price allocation that will have to be conducted in detail at that time, the effects on our Tier 1 capital ratio may differ materially from those specified above. These potential deviations may largely be due to the fact that we did not have access to internal information of Postbank during the preparation of the takeover offer and because certain valuation parameters for the purchase price allocation may change by the time of consolidation.

Proposed Takeover Offer to the Shareholders of Deutsche Postbank AG

Description of the Takeover Offer

On September 12, 2010, we published our decision to launch a voluntary public cash takeover offer for the acquisition of 100% of the shares of Postbank. The takeover offer, which will be directed at all Postbank shareholders, shall be conducted in accordance with the regulations of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz), which we refer to as the German Takeover Act.

The consideration to be offered to the Postbank shareholders in the takeover offer shall amount to €25.00 per Postbank share and shall be equivalent to the minimum consideration required under the German Takeover Act.

The takeover offer is intended to acquire the majority of voting rights in Postbank at the earliest possible point in time and aims at a consolidation of the Postbank Group, if possible during 2010.

If we refrained from launching the takeover offer, reducing our current shareholding in Postbank and selling the mandatory exchangeable bond issued by Deutsche Post and subscribed to by us in February 2009 (as described below in “— Our Current Shareholding in Postbank — Acquisition Agreement with Deutsche Post”) prior to its maturity, we would acquire a majority shareholding in Postbank in February 2012 at the latest upon redemption of the mandatory exchangeable bond and the associated transfer of 60 million Postbank shares by Deutsche Post to us. Upon exercise of the put option (as described below under “— Our Current Shareholding in Postbank — Acquisition Agreement with Deutsche Post”) by Deutsche Post, we would acquire an additional 26,417,432 shares of Postbank (corresponding to a shareholding of approximately 12.1% in Postbank’s share capital). Pursuant to the provisions of the German Takeover Act, we would be required, upon achieving a shareholding of 30% in Postbank, to extend a public mandatory offer to the Postbank shareholders for a minimum compensation to be determined at that point. However, to the extent that the takeover offer results in us owning at least 30% of Postbank’s issued shares, we would not be required to launch a mandatory offer pursuant to the provisions of the German Takeover Act.

The takeover offer is expected to be subject to the conditions precedent that during the takeover offer no competing public bid for the acquisition of Postbank’s shares is extended, that Postbank does not resolve to increase its share capital, and during the offer period the published daily closing value of the “EURO STOXX® Banks” index does not experience a decline on any given day of that period beyond a materiality threshold that remains to be determined.

In the event that the takeover offer results in us acquiring a shareholding in Postbank of 50% or more for more than a mere transitional period, the transaction would require a merger control filing in the

United States pursuant to the U.S. Hart-Scott-Rodino Antitrust Improvement Act of 1976, or the HSR Act, and completion prior to expiry of the applicable waiting periods under the HSR Act would be prohibited. In order to avoid a significant delay of the completion of the takeover offer that may potentially result from this merger control proceeding, we intend to reduce our shareholding again below the threshold of 50% of the voting rights for a transitional period until expiry of the applicable waiting periods. To this end, we may utilize certain agreements that we have previously entered into or that we intend to enter into. We describe these agreements below under “— Agreements in Connection with the Takeover Offer.”

We assume that, due to an existing agreement with Deutsche Post, none of the Postbank shares held by Deutsche Post (currently the largest shareholder in Postbank with a share of around 39.5%), will be tendered in the takeover offer. Our Luxembourg subsidiary, DB Equity S.à.r.l., (which we refer to DB Equity) has on its part contractually agreed with us not to accept the takeover offer for the Postbank shares it holds (see “— Our Current Shareholding in Postbank — Acquisitions by DB Equity” below).

Description of Postbank

Internal information of Postbank was not available to us in connection with the preparation of this prospectus supplement and the information contained herein about Postbank and the Postbank Group. The information is based in particular on the annual report of the Postbank Group for 2009, the interim report of the Postbank Group as of June 30, 2010 and further documents on Postbank’s website. We have not conducted a review in regard to the accuracy and completeness of this information.

Postbank is a publicly listed German stock corporation with its registered office in Bonn, registered with the Commercial Register of the Local Court of Bonn under HRB 6793. The business address of Postbank is Friedrich-Ebert-Allee 114-126, 53113 Bonn. Postbank was established as a result of the reorganization of Deutsche Bundespost into the three companies Deutsche Bundespost POSTDIENST, Deutsche Bundespost TELEKOM and Deutsche Bundespost POSTBANK pursuant to the German Postal Structure Act (Poststrukturgesetz) in 1989. Postbank has been a stock corporation since January 1995. The purpose of Postbank as set forth in its Articles of Association is to conduct banking transactions of all types, and to provide financial and other services, including any associated activities.

As of the date of this prospectus supplement, Postbank’s registered share capital amounts to €547,000,000, divided into 218,800,000 ordinary registered shares. The Postbank shares are admitted to stock exchange trading on the regulated market (Prime Standard) of the Frankfurt Stock Exchange and on the regulated markets of the other German stock exchanges and can be traded in the electronic trading system Xetra. They are included in the MDAX share index.

As far as we are aware, Postbank’s share capital is currently held by Deutsche Post (39.50%), us (indirectly 29.95%) and further private and institutional investors (30.55% in the aggregate).

The Postbank Group is one of the major providers of banking and other financial services in Germany. Its business focuses on retail banking, but it also engages in business with corporate customers. In its business segment Transaction Banking, it renders settlement and other back-office services for other financial services enterprises. According to Postbank’s consolidated financial statements for the fiscal year 2009 prepared in accordance with IFRS, the Postbank Group’s total assets as of December 31, 2009 amounted to €226.6 billion, and losses before taxes of the Postbank Group in the fiscal year 2009 amounted to €398 million. Based on Postbank’s interim consolidated financial statements for the six months ended June 30, 2010, the Postbank Group’s total assets as of June 30, 2010 amounted to €241.7 billion, and earnings before taxes for the first six months of 2010 amounted to €225 million. As of June 30, 2010, the Postbank Group had over 1,100 self-operated branch outlets and employed a total of 20,748 people worldwide, of which approximately 33% were civil servants.

Postbank’s business activities comprise retail banking, business with corporate customers, money and capital markets activities as well as home savings loans (via the BHW Group as part of the Postbank Group). Postbank’s business focuses on Germany and is complemented by selected engagements in Western Europe and North America.

Postbank is comprised of the following business divisions:

•	In Postbank’s Retail Banking business division, Postbank offers products and services to private and business customers including, inter alia, checking accounts, savings products, private loans, investment funds, insurance, private real estate financing and home savings products. Postbank has a dense branch outlet network in Germany. In its approximately 1,100 branch outlets, it offers postal services in addition to financial services. In addition, there are several thousand outlets of Deutsche Post, where selected financial services offered by Postbank are available, as well as around 1,000 financial advisory centers of Postbank Finanzberatung.

•	Postbank’s Corporate Customers business division conducts business with approximately 30,000 corporate customers in Germany and in the area of national and international commercial real estate financing. Postbank offers services for payment transactions, commercial real estate financing, traditional corporate financing for medium-sized companies, factoring and leasing in addition to comprehensive asset management solutions.

•	Postbank’s Transaction Banking business division provides organizational and technical settlement and processing services for German and cross-border payment transactions such as payment transaction settlement, account management and loan processing both within the Postbank Group and for other banks.

•	Postbank’s Financial Markets business division contains its proprietary trading activities, fund administration and the management of various retail funds and special funds and the business of Postbank International S.A., Luxembourg (excluding corporate banking).

Our Current Shareholding in Postbank

We hold 65,541,000 Postbank shares as of the date of this prospectus supplement through our Luxembourg subsidiary DB Equity. This corresponds to a share of approximately 29.95% of the shares and voting rights in Postbank. We acquired these shares in connection with the transactions described below.

Acquisition Agreement with Deutsche Post

On September 12, 2008, we entered into an agreement with Deutsche Post concerning its shareholding in Postbank. This agreement was subsequently amended on January 14, 2009. We refer to this agreement as amended as the acquisition agreement.

The acquisition agreement contemplates three steps which may, but will not necessarily, result in us acquiring the entire shareholding of Deutsche Post in Postbank and, consequently, a majority shareholding of Postbank.

•	As an initial step, the acquisition agreement provides for the acquisition by us of 50 million Postbank shares (approximately 22.9% of the share capital of Postbank) in exchange for a capital increase against contributions in-kind from authorized capital for 50 million of our shares with the exclusion of the shareholders’ subscription rights, together with certain value guaranty considerations by us. The acquisition of these Postbank shares became effective upon registration of the consummation of the capital increase in the Commercial Register on March 6, 2009.

•	To allow for the second step, the acquisition agreement provides for the subscription by us of a mandatory exchangeable bond issued by Deutsche Post, which is due on February 25, 2012 and must be redeemed by Deutsche Post on February 27, 2012 by way of transfer of an additional 60 million Postbank shares (approximately 27.4% of the share capital of Postbank) and payment of a cash component. We subscribed to the mandatory exchangeable bond on February 25, 2009. We may transfer the mandatory exchangeable bond to third parties with the prior consent of Deutsche Post.

Such consent may not be unreasonably withheld and must be granted for a transfer to one of our affiliates or to any third parties domiciled in the European Union.

•	To prepare for the third step, the acquisition agreement provides, in respect of an additional 26,417,432 Postbank shares (approximately 12.1% in the share capital of Postbank), for a call option to our benefit, and a put option to the benefit of Deutsche Post. Both the call option and put option may be exercised at any time during the period between February 28, 2012 and February 25, 2013. We may request that Deutsche Post postpone the exercise of the put option by up to one year following the earliest possible exercise date, but not beyond February 25, 2013.

Under the acquisition agreement, Deutsche Post is contractually prevented from tendering its Postbank shares in the event we make a takeover offer for Postbank.

Acquisitions by DB Equity

We transferred the approximately 22.9% shareholding in Postbank we acquired in the initial step to DB Equity on March 6, 2009. Based on the transfer agreement, DB Equity is also entitled to all rights and subject to all obligations arising out of the acquisition agreement and the mandatory exchangeable bond as of the date of this prospectus supplement.

On March 6, 2009, DB Equity already held 4,700,001 Postbank shares (approximately 2.1% in Postbank’s share capital), which it had previously acquired in the market. As of March 6, 2009, we held an aggregate shareholding of 25% plus one share in the share capital of Postbank. Since March 6, 2009, DB Equity has acquired additional Postbank shares in the market (most recently on January 12, 2010), so that DB Equity currently holds 65,541,000 Postbank shares. This corresponds to a shareholding of approximately 29.95% of Postbank’s share capital.

On February 2, 2010, we acquired call options (to be settled physically, subject to an adjustment in accordance with the contract specifications for options contracts of Eurex) from third parties on 100,000 Postbank shares, which are exercisable through June 15, 2012. On February 2, 2010, DB Equity acquired a corresponding number of options with essentially the same terms from us. On February 4, 2010, an option premium of €6.70 per Postbank share was paid for these options. The terms and conditions of the options provide for a strike price of €20 per Postbank share, payable upon exercise of the options as consideration for the delivery of the relevant number of Postbank shares.

DB Equity has agreed with us not to accept our takeover offer for the Postbank shares held by it.

Agreements in Connection with the Takeover Offer

Should our shareholding in Postbank, currently at approximately 29.95%, as a result of the acceptance of the takeover offer comprise at least 50% of the exercisable voting rights for more than a brief transitional period, the transaction would have to be submitted to merger control in the United States pursuant to the HSR Act, and completion of the acquisition prior to expiry of the applicable waiting periods would be prohibited. To avoid a significantly delayed completion of the takeover offer that may potentially result from this merger control proceeding, we intend to retain, for the time being, only a number of shares that correspond to a participation of 20% of the share capital of Postbank so that our shareholding in Postbank would reach a maximum of approximately 49.95% for the time being.

To this end, we have entered into an agreement with Société Générale S.A., or Société Générale, pursuant to which we may sell to Société Générale, and Société Générale shall acquire from us upon our demand, Postbank shares tendered in the takeover offer to the extent the tendered shares exceed a participation of 20% of the share capital of Postbank immediately after completion of the takeover offer, in whole or in part. We refer to the tendered shares that exceed 20% of Postbank’s share capital as the excess shares. In addition, we intend to sell a certain number of Postbank shares tendered in the takeover offer to an additional purchaser. We refer to this purchaser as the third-party purchaser. We will thus acquire the excess shares for only a brief transitional period, which does not require merger control in the United States. In connection with a respective demand by us, we have agreed with Société Générale that

(i) Société Générale shall hold the excess shares in its own name and for its own account, independently of us, (ii) Société Générale may decide, at its own discretion, whether and in what manner it will exercise the voting rights attaching to the excess shares, (iii) we have no other right to issue any instructions to Société Générale regarding the excess shares, and (iv) Société Générale will be free to dispose of the excess shares at its own discretion at any time.

In addition, on September 10, 2010, we entered into a share swap transaction with Société Générale in respect of the same notional number of Postbank shares, which becomes effective as of the acquisition of the excess shares by Société Générale. We refer to this transaction as the share swap transaction and to the notional number of Postbank shares as the swap shares. This transaction provides for a settlement exclusively in cash. At the end of the agreed term of the share swap transaction, at the latest on December 23, 2012, either Société Générale will receive from us an amount corresponding to the loss in value of the swap shares, or we will receive from Société Générale an amount corresponding to the gain in value of the swap shares. As consideration, we will pay Société Générale a certain amount of interest for the term of the transaction. Société Générale is obliged to compensate us for any dividends on the swap shares. The share swap transaction does not require Société Générale to hold any certain number of Postbank shares; it is solely for Société Générale to decide whether and in what manner Société Générale will exercise the voting rights of the Postbank shares it holds. The share swap transaction does not provide for a delivery of Postbank shares to us at any time.

To the extent that the Postbank shares tendered in the takeover offer, which we will purchase and acquire upon completion of the takeover offer, exceed a participation of 20% in the share capital of Postbank, we intend to transfer a number of shares that we will determine (at least 0.05% of share capital of Postbank) to the third-party purchaser immediately upon completion of the takeover offer. We refer to these shares as the third-party Postbank shares. As a result, we would also acquire the third-party Postbank shares for only a brief transitional period. We intend to enter into an agreement with the third-party purchaser providing for the third-party purchaser to sell the third-party Postbank shares to us and, subject to the expiry of the waiting periods under the HSR Act, transfer them to us at a later date. By acquiring the third-party Postbank shares, we would reach or exceed a majority share of Postbank. We intend to file an application with respect to this acquisition with the merger control authorities in the United States pursuant to the HSR Act immediately following the completion of the takeover offer and the conclusion of the agreement with the third-party purchaser.

Our Intentions With Regard to Postbank’s Future Business

Should our shareholding following completion of the takeover offer exceed 50%, we may temporarily reduce our shareholding by means of the existing and/or contemplated agreements described above under “— Agreements in Connection with the Takeover Offer” to a level not exceeding approximately 49.95% of Postbank’s share capital. For the reasons described above under “— Reasons for the Offering,” we intend to acquire a majority participation in Postbank’s share capital following completion of the takeover offer and the expiration of the waiting periods pursuant to the HSR Act, and to consolidate the Postbank Group, if possible, in 2010 already.

We expect that Postbank will continue to exist as a stand-alone stock corporation and remains visible in the market with its own brand.

We believe that the integration of Postbank into the Group and our existing corporate division PBC will offer a significant potential for revenue and cost synergies. The efficiency enhancement programs launched by both the Postbank Group and us have created a basis we intend to develop further and we intend to discuss the development of Postbank’s business operations and integration with Postbank’s management board. We plan to conduct these discussions with a view to optimizing the focus of the business and the generation of synergies for both parties. In light of the positive experiences made in connection with the existing cooperation projects, we expect to reach a common understanding, so that specific measures can be initiated.

In addition, we intend to support Postbank by leveraging our expertise regarding the management of its non-customer-related assets. We currently have no plans for measures designed to utilize the assets or to create future obligations of Postbank or us.

Currently, two members on Postbank’s supervisory board are related to us, Dr. Tessen von Heydebreck and Werner Steinmüller. Following completion of the takeover offer, we are considering increasing the number of members on Postbank’s supervisory board that are related to us to reflect our increased participation by such time. We expect to intensify the constructive dialogue with Postbank’s management board as described above and, in light of our positive experience in connection with the cooperation discussions, we do not currently see any reason to use our influence to effect any changes in respect of Postbank’s management board upon completion of the takeover offer.

We intend to realize synergies in cooperation with Postbank. While we currently have no concrete or specific plans in this respect, we expect that reductions in headcount, both at the Bank and at Postbank, will be implemented. We expect further changes and initiatives beyond the existing efficiency enhancement programs. These plans do not yet exist but are expected.

We currently have no plans to enter into a domination or profit transfer agreement with Postbank. The conclusion of an enterprise agreement may become advisable in order to fully realize cost synergies, in particular for tax reasons.

Expected Effects of the Capital Increase and a Successful Takeover Offer on Our Net Assets, Financial Condition and Results of Operations and on Our Tier 1 capital (Illustrative Financial Information)

In the following section, certain illustrative financial information is furnished to provide an indication of the expected effects of the capital increase and takeover offer on our net assets, financial condition and results of operations. The examples provided are based on the financial statements prepared in accordance with the German Commercial Code as of December 31, 2009 and the interim consolidated financial statements as of June 30, 2010 prepared in accordance with IFRS. The potential effects on our regulatory Tier 1 capital as of June 30, 2010 are also explained.

The illustrative financial information has not been submitted to an auditor’s review or audit. It neither constitutes pro forma financial data within the meaning of the EC Regulation No. 809/2004 of April 29, 2004, or the EU Prospectus Regulation, nor pursuant to Article 11 of Regulation S-X, and it was not prepared according to the IDW Accounting Guidelines for the Preparation of Pro Forma Financial Data (IDW RH HFA 1.004). The illustrative financial information contained in this prospectus supplement differs significantly from pro forma financial information within the meaning of Article 11 of Regulation S-X, the EU Prospectus Regulation and the IDW Accounting Guidelines for the Preparation of Pro Forma Financial Data. As a result, the following illustrative financial information may not be directly comparable to similar pro forma financial information prepared in accordance with Article 11 of Regulation S-X. We are required under German rules, as interpreted by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht), to include this disclosure of illustrative financial information in the offering documents we are using in connection with this offering in Germany, and are including them here to provide you with the same information as our investors in Germany are receiving.

The information contained in this section includes forward-looking statements made by us. These reflect our current estimate of future developments and are based exclusively on the information that was available to us as of the date of this prospectus supplement, and it is based on various assumptions that may prove to be inaccurate.

Current Situation and Assumptions

The illustrative financial information contained below is based in particular on the following current situation and assumptions:

•	We increase our capital by issuing 308,640,625 new, no par value ordinary registered shares against cash contributions. The gross proceeds amount to €10.185 billion.

•	We currently hold 65,541,000 Postbank shares through our subsidiary DB Equity. These shares will not be tendered in connection with the takeover offer.

•	A further 86,417,432 Postbank shares are held by Deutsche Post and will not be tendered in connection with the takeover offer pursuant to an agreement between us and Deutsche Post.

•	Except for the Postbank shares that held by us (indirectly through DB Equity) and by Deutsche Post, all of the 66,841,568 other issued Postbank shares (corresponding to approximately 30.55% of the total 218,800,000 issued Postbank shares) can be tendered in connection with the takeover offer. The calculations are based on the offer price of €25.00 per Postbank share, which equals maximum consideration in the total amount of €1,671,039,200.

•	For purposes of this illustrative financial information, we have assumed the following: We acquire a total of 66,841,568 Postbank shares in the takeover offer, corresponding to all of the 66,841,588 currently issued Postbank shares not already held by DB Equity or Deutsche Post. Based on the agreements described above under “— Agreements in Connection with the Takeover Offer,” we will subsequently dispose of any Postbank shares that would lead to us and DB Equity acquiring a combined shareholding of more than approximately 49.95% of the share capital of Postbank. In this regard, we will transfer at least such number of Postbank shares to a third-party purchaser that, including these transferred Postbank shares, we and DB Equity would hold more than 50% of the voting rights in Postbank. In connection with the third-party Postbank shares, which may represent a total of 0.05% or more of Postbank’s share capital, we will enter into an agreement with the third-party purchaser which provides that the third-party purchaser will sell and transfer to us, subject to antitrust clearance under the HSR Act, the third-party Postbank shares as of the date of antitrust clearance, allowing us to reach a majority shareholding in Postbank as of such date. For purposes of the presentation below, we assume that the number of third-party Postbank shares we sell pursuant to this arrangement amounts to 0.05% of all issued Postbank shares. Since we believe with virtual certainty that we will obtain antitrust regulatory approval, by virtue of the initial purchase and the agreement with the third-party purchaser, we will be required to fully consolidate the Postbank Group in our consolidated financial statements prior to transfer of these third-party Postbank shares to us. The first-time consolidation will occur on the date of the acquisition of the Postbank shares in connection with the takeover offer.

•	Any Postbank shares issued after the date of this prospectus supplement shall not be taken into account.

•	We prepare the annual financial statements (unconsolidated) of Deutsche Bank AG in accordance with the German Commercial Code at the end of each fiscal year on December 31. We have not prepared any financial information (unconsolidated) for any quarterly or half-year or any other interim period after December 31, 2009. We will apply the rules and amendments resulting from the German Accounting Law Modernization Act (Bilanzrechtsmodernisierungsgesetz) for the first time to the financial statements as of December 31, 2010. The implementation of these rules and amendments has not yet been completed. According to the current status of the implementation of these rules and amendments, we do not anticipate a material adverse impact on our shareholders’ equity or on our ability to meet the payment obligations resulting from the takeover offer. The expected effects of the takeover offer on our net assets, financial condition and results of operations are presented in the following on the basis of the unconsolidated financial statements as of December 31, 2009. In addition, the expected effects of the takeover offer on our net assets, financial condition and results of operations are presented on the basis of our consolidated interim financial statements prepared in accordance with IFRS as of June 30, 2010.

•	We have sufficient interest-bearing deposits with the German Central Bank (Bundesbank) (in the amount of €7.7 billion as of August 31, 2010) to settle the consideration for all Postbank shares offered for sale in the takeover offer as well as cover the expected transaction costs. Irrespective of the implementation of the rules and amendments of the German Accounting Law Modernization Act, since the financial statements as of December 31, 2009 (taking into account the development of business in the first six months of 2010) there have been no material adverse effects on our shareholders’ equity nor on our liquidity situation. The effects of the acquisition of control on our shareholders’ equity are described under “— Expected Effects on Our Tier 1 Capital.”

•	Apart from (a) our capital increase through the issuance of 308,640,625 new ordinary shares against cash contributions, (b) our assumed acquisition of 66,841,568 Postbank shares, (c) our assumed disposal of an aggregate number of 23,081,568 Postbank shares, and (d) the respective agreements (see “— Agreements in Connection with the Takeover Offer”), the information presented in the following does not take into account any effects on our net assets, financial condition and results of operations that have occurred since December 31, 2009 or, respectively, since June 30, 2010 or may occur in the future.

Presentation of the Expected Effects on the Net Assets, Financial Condition and Results of Operations of Deutsche Bank AG as of December 31, 2009 (based on the financial statements pursuant to the German Commercial Code as of December 31, 2009)

Methodology and Reservations

To assess the expected effects of the capital increase and the takeover offer on our net assets, financial condition and results of operations, we have prepared a preliminary and unaudited estimate of the effects on our balance sheet as of December 31, 2009, assuming that 66,841,568 Postbank shares are tendered.

The following presentation summarizes the effects of the capital increase and the assumed acquisition of an aggregate number of 66,841,568 Postbank shares upon completion of the takeover offer, the effects of the assumed disposal of an aggregate number of 23,081,568 Postbank shares, as well as the effects of the respective agreements (see “— Agreements in Connection with the Takeover Offer”).

This includes a description of the expected effects that the described measures would have had on our financial statements as of December 31, 2009.

The actual effects of the completion of the takeover offer on our future net assets, financial condition and results of operations cannot be predicted with certainty. This is due, inter alia, to the following reasons:

•	The final amount of the acquisition costs will depend on the actual number of Postbank shares tendered in the takeover. This number may be lower than 66,841,568 shares.

•	The transaction costs incurred in connection with the takeover offer (e.g., consulting fees or costs invoiced by the tender agent), are expected, based on the current status of the services rendered, to amount to approximately €12 million. We are not yet certain of the extent that these costs can be capitalized as incidental acquisition costs. Therefore, these costs are not considered in the description of our balance sheet.

•	The impact of the takeover offer on our future results of operations depends on the dividends distributed by Postbank, if any, as well as the realization of synergies and the related costs incurred.

•	Our future net assets, financial condition and results of operations will be influenced by the share swap transaction entered into with Société Générale as well as a later acquisition of the third-party Postbank shares and the related agreements (see “— Agreements in Connection with the Takeover Offer”). The balance sheet impact of the share swap transaction largely depends on the fair value of the Postbank shares, which cannot be predicted.

Expected Effects on the Published Balance Sheet of Deutsche Bank AG as of December 31, 2009

Our capital increase which is the subject of this prospectus supplement, our acquisition of 66,841,568 Postbank shares upon completion of the takeover offer and the disposal of 23,081,568 Postbank shares in accordance with the agreements described above would have essentially the following effects on our net assets and financial condition as of December 31, 2009 (based on the accounting principles of the German Commercial Code and the provisions of the German Stock Corporation Act):

	December 31, 2009
					Deutsche
				Expected	Bank AG,
				Change	adjusted after
			Deutsche	due to	completion of
	Deutsche		Bank AG,	completion	the capital
	Bank AG, prior		adjusted	of the	increase and
	to completion	Expected	after	takeover	the takeover
	of the capital	change due to	completion	offer and	offer, and
	increase and	completion of	of the	commencement	commencement
	the takeover	the capital	capital	of the related	of the related
	offer	increase	increase	agreements	agreements
	(audited)		(unaudited)
	in € m.

Assets
Cash reserve	25,012	10,022	35,034	(1,094)	33,940
Debt instruments of public-sector entities and bills of exchange eligible for refinancing at central banks	1,660		1,660		1,660
Receivables from banks	231,718		231,718		231,718
Receivables from customers	357,558		357,558		357,558
Bonds and other fixed-income securities	144,815		144,815		144,815
Equity shares and other variable-yield securities	82,175		82,175		82,175
Participating interests	3,128		3,128		3,128
Investments in affiliated companies	42,212		42,212	1,671	43,883
Assets held in trust	882		882		882
Intangible assets	417		417		417
Tangible assets	909		909		909
Own shares (notional par value €2 million)	28		28		28
Sundry assets	644,287		644,287		644,287
Tax deferral	2,380		2,380		2,380
Prepaid expenses	1,442		1,442		1,442
Total assets	1,538,623	10,022	1,548,645	577	1,549,222

Liabilities and shareholders’ equity
Liabilities to banks	346,856		346,856		346,856
Liabilities to customers	331,239		331,239		331,239
Liabilities in certificate form	186,413		186,413		186,413
Liabilities held in trust	882		882		882
Sundry liabilities	622,125		622,125	577	622,702
Deferred income	889		889		889
Provisions	9,773		9,773		9,773
Subordinated liabilities	17,682		17,682		17,682
Fund for general banking risks	—		—		—
Capital and reserves	22,764	10,022	32,786		32,786
Total liabilities and shareholders’ equity	1,538,623	10,022	1,548,645	577	1,549,222

Due to rounding, numbers presented may not add up precisely to the totals provided.

As compared to our assets and financial condition as of December 31, 2009, the following changes are primarily expected:

a)	The effects of the capital increase in connection with this offering are shown in the column “Expected change due to completion of the capital increase.” Shareholders’ equity increases by the net amount after taxes of the capital increase from €22.8 billion by €10.0 billion to €32.8 billion. The net proceeds from the capital increase include gross proceeds of €10.185 billion and estimated costs of the offering in the maximum amount of approximately €234 million before tax. The net proceeds from the capital increase, net of compensating tax effects, result in an increase in the same amount of the cash reserve balance sheet item.

b)	Following the completion of the takeover offer for the Postbank shares, investments in affiliated companies will increase from €42.2 billion by €1.7 billion to €43.9 billion. The increase in investments in affiliated companies corresponds to the value of the Postbank shares that we acquire. As the economic risks and rewards remain with us, the shares acquired by the third-party purchaser and Société Générale may not be derecognized. As a result, in applying the rules of the German Commercial Code on the derecognition of financial assets, for the shares acquired by the third-party purchaser and Société Générale from us, the balance sheet item sundry liabilities increases by €577 million.

c)	We are financing the acquisition (excluding the transaction costs) by using deposits with the German Central Bank which are included in the cash reserve balance sheet item. This item accordingly initially decreases by €1.7 billion. Through the disposal of 23,081,568 Postbank shares, this balance sheet item subsequently increases by €577 million.

d)	In our view, pursuant to the accounting principles of the German Commercial Code, the share swap transaction with Société Générale constitutes a pending transaction potentially requiring the recognition of a provision for unrealized losses. Unrealized losses are incurred if, in our view, the fair value of the share swap transaction with Société Générale resulting from the contractual agreements with Société Générale is negative. We do not expect this to be the case upon first-time recognition. The fair value of this transaction is predominantly influenced by changes in the fair value of the Postbank shares. All other things being equal, the fair value of the transaction will increase if the fair value of the Postbank shares increases, and decrease if the fair value of the Postbank shares decreases.

Expected Effects on the Results of Operations of Deutsche Bank AG

Our acquisition of 66,841,568 Postbank shares upon completion of the takeover offer, the simultaneous disposal to Société Générale and the third-party purchaser of up to 23,081,568 of these Postbank shares and the effects of the respective agreements between us, Société Générale and the third-party purchaser will have essentially the following effects on our results of operations (based on the accounting principles of the German Commercial Code and on the provisions of the German Stock Corporation Act):

a)	Our current income from investments in affiliated companies will change largely due to future dividend payments by Postbank to us. We cannot predict the amount of such dividends today. No dividends were paid to shareholders by Postbank for the past fiscal year. Future dividend payments by Postbank will depend on a reported balance sheet profit and on whether and in what amount the general meeting of Postbank adopts a resolution to distribute a dividend. We are not in a position to issue any statements in this regard. Based on the statements made by Postbank in the 2009 annual report of the Postbank Group, however, we currently expect that Postbank will not pay any dividends for its 2010 fiscal year.

b)	The completion of the takeover offer may lead to lower interest income, corresponding to the reduced deposits with the German Central Bank. The interest rate for funds held as minimum reserve currently amounts to 1.00%, and for positive balances under the deposit facility to 0.25%.

c)	The possible recognition or subsequent revaluation of the provision referred to under d) of the section “Expected Effects on our Published Balance Sheet as of December 31, 2009.” to reflect the fair value of the share swap transaction with Société Générale would also have a direct effect on our income statement.

d)	Investments in affiliated companies are subject to a periodic review in respect of necessary impairments. An impairment would lead to a corresponding expense to be recorded in our income statement.

e)	The estimated costs of this offering in a maximum amount of approximately €234 million before tax referred to in subsection a) of the section “— Expected Effects on the Published Balance Sheet of Deutsche Bank AG as of December 31, 2009” constitute an expense in the current period. Taking into account compensating tax effects, the net expense totals a maximum of approximately €164 million.

Illustrative Presentation of the Expected Effects on Our Net Assets, Financial Condition and Results of Operations and the Tier 1 Capital as of June 30, 2010 (based on our IFRS consolidated interim financial statements as of June 30, 2010).

Methodology and Reservations

To assess the expected effects of the capital increase and the takeover offer on our net assets, financial condition and results of operations, we have prepared a preliminary and unaudited estimate of the effects on our balance sheet as of June 30, 2010, assuming that 66,841,568 Postbank shares were tendered.

With regard to the effects on our net assets, financial condition and results of operations, the following includes an integrated presentation of the effects of the capital increase and the assumed acquisition of an aggregate number of 66,841,568 Postbank shares upon completion of the takeover offer, the effects of the assumed disposal of an aggregate number of 23,081,568 Postbank shares, as well as the effects of the respective agreements (see “— Agreements in Connection with the Takeover Offer”). Any potential trading book position that may exist at the time of the first-time consolidation of the Postbank Group is not taken into account.

This includes a description of the expected effects that the presented measures would have had on our consolidated interim financial statements as of June 30, 2010.

The effects of the completion of the takeover offer on our future net assets, financial condition and results of operations cannot be predicted with certainty. This is due mainly to the following reasons:

•	The final amount of the acquisition costs depends on the actual number of Postbank shares in respect of which the takeover offer is accepted. This number may be lower than 66,841,568 shares.

•	The transaction costs incurred in connection with the takeover offer (e.g., consulting fees or costs invoiced by the tender agent), are expected, based on the current status of the services rendered, to amount to approximately €12 million. Under IFRS, these costs cannot be capitalized as incidental acquisition costs in connection with a business combination. These costs are not considered in the description of our balance sheet.

•	The impact of the takeover offer on our future results of operations will depend on the future consolidated income of the Postbank Group, the impact of valuation adjustments in connection with the purchase price allocation on later periods, the realization of synergies and business opportunities as well as the related costs incurred.

•	Our future net assets, financial condition and results of operations will be influenced by the share swap transaction we entered into with Société Générale. The balance sheet impact of this transaction largely depends on the fair value of the Postbank shares, which we cannot be predict.

•	We can only furnish the presentation of a consolidation of the Postbank Group resulting from the assumed acquisition of 66,841,568 Postbank shares and the disposal of 23,081,568 Postbank shares to a limited extent, as we do not have access to Postbank’s non-public information. The presentation of our future net assets, financial condition and results of operations reflects this level of information as follows:

○	without specific knowledge of the underlying individual transactions, the assets and liabilities of the Postbank Group can only be allocated by approximation to our balance sheet items with respect to recognition, valuation and classification; this may deviate significantly from an allocation in full compliance with our accounting policies;

○	for the reasons mentioned above, a debt consolidation is not feasible and therefore not conducted for the purposes of the presentation;

○	the provisions and obligations resulting from IFRS 3 in respect of the first-time consolidation of the Postbank Group in our consolidated financial statements can only be applied to the extent possible on the basis of the accessible information (this applies to the same extent to any tax consequences shown in the balance sheet);

○	for the valuation of the assets and liabilities of the Postbank Group, the statement “Fair values of financial instruments” in the notes to the financial statements in the interim report of the Postbank Group as of June 30, 2010, subject to our certain methodological adjustments, serves as a starting point. A valuation in full compliance with our accounting policies based on the current valuation parameters at the time of first-time consolidation may also deviate significantly.

Expected Effects on Our Published Consolidated Balance Sheet as of June 30, 2010

Our capital increase which is the subject of this prospectus supplement, our acquisition of the 66,841,568 Postbank shares upon completion of the takeover offer and the disposal of 23,081,568 Postbank shares based on the respective agreements would have essentially the following effects on our assets and financial condition based on our consolidated interim financial statements as of June 30, 2010 and the published consolidated interim financial statements of the Postbank Group as of June 30, 2010:

	June 30, 2010
				Expected	Deutsche
				change	Bank Group,
	Deutsche			due to	consolidated after
	Bank Group,	Expected		completion	completion of the
	prior to	change	Deutsche	of the	capital increase,
	completion of	due to	Bank Group,	takeover	the takeover
	the capital	completion	following	offer and	offer and
	increase and	of the	completion of	commencement of	commencement of
	the takeover	capital	the capital	the related	the related
in € m.	offer	increase	increase	agreements	agreements
	(reviewed)		(unaudited)

Assets:
Cash and due from banks	13,437		13,437	4,893	18,330
Interest-earning deposits with banks	66,410	10,022	76,432	23,601	100,033
Central bank funds sold and securities purchased under resale agreements (reverse repos)	12,781		12,781		12,781
Securities borrowed	46,008		46,008		46,008
Total financial assets at fair value through profit or loss	1,241,413		1,241,413	42,344	1,283,757
Financial assets available for sale	27,558		27,558		27,558
Equity method investments	8,192		8,192	(6,136)	2,056
Loans	288,141		288,141	167,134	455,275
Property and equipment	3,356		3,356	816	4,172
Goodwill and other intangible assets	12,531		12,531	2,445	14,976
Other assets	195,410		195,410	2,278	197,689
Income tax assets	10,418		10,418	767	11,185
Total assets	1,925,655	10,022	1,935,676	238,142	2,173,819
Liabilities and Equity
Deposits	411,985		411,985	137,305	549,290
Central bank funds purchased and securities sold under repurchase agreements (repos)	35,336		35,336		35,336
Securities loaned	5.879		5,879		5,879

	June 30, 2010
				Expected	Deutsche
				change	Bank Group,
	Deutsche			due to	consolidated after
	Bank Group,	Expected		completion	completion of the
	prior to	change	Deutsche	of the	capital increase,
	completion of	due to	Bank Group,	takeover	the takeover
	the capital	completion	following	offer and	offer and
	increase and	of the	completion of	commencement of	commencement of
	the takeover	capital	the capital	the related	the related
in € m.	offer	increase	increase	agreements	agreements
	(reviewed)		(unaudited)

Total financial liabilities at fair value through profit or loss	991,163		991,163	34,972	1,026,135
Other short-term borrowings	55,654		55,654	27,897	83,551
Other liabilities	217,854		217,854	6,099	223,952
Provisions	1,648		1,648	299	1,947
Income tax liabilities	4,778		4,778	1,020	5,798
Long-term debt	147,184		147,184	31,460	178,644
Trust preferred securities	11,603		11,603	1,600	13,203
Equity classified as obligation to purchase common shares	—		—		—
Total liabilities	1,883,084		1,883,084	240,651	2,123,735
Common shares, no par value, notional value of €2.56	1,589	790	2,380		2,380
Additional paid-in capital	14,917	9,232	24,148	(193)	23,956
Retained earnings	26,373		26,373	(2,221)	24,151
Common shares in treasury, at cost	(136)		(136)		(136)
Equity classified as obligation to purchase common shares	—		—		—
Net gains (losses) not recognized in the income statement, net of tax	(1,205)		(1,205)	(98)	(1,304)
Total shareholders’ equity	41,538	10,022	51,559	(2,513)	49,047
Noncontrolling interests	1,033		1,033	4	1,037
Total equity	42,571	10,022	52,593	(2,509)	50,084
Total liabilities and equity	1,925,655	10,022	1,935,676	238,142	2,173,819

Due to rounding numbers presented may not add up precisely to the totals provided.

The figures presented in the column “Expected change due to completion of the takeover offer and the commencement of the related agreements” above, are based in particular on the published 2009 annual report of the Postbank Group, the interim report of the Postbank Group as of June 30, 2010, as well as further documents available on Postbank’s website. Adjustments were made based on the statement “Fair values of financial instruments” published in the notes to the interim report. To a certain extent the published fair values were also adjusted due to known differences between our valuation methodologies and the valuation methodologies of Postbank. In addition, this column reflects the effects of a revaluation charge related to the participation we held as an at equity investment in the expected amount of €2.3 billion, and includes a best estimate of the value of the acquired identifiable intangible assets. Moreover, the original balance sheet format of the presented figures was re-formatted to make it consistent with the balance sheet format we use, to the extent possible.

As compared to our reviewed balance sheet as of June 30, 2010, essentially the following changes are expected:

a)	The effects of our capital increase in connection with the offering for the new shares are shown in the column “Expected change due to completion of the capital increase.” The common shares balance sheet item increases by €2.56 per new no-par value ordinary registered share, i.e., from €1.6 billion by €790 million to €2.4 billion. The additional paid-in capital correspondingly increases by the remaining net amount after tax of the capital increase of €9.2 billion from €14.9 billion to €24.1 billion. The net proceeds after tax from the capital increase in the aggregate amount of €10.0 billion lead to an increase of the same amount in the balance sheet item interest-earning deposits with banks. This figure includes an estimate of the resulting tax effects.

b)	Pursuant to the IFRS rules regarding the preparation of consolidated financial statements and based on the assumptions set forth above, we will be required to consolidate the Postbank Group in our consolidated financial statements. Our consolidated total assets (after completion of the capital increase) will consequently increase from €1,935.7 billion by approximately €238.1 billion to approximately €2,173.8 billion. This reflects, inter alia, the derecognition of the existing equity method investment and the recognition of assets and liabilities of the Postbank Group at assumed fair values. In addition, this increase reflects, inter alia, the addition of the other short-term borrowings of the Postbank Group, leading to an increase of this balance sheet item by an aggregate amount of €27.9 billion.

c)	As of the date of the acquisition, the acquired intangible assets are recognized at their fair value. The goodwill results from the sum of the transferred consideration (purchase price for the shares acquired in connection with the takeover offer, plus the fair value of the equity holdings already held), as well as the non-controlling interest in Postbank valued pursuant to IFRS 3 less the net balance of the amounts of the acquired assets and liabilities existing as of the date of the acquisition and valued pursuant to IFRS 3.

d)	Pursuant to the IFRS rules regarding the derecognition of financial assets, the disposed 23,081,568 Postbank shares continue to be recognized, as the economic risks and rewards remain with us. They thus form part of the assumed purchase price in the amount of €4.8 billion for the entire shareholding in the Postbank Group following the revaluation of the equity holdings currently held by us and recognized as equity method investment, and increase the goodwill resulting from the transaction. A corresponding liability is recognized in the other liabilities balance sheet item.

e)	The acquisition of the 66,841,568 Postbank shares (excluding transaction costs) will be financed by us according to the assumptions by using deposits with the German Central Bank, which are reported in the consolidated financial statements under the balance sheet item interest-earning deposits with banks. Accordingly, the corresponding balance sheet item initially decreases by €1.7 billion. Due to the disposal of the 23,081,568 Postbank shares, this balance sheet item subsequently increases by €577 million.

f)	In our view the share swap transaction entered into with Société Générale is a derivative financial instrument embedded in the liability arising from the non-derecognition of the underlying shares, which is recognized at fair value. In the aggregate, the fair value of this financial instrument increases if the fair value of the Postbank shares increases, and it decreases if the fair value of the Postbank shares decreases. Upon first-time recognition, the share swap transaction is expected not to have a fair value.

Expected Effects on Our Consolidated Income Statement

The acquisition of 66,841,568 Postbank shares by us upon completion of the takeover offer and the disposal of 23,081,568 Postbank shares based on the respective agreements would essentially have the following effects on our future results of operations:

a)	With regard to successive business combinations, the revised version of IFRS 3 that we have applied since the beginning of the 2010 financial year requires in connection with a first-time consolidation a revaluation at fair value through profit and loss of the existing equity holdings (shareholding and mandatory exchangeable bond). This assumes a sale of the existing equity holdings at market value and the concurrent purchase of a controlling shareholding. In the case of a documented intention of consolidation there is thus a “sale intention” for the existing equity holdings within the meaning of IFRS 3. The value in use of the existing equity holdings is therefore to be determined prior to the date of first-time consolidation in light of its realizable value. The revaluation charge in the expected amount of €2.3 billion is recognized in the consolidated income statement in the balance sheet item “Net income (loss) from equity method investments” and, in the above presentation, leads to a decrease of the retained earnings as well as the equity method investments balance sheet items.

b)	In the future, the consolidated income of the Postbank Group will be fully reflected in our consolidated income. As from this future date, the income from equity method investments will no longer comprise a pro rata share of the income of the Postbank Group. The realization of synergies and the related costs incurred also have a direct effect on our income.

c)	Any changes in the fair value of the share swap transaction with Société Générale are directly reflected in our consolidated income statement.

Based on our income statement in our consolidated interim financial statements as of June 30, 2010 and the income statement of the Postbank Group in the published consolidated interim financial statements as of June 30, 2010, the following effects on our key financial performance indicators shown as examples would have resulted (aggregation of our income statements and the income statements of the Postbank Group for the six months ending on June 30, 2010):

	Six months ending on June 30, 2010
	Deutsche Bank	Postbank
in € m.	Group	Group	Aggregate
	(reviewed)	(reviewed)	(unaudited)

Total net revenues	16,154	1,936	18,090
Income before income taxes	4,317	225	4,542
Net income	2,943	154	3,097

An intercompany income or expense elimination has not been prepared for this presentation. The aggregated unconsolidated earnings presented in the table above would decrease after a consolidation of the exchange of services and products between our Group and the Postbank Group. Our earnings in the six months ending on June 30, 2010 comprise earnings from the existing shareholding in Postbank, including the mandatory exchangeable bond, in the aggregate amount of €252 million, and earnings of €29 million from the existing put/call option structure with Deutsche Post in connection with Postbank. The aggregated presentation of the items of the income statement also does not reflect any effects on future periods that may result from valuation adjustments or any potential reclassifications related to the first-time consolidation of assets and liabilities. For example, this would also include the incremental periodic amortization of intangible assets with limited useful life.

The presentation also does not reflect a revaluation charge related the equity holding we currently hold as equity method investment, which is expected to amount to €2.3 billion.

Expected Effects on Our Tier 1 Capital

Our acquisition of 66,841,568 Postbank shares due to the takeover offer would lead to a decrease in the aggregate Tier 1 capital for our Group as of June 30, 2010 by approximately €2.4 billion and to an increase in risk-weighted assets by €58.3 billion. The disposal of 23,081,568 Postbank shares pursuant to the respective agreements is irrelevant in this respect. By contrast, the capital increase in connection with matter of this offering results in a Tier 1 capital increase of €10.0 billion.

Disregarding the capital increase in connection with this offering, the Tier 1 capital ratio of our Group would consequently decrease from approximately 11.3% (as of June 30, 2010) to approximately 8.8%. The Tier 1 capital ratio of our Group would increase to a total of approximately 11.6% if the capital increase referred to above were taken into account. If we acquired less than 66,841,568 Postbank shares in the takeover offer, the decrease in the Tier 1 capital ratio would be correspondingly smaller or, respectively, the increase would be correspondingly greater.

DESCRIPTION OF ORDINARY SHARES

The following, together with the “Description of Ordinary Shares” in the attached prospectus, describe the material terms of our ordinary shares. If the description of the shares in this prospectus supplement differs in any way from the description in the attached prospectus, you should rely on the description in this prospectus supplement. For a summary of the material terms of our Articles of Association and applicable German corporate law in effect as of the date of this prospectus regarding our ordinary shares and the holders thereof, please refer to “Item 10: Additional Information — Memorandum and Articles of Association” in our 2009 Form 20-F. The summary describes our Articles of Association. Our Articles of Association were most recently approved at the annual shareholders’ meeting held on May 27, 2010 and have been registered in the Commercial Register in Frankfurt am Main. This summary may not contain all of the information that is important to you. You should read the Articles of Association, which are incorporated herein by reference and filed as an exhibit to the registration statement pertaining to this prospectus supplement and attached prospectus, to understand them fully.

Share Capital and Shares

As of August 31, 2010, our share capital amounted to €1,589,399,078.40 consisting of 620,859,015 no par value ordinary registered shares, each representing a notional par value of €2.56 in our share capital and carrying full dividend rights as from January 1, 2010. Of these, 2,126,539 ordinary shares, representing €5,443,939.84 of our share capital, were held by or on behalf of the Bank or one of its subsidiaries. All of our issued ordinary shares are fully paid up. Below is a reconciliation of the number of ordinary shares outstanding at the beginning of the year and as of August 31, 2010:

		Treasury
		shares
		(Shares held
		by or on
		behalf of the
	Total number of	Bank or one
	shares issued	of its
Number of ordinary shares	and fully paid	subsidiaries)	Outstanding

Ordinary shares outstanding as of January 1, 2010	620,859,015	(683,695)	620,175,320

Ordinary shares issued	—	—	—
Ordinary shares purchased for treasury	—	(194,040,769)	(194,040,769)
Ordinary shares sold or distributed from treasury	—	192,597,925	192,597,925

Ordinary shares outstanding as of August 31, 2010	620,859,015	(2,126,539)	618,732,476

Price History of Our Ordinary Shares

Our shares have been admitted to the regulated market (Regulierter Markt) and the sub-segment of the regulated market with additional obligations arising from admission (Prime Standard) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) as well as to the regulated market of the six other German stock exchanges (Berlin, Dusseldorf, Hamburg, Hanover, Munich and Stuttgart). In addition, our shares are listed on the New York Stock Exchange. The following table sets forth, for the periods indicated, the high and low closing sales price for our shares on the Frankfurt Stock Exchange and the New York Stock Exchange.

	Price per		Price per share
	share in Euros		in U.S. Dollars
	on the Frankfurt Stock Exchange (Xetra)		on the New York Stock Exchange
	High	Low	High	Low

2005	85.00	60.90	100.41	76.16
2006	103.29	80.74	134.71	97.18
2007	118.51	81.33	159.76	120.02
2008
Quarter ended March 31, 2008	89.80	64.62	130.79	102.36
Quarter ended June 30, 2008	79.20	54.32	122.98	85.35
Quarter ended September 30, 2008	64.85	47.48	97.27	66.43
Quarter ended December 31, 2008	54.32	18.59	75.25	22.45
2009
Quarter ended March 31, 2009	32.92	15.38	44.80	21.13
Quarter ended June 30, 2009	49.62	29.37	70.37	39.86
Quarter ended September 30, 2009	53.94	41.04	80.00	56.72
Quarter ended December 31, 2009	58.29	45.98	84.93	68.94
2010
Quarter ended March 31, 2010	59.11	42.31	78.80	57.78
Quarter ended June 30, 2010	60.55	45.00	82.17	54.14
March 2010	59.11	46.74	78.80	63.57
April 2010	60.55	50.64	82.17	67.67
May 2010	52.76	45.00	69.74	55.63
June 2010	51.24	45.50	62.80	54.14
July 2010	54.35	44.61	71.20	55.55
August 2010	56.56	48.67	74.60	61.91
September 2010 (through September 20)	50.98	46.19	64.89	59.99

Development of Our Share Capital since 2009

This section should be read in conjunction with “Description of Ordinary Shares — Development of our Share Capital since 2006” in the prospectus that accompanies this prospectus supplement. As of December 31, 2008, our share capital amounted to €1,461,399,078.40 and was divided into 570,859,015 ordinary registered shares with no par value.

•	On February 23, 2009 we passed a resolution in which we issued 50,000,000 shares (with full dividend rights for the year 2008 and excluding of subscription rights) from our authorized capital created in 2006 against a contribution in kind of 50,000,000 ordinary shares of Postbank, and our share capital was accordingly increased by €128,000,000. The new shares were issued to Deutsche Post AG as consideration for the transfer of shares in Postbank. The capital increase was registered in the Commercial Register on March 6, 2009. Following this capital increase, our registered share capital amounts to €1,589,399,078.40.

For further information about our share capital, see note 30 to the consolidated financial statements in our 2009 Form 20-F.

Authorized Capital

Our share capital may be increased by issuing new shares out of authorized capital against cash payments, and in some circumstances against contributions in kind. Our authorized but unissued capital amounted to €790,120,000 and consist of 308,640,625 ordinary registered shares. According to our Articles of Association, our annual general meeting authorized the following capital increases since January 1, 2009:

•	By resolution of the General Meeting dated May 26, 2009, the Management Board may increase our share capital on or before April 30, 2014, with the consent of the Supervisory Board, on one or more occasions, by up to a total of €128,000,000 through the issuance of new shares against cash payment. Shareholders are to be granted pre-emptive rights, but the Management Board is authorized to exclude fractional amounts from shareholders’ pre-emptive rights and to exclude pre-emptive rights in so far as is necessary to grant to the holders of option rights, convertible bonds and convertible participatory rights that we and our subsidiaries issue preemptive rights to new shares to the extent that they would be entitled to such rights after exercising their option or conversion rights. The Management Board is also authorized to exclude the pre-emptive rights with the consent of the Supervisory Board if the issue price of the new shares is not significantly lower than the quoted price of the shares already listed at the time of the final determination of the issue price. Management Board resolutions to utilize authorized capital and to exclude pre-emptive rights require the Supervisory Board’s approval. The new shares may also be taken up by banks specified by the Management Board with the obligation to offer them to shareholders (indirect pre-emptive right).

•	By resolution of the General Meeting dated May 26, 2009, the Management Board is authorized to increase the share capital on or before April 30, 2014, on one or more occasions, by up to a total of €176,640,000 through the issuance of new shares against cash payment or contributions in kind. Shareholders are to be granted pre-emptive rights, but the Management Board is authorized to exclude fractional amounts from shareholders’ pre-emptive rights and to exclude pre-emptive rights in so far as is necessary to grant to the holders of option rights, convertible bonds and convertible participatory rights issued by us and our affiliated companies pre-emptive rights to new shares to the extent that they would be entitled to such rights after exercising their option or conversion rights. The Management Board is also authorized to exclude the pre-emptive rights if the capital increase against contributions in kind is carried out in order to acquire companies or shareholdings in companies. Management Board resolutions to utilize authorized capital and to exclude pre-emptive rights require the Supervisory Board’s approval. The new shares may also be taken up by banks specified by the Management Board with the obligation to offer them to shareholders (indirect pre-emptive right).

•	By resolution of the General Meeting dated May 26, 2009, the Management Board is authorized to increase the share capital on or before April 30, 2014, on one or more occasions, by up to a total of €314,880,000 through the issuance of new shares against cash payment. Shareholders are to be granted pre-emptive rights, but the Management Board is authorized to exclude fractional amounts from shareholders’ pre-emptive rights and to exclude pre-emptive rights in so far as is necessary to grant to the holders of option rights, convertible bonds and convertible participatory rights issued by the Bank and its affiliated companies pre-emptive rights to new shares to the extent that they would be entitled to such rights after exercising their option or conversion rights. Management Board resolutions to utilize authorized capital and to exclude pre-emptive rights require the Supervisory Board’s approval. The new shares may also be taken up by banks specified by the Management Board with the obligation to offer them to the shareholders (indirect pre-emptive right).

In addition to the authorizations described above, we have additional outstanding authorized capital described in the prospectus under “Description of Ordinary Shares — Development of our Share Capital since 2006 — Authorized Capital.” In contemplation of this offering and by resolution of our Management Board on September 20, 2010, the foregoing authorizations will be fully exercised, so that the authorized capital will no longer be available.

Conditional Capital

Our share capital may be increased by issuing new shares out of authorized capital against cash payments. Our authorized but unissued conditional capital as of the date of this prospectus supplement amounts to €636,400,000.00 and consists of 248,593,750 ordinary registered shares. According to our Articles of Association, our annual general meeting authorized the following capital increases since January 1, 2009:

•	By resolution of our annual shareholders’ meeting dated May 26, 2009, our share capital is conditionally increased by up to €256,000,000 through the issuance of up to 100,000,000 shares. Pursuant to this resolution, the conditional capital increase will only be carried out insofar as (a) the holders of conversion rights or warrants linked with participatory notes or convertible bonds or bonds with warrants to be issued on or before April 30, 2014 by us or a company in which we have a direct or indirect majority holding make use of their conversion or option rights, or (b) the holders with conversion obligations of convertible participatory notes or convertible bonds to be issued on or before April 30, 2014 by us or a company in which we have a direct or indirect majority holding fulfill their obligation to convert.

•	By resolution of our annual shareholders’ meeting dated May 27, 2010, our share capital is conditionally increased by up to €230,400,000 through the issuance of up to 90,000,000 shares. Pursuant to this resolution, the conditional capital increase will only be carried out insofar as (a) the holders of conversion rights or warrants linked with participatory notes or convertible bonds or bonds with warrants to be issued on or before April 30, 2015 by us or a company in which we have a direct or indirect majority holding make use of their conversion or option rights, or (b) the holders with conversion obligations of convertible participatory notes or convertible bonds to be issued on or before April 30, 2015 by us or a company in which we have a direct or indirect majority holding fulfill their obligation to convert.

In addition to the authorizations described above, we have additional outstanding conditional capital described in the prospectus under “Description of Ordinary Shares — Development of our Share Capital since 2006 — Conditional Capital.”

Authorization to Acquire Own Shares

As of August 31, 2010, we held 2,126,539 of our own shares.

On May 27, 2010, our annual shareholders’ meeting resolved to authorize the Management Board, pursuant to Section 71(1) no. 7 and Section 71(1) no. 8 of the German Stock Corporation Act, to acquire our own shares. These resolutions replaced the resolutions adopted at our annual shareholders’ meeting of May 26, 2009

Authorization pursuant to Section 71(1) no. 7 of the German Stock Corporation Act.

We are authorized to buy and sell, for the purpose of securities trading, our own shares on or before November 30, 2014, at prices which do not exceed or fall short of, in either case by more than 10%, of the average of the share prices (closing auction prices of our share in Xetra trading and/or in a comparable successor system on the Frankfurt Stock Exchange) on the respective three preceding stock exchange trading days. In this context, the shares acquired for this purpose may not, at the end of any day, exceed 5% of our share capital.

Authorization pursuant to Section 71(1) no. 8 of the German Stock Corporation Act.

We are authorized pursuant to Section 71(1) no. 8 of the German Stock Corporation Act to buy, on or before November 30, 2014 our own shares in a total volume of up to 10% of our share capital. Together with own shares we acquired for trading purposes and/or for other reasons and which are from time to time in our possession or attributable to us pursuant to Sections 71a et seq. of the German Stock Corporation Act, own shares purchased on the basis of this authorization may not at any time exceed 10% of our share capital. Own shares may be bought through a stock exchange or by means of a public tender offer to all shareholders. The price for the purchase of shares (excluding transaction costs) on a stock exchange may not exceed or fall short of, in either case by more than 10%, of the average of the share prices (closing auction prices of our share in Xetra trading and/or in a comparable successor system on the Frankfurt Stock Exchange) on the last three stock exchange trading days before the obligation to purchase. In the case of a public tender offer, the purchase price may not exceed or fall short of, in either case by more than 10%, of the average of the share prices (closing auction prices of our share in Xetra trading and/or in a comparable successor system on the

Frankfurt Stock Exchange) on the last three stock exchange trading days before the day of publication of the offer. If the volume of shares offered in a public tender offer exceeds the planned buy-back volume, acceptance must be in proportion to the shares offered in each case. We may provide for preferred acceptance of small quantities of up to 50 of our shares offered for purchase per shareholder.

We are also authorized to dispose of the purchased shares and of any shares purchased on the basis of previous authorizations pursuant to Section 71(1) no. 8 of the German Stock Corporation Act on the stock exchange, through an offer to all shareholders or against contribution in kind with the exclusion of the shareholders’ pre-emptive rights for the purpose of acquiring companies or shareholdings in companies. In addition, the Management Board is authorized, in case it disposes of acquired own shares through an offer to all shareholders, to grant to the holders of the option rights, convertible bonds and convertible participatory rights issued by us pre-emptive rights to the extent that they would be entitled to such rights if they exercised their option and/or conversion rights. Shareholders’ pre-emptive rights are excluded for these cases and to this extent. The Management Board is also authorized to issue such own shares to our and our affiliates’ employees and retired employees or to use them, to service option rights on and/or rights or obligations to purchase our shares granted to our and our affiliates’ employees, in each case with the exclusion of shareholders’ pre-emptive rights.

Furthermore, we are authorized to sell the shares to third parties against cash payment under exclusion of the shareholders’ pre-emptive rights if the purchase price is not substantially lower than the stock exchange price of the shares at the time of sale. This authorization may only be used to the extent that the number of shares sold on the basis of this authorization together with shares issued from authorized capital with the exclusion of shareholders’ pre-emptive rights pursuant to Section 186(3) sentence 4 of the German Stock Corporation Act does not exceed 10% of our share capital at the time of the issuance and/or sale of shares.

The Management Board may cancel shares acquired on the basis of this authorization without any further resolution of the annual shareholders’ meeting.

Authorization to use derivatives to purchase of own shares pursuant to Section 71(1) no. 8 of the German Stock Corporation Act

In addition to the preceding authorization, we are authorized to acquire own shares with derivatives.

The purchase of shares subject to the authorization described above may also be executed through the use of put and call options or forward purchase contracts. We may sell to third parties put options based on physical delivery and buy call options from third parties if it is ensured by the option conditions that these options are fulfilled only with shares which themselves were acquired subject to compliance with the principle of equal treatment of shareholders. All share purchases based on put or call options are limited to shares in a maximum volume of 5% of our actual share capital at the time of the resolution of our annual general meeting. The share purchase upon exercise of any option must be carried out by November 30, 2014 at the latest.

The purchase price to be paid per share upon the exercise of the put options or upon the maturity of the forward purchase may not exceed or fall short of, in either case by more than 10%, the average of the share prices on the prior three stock exchange trading days before the conclusion of the respective option transaction in each case excluding ancillary purchase costs but taking into account the option premium received or paid. The call option may only be exercised if the purchase price to be paid does not exceed by more than 10% or fall below 10% of the average of the share prices on the prior three stock exchange trading days before the acquisition of the shares.

Employee Share Plans

For a description of employees’ share plans, please see note 31 to the consolidated financial statements in our 2009 Form 20-F.

THE OFFERING

Set forth below is a summary of the material terms of the offering. This description is not complete and is qualified in its entirety by reference to the underwriting agreement, which has been filed as an exhibit to the registration statement of which the attached prospectus forms a part.

The offering relates to a total of 308,640,625 ordinary shares of Deutsche Bank AG and consists of the rights offering and the subsequent offering of rump shares (as defined below), which we refer to as the international offering, in each case by way of (i) public offerings in Germany, (ii) private placements to certain institutional investors outside the United States in reliance on Regulation S under the United States Securities Act of 1933 (the “Securities Act”) and in accordance with applicable securities laws and (iii) a public offering in the United States under the Securities Act. In the rights offering, the rights will be allocated by Deutsche Bank AG to holders of Deutsche Bank AG’s existing shares, one right being allocated for each existing share held at the record date. The exercise of two rights entitles the exercising holder to subscribe for one ordinary share against payment of the subscription price of €33.00 per ordinary share (Shareholders who hold their ordinary shares in the DTC system or in the form of physical share certificates or DRSs, must forward an amount in U.S. dollars as described below.). The final subscription price was announced on September 20, 2010. Ordinary shares for which rights have not been validly exercised during the rights exercise periods, which we refer to as the rump shares, may be sold by the joint bookrunners, acting on behalf of the underwriters, in their sole discretion in the international offering and/or in open market transactions.

The new shares will result from the capital increase against cash contributions from authorized capital resolved by our Management Board on September 20, 2010 and approved by our Supervisory Board on the same date. Pursuant to Section 4 paragraphs. 3, 4, 6, 7, and 8 of our Articles of Association, our Management Board resolved on September 20, 2010, and the Supervisory Board approved on the same date, to increase the share capital from €1,589,399,078.40 by €790,120,000.00 to €2,379,519,078.40 by issuing 308,640,625 new shares against cash contributions. Our shareholders will be granted subscription rights in this process. The subscription rights of the shareholders are excluded in regard to fractional amounts of new shares. The final number of new shares for which the subscription rights have been excluded (which we refer to as the share fractional amount) is based on the number of our own shares that we hold as of the evening of the record date. The share fractional amount corresponds to the number of our own shares that we hold which could be subscribed to if they were held by other shareholders, to the extent that the number of our own shares that we hold exceeds 3,577,765 on the evening of the record date. We may not exercise subscription rights with respect to our own shares. The subscription rights that would be attributable to the number of our own shares that we hold above 3,577,765 own shares, and to which other shareholders would have been entitled, have been excluded. In order to accomplish a subscription ratio of 2:1, we acquired an aggregate number of 3,100,000 own shares on the Frankfurt Stock Exchange between September 13 and September 16, 2010, for which there will be no subscription rights.

The offering is based on an underwriting agreement and is, inter alia, subject to the condition precedent that the capital increase is entered in the commercial register of Frankfurt am Main, which is expected to take place on October 6, 2010. Under certain circumstances, the offering may be cancelled. See “— Important Information.”

Timetable

The timetable for the offering is envisaged as follows:

September 21, 2010	Record date for ordinary shares receiving rights (after close of business). Book entry of the rights of the shareholders based on their holdings as of the record date (after market close).

September 22, 2010	Commencement of the rights exercise periods and rights trading period; existing ordinary shares commence trading on Frankfurt Stock Exchange and the New York Stock Exchange “ex-subscription right”.

September 29, 2010	End of the rights trading period on the New York Stock Exchange.

October 1, 2010	End of the rights trading period on the Frankfurt Exchange.

October 5, 2010	End of the rights exercise period for all shareholders, 5 p.m., German time, for rights held on the Frankfurt Stock Exchange and 5:00 p.m., New York time, for rights held on the New York Stock Exchange.

October 6, 2010	Registration of the capital increase in the commercial register and delivery of the subscribed new shares against payment of the subscription price. First day of trading for the new shares.

On or about October 6, 2010	Placement of rump shares, if any, in open market transactions or in the international offering.

October 8, 2010	Delivery of the rump shares against payment of the international offering price.

Offered Shares

The new shares will be 308,640,625 newly issued registered shares of Deutsche Bank AG with no par value. The new shares will be fully fungible and rank pari passu in all respects with all other ordinary shares. See “Description of Ordinary Shares.”

Subscription Price

The subscription price will be €33.00 per new share (equivalent to $43.14 using an exchange rate of $1.3074 per Euro, determined using the ECB Reference Rate on September 20, 2010). On September 20, 2010, the closing price of our ordinary shares was €46.88 per ordinary share on the Frankfurt Stock Exchange (Xetra) and $61.46 per ordinary share on the New York Stock Exchange. The final subscription price is to be paid to us on the closing date, which is expected to be on or about October 6, 2008.

New shares as to which rights have not been will be sold on behalf of the underwriters in open market transactions or in an international offering at the subscription price set forth above following an institutional bookbuilding procedure commencing on or about October 6, 2010.

Allocation of Rights

On September 21, 2010, after the close of trading of the existing shares on the Frankfurt Stock Exchange and the New York Stock Exchange, holders of existing ordinary shares will be granted by Deutsche Bank AG one right per existing ordinary share held as of the record date, which is expected to be September 21, 2010 after close of business. Two rights will grant the holder thereof the right to subscribe for one new share at the subscription price of €33.00 per ordinary share.

Rights will be allocated to shareholders of Deutsche Bank AG as follows:

•	Existing ordinary shares held in the DTC system through custody accounts with custodian banks or brokers:

Each existing ordinary share will be allocated one right on the first day of the rights trading period. Allocation and notification will be made by DTC through the respective custodian bank or broker.

•	Existing ordinary shares held directly with BNY Mellon Shareowner Services in the form of physical share certificates or Direct Registration Statements (“DRSs”):

Each existing ordinary share will be allocated one right on the first day of the rights trading period. Allocation and notification to shareholders will be made directly by BNY Mellon Shareowner Services.

•	Existing ordinary shares held in the Clearstream system through custody accounts with custodian banks or brokers:

Each existing ordinary share will be allocated one right on the first day of the rights trading period before the opening of trading. Allocation and notification to shareholders will be made by their respective custodian bank or broker.

Treasury Shares

As of August 31, 2010, we directly or indirectly held a total of 2,126,539 treasury shares (not taking into account any trading positions). Such shares are held to hedge awards granted under our employee equity compensation plans, including employee options. Additionally, we hold ordinary shares for market-making and hedging purposes. In connection with this offering, we acquired an aggregate number of 3,100,000 own shares for which there will be no subscription rights on the Frankfurt Stock Exchange in the period from September 13 through 16, 2010. These shares will not be allocated rights in the offering.

Trading and Sale of Rights

In connection with the offering of the new shares, the rights will be traded on the Frankfurt Stock Exchange and the New York Stock Exchange beginning on September 22, 2010. The rights (CUSIP: D17922 424, ISIN: DE000A1E8H87) on the New York Stock Exchange will be traded until September 29, 2010 and the rights on the Frankfurt Stock Exchange will be traded until October 1, 2010.

During the period during which rights are to be traded, shareholders who hold their ordinary shares in the Clearstream system or in the DTC System will have the opportunity (but are under no obligation) to trade their rights and, accordingly, may instruct their custodian bank or broker to sell part or all of their rights or buy additional rights on the Frankfurt Stock Exchange or the New York Stock Exchange.

Shareholders holding ordinary shares in the form of physical share certificates or DRSs (which we refer to as registered shareholders) may sell their rights through the subscription agent. Registered shareholders who wish to sell some or all of their rights through the subscription agent must deliver completed instructions directing the subscription agent to sell their rights on their behalf no later than 12:00 p.m. on September 28, 2010. We refer to this time as the registered selling deadline. The subscription agent is under no obligation to sell any rights on behalf of registered shareholders who do not return correctly completed instructions by the registered selling deadline.

Beginning on and including September 22, 2010, the existing ordinary shares will be traded on Frankfurt Stock Exchange, the other German stock exchanges and the New York Stock Exchange “ex-subscription right.”

UBS Limited (or an agent or affiliate of UBS Limited) is acting as stabilization agent and may take suitable measures in order to create the liquidity required for orderly trading in the rights, such as buying and selling rights. See “Plan of Distribution (Conflicts of Interest) — Stabilization and Other Trading Activities.”

Exercise of Rights

The exercise of two rights entitles the exercising holder to subscribe for one ordinary share against payment of the subscription price. Rights may be exercised only in integral multiples of two.

In order to avoid being excluded from the offering, rights held must be validly exercised vis-à-vis the Bank by or on behalf of the relevant holder during the applicable rights exercise period.

The rights exercise period for rights held in the DTC system and rights issued in respect of ordinary shares held in the form of physical share certificates or DRSs deposited with BNY Mellon Shareowner Services will run from September 22, 2010 to 5:00 p.m. New York time on October 5, 2010. The rights exercise period for rights held in the Clearstream system will run from September 22, 2010 to 5:00 p.m. German time on October 5, 2010. Rights held in the DTC system or in the Clearstream system and not exercised as described above, including rights in excess of the nearest integral multiple of the subscription ratio, will expire and become null and void without any payment of compensation.

The exercise of rights is irrevocable and may not be withdrawn, cancelled or modified.

The Bank of New York Mellon is acting as subscription agent. BNY Mellon Shareowner Services is acting on behalf of the subscription agent.

Deutsche Bank AG reserves the right to treat as invalid any acceptance or purported exercise of rights or acceptance of the offer of ordinary shares which appears to Deutsche Bank AG or its agents to have been executed, effected or dispatched in a manner which may involve a breach of the securities laws or regulations of any jurisdiction or if Deutsche Bank AG or its agents believe that the same may violate applicable legal or regulatory requirements.

Rights may only be exercised in integral multiples of two. The instructions for exercising rights are as follows:

•	Existing ordinary shares held in the DTC system through custody accounts with custodian banks and brokers:

Rights may be exercised only through your respective custodian bank or broker, as the case may be. Instructions for exercising rights need to be directed to the respective custodian bank or broker, as the case may be, within the time period set by such custodian bank or broker and will be subject to the shareholder’s arrangements with such custodian bank or broker. Shareholders are asked to follow the instructions of their custodian bank or broker. In the event that shareholders have not been so informed by the start of the rights trading period, they should contact their custodian bank or broker. Rights not exercised as described above will expire and become null and void without any payment of compensation.

•	Existing ordinary shares held directly with BNY Mellon Shareowner Services in the form of physical share certificates or DRSs:

Rights may be exercised only through BNY Mellon Shareholder Services as described below. Registered Shareholders may exercise some or all of their rights by completing their rights form and returning it to BNY Mellon Shareholder Services. Registered Shareholders must deliver the completed rights form along with a payment in the form of certified check or cashier’s check to BNY Mellon Shareholder Services, 480 Washington Blvd, 29th floor, Jersey City, New Jersey 07310. The required amount must be received by BNY Mellon Shareholder Services no later than 5:00 p.m. (New York time) on October 5, 2010 in order to exercise the rights. Rights not exercised as described above will expire and become null and void without compensation.

Registered holders who (i) fail to deliver instructions to the BNY Mellon Shareholder Services by the expiration deadline, (ii) have delivered instructions but have failed to complete such instructions, or (iii) have failed to make complete payment of the estimated U.S. dollar subscription price described below in respect of any of the new shares for which such holder elects to subscribe, will be deemed to have elected to waive the rights (or such portion thereof in respect of which such holder has failed to deliver or complete instructions to make payment) and such rights will expire and become null and void without compensation.

•	Existing ordinary shares held in the Clearstream system through custody accounts with custodian banks or brokers:

On evening of September 21, 2010, Clearstream Banking AG will automatically credit to the depositary banks the subscription rights relating to our existing shares to the extent they are being held in collective custody. Instructions for exercising rights need to be directed to the respective custodian bank or broker, as the case may be, within the time period set by such custodian bank or broker and will be subject to the shareholder’s arrangements with such custodian bank or broker. Shareholders are asked to follow the instructions of their custodian bank or broker. In the event that shareholders have not been so informed by the start of the rights trading period, they should contact their custodian bank or broker. Rights not exercised as described above will expire and become null and void without compensation.

Conversion of U.S. Dollars to Euro

The following applies only to shareholders who hold their ordinary shares in the DTC system or in the form of physical share certificates or DRSs. You will be able to exercise your rights as follows:

•	in the case of holders of ordinary shares in the DTC system through custody accounts with custodian banks and brokers, by forwarding, through their custodian bank or broker, $47.46 (which we refer to as the estimated U.S. dollar subscription price) to DTC for further forwarding to BNY Mellon Shareowner Services, together with instructions to BNY Mellon Shareowner Services to pay the subscription price on such holder’s behalf; or

•	in the case of holders of ordinary shares held directly with BNY Mellon Shareowner Services in the form of physical share certificates or DRSs, by forwarding to BNY Mellon Shareowner Services the estimated U.S. dollar subscription price, together with a completed rights form to BNY Mellon Shareowner Services to pay the subscription price on such holders’ behalf.

PLEASE NOTE THAT NO PROVISION HAS BEEN MADE FOR SUCH HOLDERS TO PAY THE SUBSCRIPTION PRICE FOR NEW SHARES TO BE SUBSCRIBED IN EUROS. SUCH HOLDERS MAY ONLY PAY THE SUBSCRIPTION PRICE IN U.S. DOLLARS.

The excess of 10% over the U.S. dollar equivalent of the Euro-denominated final subscription price that was announced on September 20, 2010 (converted using the ECB Reference Rate on September 20, 2010, which is defined to mean the European Central Bank’s foreign exchange reference rate of Euro for U.S. dollars at 2:15 p.m. German time on that date) included in the estimated U.S. dollar subscription price has been established to cover possible currency exchange rate fluctuations between such date and the date on which the subscription price is paid by BNY Mellon Shareowner Services to us, which is currently scheduled to be October 6, 2010 (which we refer to as the conversion date).

If, on the conversion date, the estimated U.S. dollar subscription price that has been paid by a holder exceeds the U.S. dollar equivalent of the subscription price on that date, BNY Mellon Shareowner Services will effect conversion of the U.S. dollar amount necessary to yield the Euro-denominated subscription price, and return any excess U.S. dollar amount to DTC (for further crediting to the respective DTC participant) or the relevant holder, as the case may be.

If, on the conversion date, the final estimated U.S. dollar subscription price is insufficient to pay the Euro-denominated subscription price due to currency fluctuations, BNY Mellon Shareowner Services will send due bills to the relevant holder for the shortfall and shall hold the new shares subscribed for in escrow pending receipt of such shortfall from the relevant holder.

Shareholders who hold their ordinary shares in the Clearstream system must exercise their rights by paying the subscription price in Euros.

Treatment of New Shares for Which Rights Have Not Been Validly Exercised

New shares for which rights have not been validly exercised during the rights exercise periods (which we refer to as the rump shares) and the share fractional amount of up to 500,000 new shares excluded from the subscription right of the shareholders may be sold by the joint bookrunners, acting on behalf of the underwriters, in their sole discretion, either in the international offering by way of (i) private placements to certain institutional investors outside the United States in reliance on Regulation S under the Securities

Act and in accordance with applicable securities laws and (ii) a public offering in the United States under the Securities Act, or in open market transactions. Any proceeds from such sales, after deduction of applicable commissions and certain costs and expenses, will be for our benefit. We expect to deliver these shares on or about October 8, 2010.

Settlement and Certification of the Ordinary Shares

The ordinary shares have been accepted for clearance through Clearstream. Delivery of the new shares against payment of the subscription price is expected to take place on or about October 6, 2010, or on such other date as we may determine. Delivery of the rump shares against payment of the offering price for the rump shares is expected to take place on or about October 6, 2010, or on such other date as we may determine. Delivery against payment will take place through the clearing system of Clearstream. We will issue the new shares on or about October 6, 2010 to holders who have participated in the rights offering through our U.S. registrar BNY Mellon Shareholder Services.

The new shares will be in registered form and will not be in certificated form.

Voting Rights

Each new share will carry one vote at any general meeting of Deutsche Bank AG.

Dilution

As of June 30, 2010, the book value of our shareholders’ equity was €41,537,751,573, or €66.90 per ordinary share, based on 620,859,015 ordinary shares issued.

Because our shareholders are granted subscription rights to subscribe for the new shares (except for fractional amounts), the shareholding of a shareholder exercising its subscription rights will remain essentially unchanged in connection with this offering. The percentage of our share capital held by a shareholder will be diluted by 33.2% if such shareholder does not exercise its subscription rights. If the economic value of the subscription rights were to be disregarded, a capital dilution for the shareholder of €11.43 per share would result.

Following the implementation of the capital increase resolved by our Management Board with the approval of our Supervisory Board pursuant to the authorizations in Section 4 para. 3, 4, 6, 7 and 8 of our Articles of Association (Authorized Capital) on September 20, 2010 from €1,589,399,078.40 by €790,120,000.00 to €2,379,519,078.40 by issuing 308,640,625 New Shares against cash contributions in connection with this offering, which we expect to be register in the Commercial Register on October 5, 2010, and at a subscription price of €33.00 per new share, and following the deduction of the estimated costs of the offering in the maximum amount of €164 million net of tax, the book value of our shareholders’ equity recorded in the balance sheet under IFRS as of June 30, 2010 would have been €51.6 billion or €55.47 per share (based on our consolidated interim financial statements, calculated on the basis of 929,499,640 shares issued after the implementation of the capital increase in connection with this offering). This corresponds to a dilution in our share capital by €11.43 or 17.1% per share for existing shareholders. For purchasers of new shares, this results in an indirect accretion of €22.47 or 68.1% per share, as our adjusted shareholders’ equity per share exceeds the assumed subscription or, as the case may be, placement price of €33.00 per new share by this amount or this percentage.

Distributions

The new shares will be fully fungible and rank pari passu with the existing ordinary shares. As such, they will be entitled to any distributions declared after the closing date, including any dividends, if declared, for the financial year ending December 31, 2010.

Important Information

The underwriting agreement provides that the obligations of the underwriters to consummate the offering are subject to certain conditions. See “Plan of Distribution (Conflicts of Interest).” In addition, the underwriters may under certain circumstances terminate the underwriting agreement or the offering. These circumstances include where there has occurred (i) a material adverse effect on the condition, financial or otherwise, or in the earnings, business affairs, business prospects or shareholders’ equity of the Group, whether or not arising from transactions in the ordinary course of business other than as set forth or contemplated in this prospectus supplement and the documents incorporated by reference herein, as the case may be, (ii) suspension of exchange trading on the Frankfurt Stock Exchange, the London Stock Exchange or the New York Stock Exchange, (iii) suspension of exchange trading of any of our securities except for immaterial suspensions, (iv) a general moratorium on the banking activities in Frankfurt, London or New York is declared or a material disruption of securities settlement in Europe or the United States, (v) a material adverse change in the national or international economic, political, industrial, legal or financial conditions or conditions of the capital markets or exchange rates or (vi) the outbreak or escalation of hostilities involving Germany, the United Kingdom or the United States, or the or the occurrence of other catastrophes or crises. The underwriters’ obligation shall also terminate if the capital increase is not entered in the commercial register of Frankfurt am Main.

Stock Exchange Listing, ISINs, Common Codes, Ticker Symbols

Application for the listing of the new shares on the Frankfurt Stock Exchange and for the admission of the new shares to trading on the New York Stock Exchange have been or will be made. The listing and admission, respectively, are expected to become effective on October 6, 2010, the scheduled first trading day for the new shares. Upon commencement of trading, the new shares will be included in the existing listing of our ordinary shares.

The securities identification numbers for the rights and the our ordinary shares are as follows:

International Securities Identification Number (ISIN)	ordinary shares: rights:	DE0005140008 DE000A1E8H87

German Securities Identification Number (WKN)	ordinary shares: rights:	514000 A1E8H8

CUSIPs	ordinary shares:	D18190 898
	rights:	D17922 424

Ticker Symbols	ordinary shares:	DBK (Frankfurt Stock Exchange and other German exchanges) DB (New York Stock Exchange)
	rights:	DBKA (Frankfurt Stock Exchange) DB’RT (New York Stock Exchange)

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Underwriting

The underwriters for the offering are listed in the table below. We and the underwriters entered into an underwriting agreement dated September 12, 2010. In the underwriting agreement, the underwriters have, each individually, severally and not jointly, agreed to underwrite the new shares in the numbers and percentages set forth below. We have agreed to issue the new shares to UBS Limited, Banco Santander S.A., COMMERZBANK Aktiengesellschaft, HSBC Trinkaus & Burkhardt AG, ING Bank N.V., Merrill Lynch International, Morgan Stanley Bank AG and Société Générale, acting on behalf of the underwriters.

			Underwriting	Underwriting
			commitment in %	commitment in %
			of our share	of our share
	Number of	Percentage of	capital prior to	capital after the
Underwriters	new shares	new shares	the offering*	offering*

UBS Limited	28,394,940	9.20%	4.57%	3.05%
Banco Santander S.A.	23,919,648	7.75%	3.85%	2.57%
COMMERZBANK Aktiengesellschaft.	23,919,648	7.75%	3.85%	2.57%
HSBC Trinkaus & Burkhardt AG.	23,919,648	7.75%	3.85%	2.57%
ING Bank N.V.	23,919,648	7.75%	3.85%	2.57%
Merrill Lynch International	23,919,648	7.75%	3.85%	2.57%
Morgan Stanley Bank AG	23,919,648	7.75%	3.85%	2.57%
Société Générale	23,919,648	7.75%	3.85%	2.57%
Banca IMI S.p.A.	7,098,734	2.30%	1.14%	0.76%
Banco Bilbao Vizcaya Argentaria, S.A.	7,098,734	2.30%	1.14%	0.76%
Barclays Bank PLC	7,098,734	2.30%	1.14%	0.76%
Citigroup Global Markets Limited	7,098,734	2.30%	1.14%	0.76%
CREDIT AGRICOLE CORPORATE & INVESTMENT BANK	7,098,734	2.30%	1.14%	0.76%
DZ BANK AG Deutsche Zentral-Genossenschaftsbank	7,098,734	2.30%	1.14%	0.76%
Landesbank Baden-Württemberg	7,098,734	2.30%	1.14%	0.76%
Lloyds TSB Bank plc	7,098,734	2.30%	1.14%	0.76%
Mediobanca — Banca di Credito Finanziario S.p.A.	7,098,734	2.30%	1.14%	0.76%
Standard Chartered Bank	7,098,734	2.30%	1.14%	0.76%
The Royal Bank of Scotland N.V. (London Branch)	7,098,734	2.30%	1.14%	0.76%
Bayerische Landesbank	2,314,805	0.75%	0.37%	0.25%
Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.	2,314,805	0.75%	0.37%	0.25%
Daiwa Capital Markets Europe Limited	2,314,805	0.75%	0.37%	0.25%
DANSKE BANK A/S	2,314,805	0.75%	0.37%	0.25%
KBC SECURITIES NV	2,314,805	0.75%	0.37%	0.25%
Mizuho International plc	2,314,805	0.75%	0.37%	0.25%
MPS Capital Services S.p.A.	2,314,805	0.75%	0.37%	0.25%
National Bank of Greece S.A.	2,314,805	0.75%	0.37%	0.25%
Natixis	2,314,805	0.75%	0.37%	0.25%
Nordea Bank AB (publ)	2,314,805	0.75%	0.37%	0.25%
Raiffeisen Centrobank AG	2,314,805	0.75%	0.37%	0.25%
UniCredit Bank AG	2,314,805	0.75%	0.37%	0.25%
VTB Capial plc	2,314,805	0.75%	0.37%	0.25%
Wells Fargo Securities International Limited	2,314,805	0.75%	0.37%	0.25%
WestLB AG	2,314,805	0.75%	0.37%	0.25%

Total	308,640,625	100%	49.7%	33.2%

*	Columns may not add up due to rounding.

According to the underwriting agreement, the underwriters will pay us the subscription price for the new shares with respect to which rights are not exercised. These rump shares may be sold by the joint bookrunners, acting on behalf of the underwriters, in their sole discretion in the international offering or in open market transactions. For rump shares sold in the international offering or in open market transactions, the underwriters will pay us the offering price for such shares, but in no event less than the subscription price.

The total fees and commissions payable to the underwriters by us may amount to a maximum of up to 2.25% of the gross offering proceeds, or approximately €229.2 million, comprised of a base fee and an incentive fee. The base fee of 2.00% of the gross offering proceeds is composed of a management fee to the bookrunner and joint bookrunners and an underwriting commission that will be allocated to the underwriters in accordance with their respective underwriting commitments. The incentive fee is up to 0.25% of the gross offering proceeds. We may determine in our sole discretion how much of the incentive fee, if any, to pay to the underwriters.

The underwriting agreement provides that the obligations of the underwriters to consummate the offering are subject to certain conditions being satisfied. These conditions include the receipt of customary confirmations and legal opinions meeting the underwriters’ requirements or the making of necessary filings and the receipt of necessary approvals in connection with the offering. We also agreed in the underwriting agreement to indemnify the underwriters against certain liability obligations, including liabilities under applicable securities laws.

All or most of the underwriters are not U.S.-registered broker-dealers and, therefore, to the extent that they intend to effect any sales of the new shares in the United States, they will do so through one or more U.S. registered broker-dealers, which may be affiliates of such underwriters, in accordance with the applicable U.S. securities laws and regulations, and as permitted by the Financial Industry Regulatory Authority, Inc., or FINRA, regulations. One or more of the underwriters may be unable to make offers or sales in the United States otherwise than through Rule 15a-6 under the U.S. Securities Exchange Act of 1934, as amended.

Conflicts of Interest

When and to the extent permitted by applicable law, our affiliated U.S. broker-dealer, Deutsche Bank Securities Inc., may engage in unsolicited brokerage transactions in our shares, and our investment management business groups may trade in our shares and derivatives on our shares, in the United States. Deutsche Bank Securities Inc. will conduct each offering of our securities in compliance with the requirements of NASD Rule 2720 regarding a FINRA member firm’s distributing the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, no agent or dealer that is an affiliate of ours will make sales in this offering to any discretionary account without the prior written approval of the customer.

Lock-Up

We have agreed vis-à-vis the underwriters that, for a period ending six months after the date of first trading of the new shares, we will not, to the extent permitted by German law and absent prior written consent of the senior bookrunner (which will not be unreasonably withheld or delayed), (i) exercise an authorization pursuant to our Articles of Association to increase our capital, (ii) submit a proposal for a capital increase or the issuance of financial instruments convertible into our shares or with option rights for our shares to any meeting of the shareholders for resolution (except for authorizations pursuant to Section 202 or Section 221 (2) of the German Stock Corporation Act and the creation of related conditional capital) or (iii) offer, pledge, allot, issue (unless being required by applicable law), sell, contract to sell, sell any option to purchase or contract to purchase, purchase any option to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares in our capital or any securities convertible into or exercisable or exchangeable for shares in our capital or enter into any swap or other arrangement that transfers to another, in whole or in part, the economic risk of ownership of shares in our capital, whether any such transaction described above is to be settled by delivery of shares in our capital or such other securities, in cash or otherwise. These restrictions do not apply (i) to the new shares being sold in this offering, (ii) to contingent capital instruments we issue mandatorily or voluntarily convertible into our shares or other instruments related thereto, (iii) to the purpose of issuing or otherwise distributing or allocating our shares or options for our shares or other instruments related to our shares to our management or our employees under a directors’ or employee incentive plan or otherwise related to equity compensation of our management or our employees, (iv) to sales of our treasury shares (or derivative transactions related thereto) consistent with our normal treasury activity, (v) to hedging, market making and brokerage activities in the ordinary course of our or our affiliates’ trading activities and (vi) to transactions by us or any of our affiliates in execution of customer orders.

Other Relations Between the Underwriters and Deutsche Bank

Certain of the underwriters and their respective affiliates have performed, and may in the future perform, various financial advisory, investment banking, commercial banking or other services for us or our affiliates, for which they have received and are likely to continue to receive customary fees and expenses. We or our affiliates have performed, and may also in the future perform, various financial advisory, investment banking, commercial banking or other services for certain of the underwriters or their respective affiliates, for which they have received and are likely to continue to receive customary fees and expenses.

In connection with the offering, each of the underwriters and any affiliate acting as an investor for its own account may receive rights (if they are current shareholders of Deutsche Bank AG) in connection with the rights offering, and may exercise its right to take up such rights and acquire new shares, or may take up rump shares, if any, as part of the international offering and in that capacity, may retain, purchase or sell our rights, ordinary shares or rump shares and any other securities or other investments for its own account and may offer or sell such securities (or other investments) otherwise than in connection with the offering. References in this prospectus supplement to the rump shares being offered or placed should be read as including any offering or placement of ordinary shares to any of the underwriters and any affiliate acting in such capacity. The underwriters do not intend to disclose the extent of any such investments or transactions otherwise than in accordance with any legal or regulatory obligation to do so.

Stabilization and Other Trading Activities

In connection with the offering of the new shares, UBS Limited (or an agent or affiliate of UBS Limited) is acting as stabilization agent and may undertake measures aimed at supporting the stock exchange or market price of our ordinary shares in order to offset any sales pressure that may exist, which we refer to as stabilization measures.

Stabilization measures include transactions that stabilize, maintain or otherwise effect the market price of our ordinary shares. Such transactions may include creating a syndicate short position, and engaging in stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of securities not owned by them. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The stabilization agent may also impose a penalty bid. This occurs when an underwriter repays to the other underwriters a portion of the underwriting discount or commission it received because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

The stabilization agent is under no obligation to take stabilization measures. Therefore, there is no guarantee that stabilization measures will be implemented. If stabilization measures are taken, they may be terminated at any time without prior notice.

Such stabilization measures may be undertaken from the date the subscription price is published and will end no later than the 30th calendar day following the expiration of the rights exercise period, expected to be November 4, 2010, or the stabilization period. The stabilization agent may not stabilize, effect any syndicate covering bid or impose a penalty bid, for our ordinary shares (i) at any time prior to the first trading day of the new shares on Frankfurt Stock Exchange, at a price exceeding the subscription price, or

(ii) at any time on or after the first trading day of the new shares on the Frankfurt Stock Exchange until the last day of the stabilization period, at a price exceeding the international offering price.

Stabilization measures may cause the stock exchange or market price of our ordinary shares and/or the rights to be higher than it would have been without such measures. In addition, such measures may temporarily result in a stock exchange or market price at a level that is not sustainable over the long term.

Within one week after the end of the stabilization period, an announcement will be published as to whether or not a stabilization measure was carried out, the date on which the stabilization measure was commenced, the date on which the last stabilization measure was taken, and the price range within which the stabilization measure was carried out (for each date on which a stabilization measure was carried out).

Certain of the underwriters have advised us that they are currently making a market for our existing shares and UBS Limited has advised us that it intends to make a market in the rights, in each case inside and outside of the United States. The underwriters may also engage in transactions for the accounts of others in our existing shares and rights and certain derivatives linked to our existing shares.

If these market-making and other activities are commenced, they may be discontinued at any time at the sole discretion of the relevant underwriter and without notice. These activities may occur on the Frankfurt Stock Exchange, the New York Stock Exchange, certain other exchanges, in the over-the-counter market in Germany or the United States or elsewhere outside the United States in accordance with applicable law and regulation.

Trading in the Rights and the New Shares by Us

During the distribution of the new shares in the offering, if applicable, we and certain of our affiliates intend to engage in various dealing and brokerage activities involving our ordinary shares when and to the extent permitted by applicable law. Among other things, we and certain of our affiliates, as the case may be, intend (1) to make a market in our shares by purchasing and selling our shares for our own account or to facilitate customer transactions; (2) to make a market, from time to time, in derivatives (such as options, warrants, convertible securities and other instruments) relating to our shares for our own account and the accounts of customers; (3) to engage in trades in our shares for their own account and the accounts of their customers for the purpose of hedging their positions established in connection with the derivatives market making described above; (4) to engage in unsolicited brokerage transactions in our shares with their customers; (5) to trade in our shares and derivatives on our shares as part of their investment management activities for the accounts of their customers; and (6) to trade in our shares in connection with employee incentive plans. These activities may occur on the Frankfurt Stock Exchange, Markit BOAT, Chi-X, Turquoise, the Eurex, the EUWAX section of the Stuttgart stock exchange or other German stock exchanges, in the over-the-counter market in Germany or elsewhere outside the United States. In addition, when and to the extent permitted by applicable law, our affiliated U.S. broker-dealer, Deutsche Bank Securities Inc., may engage in unsolicited brokerage transactions in our shares, and our investment management business groups may trade in our shares and derivatives on our shares, in the United States.

We and our affiliates are not obliged to make a market in or otherwise purchase our shares or derivatives on our shares and any such market making or other purchases may be discontinued at any time. These activities could have the effect of preventing or retarding a decline in the market price of our shares.

In addition, when and to the extent permitted under applicable law, we and our affiliates, as the case may be, may engage in various dealing and brokerage activities involving the subscription rights in and outside the United States, including making a market or transactions as principal or agent in the rights. However, we and our affiliates are not obliged to make a market in or otherwise purchase rights and any such market making or other purchases may be discontinued at any time. These activities could have the effect of preventing or retarding a decline in the market price of the rights.

ADDITIONAL INFORMATION

Update on Key Credit Market Exposures

The following should be read together with the information contained under “Update on Key Credit Market Exposures” in our interim report for the six months ended June 30, 2010 that we filed on Report on Form 6-K on July 27, 2010. This is an update on the development of certain key credit positions (including protection purchased from monoline insurers) of those CB&S businesses on which we have previously provided additional risk disclosures.

Mortgage related exposure in CDO trading and origination, U.S. and European residential mortgage businesses(1),(2),(3),(4)

	June 30, 2010				March 31, 2010
		Hedges				Hedges
		and other				and other
	Gross	protection	Net		Gross	protection	Net
in € m.	exposure	purchased	exposure		exposure	purchased	exposure
		(unaudited)				(unaudited)

Subprime and Alt-A CDO exposure in trading and origination businesses:
CDO subprime exposure — Trading	555	448	108		668	382	286
CDO subprime exposure — Available for sale	45	—	45		32	—	32
CDO Alt-A exposure — Trading	98	60	38		80	57	24
Residential mortgage trading businesses:
Other U.S. residential mortgage business exposure(5)	3,835	3,616	219	(6),(7)	3,911	3,454	457	(6),(7)
European residential mortgage business exposure(8)	185	—	185		172	—	172

[1]	Disclosure above relates to key credit market positions exposed to fair value movements through the income statement.
[2]	In determining subprime, we apply industry standard criteria including FICO scores and LTV ratios. In limited circumstances, we also classify exposures as subprime if 50% or more of the underlying collateral are home equity loans which are subprime.
[3]	Alt-A loans are loans made to borrowers with generally good credit, but with non-conforming underwriting ratios or other characteristics that fail to meet the standards for prime loans. These include lower FICOs, higher LTVs and higher percentages of loans with limited or no documentation.
[4]	Net exposure represents our potential loss in the event of a 100% default of securities, assuming zero recovery. It excludes assets reclassified from trading or available for sale to loans and receivables in accordance with the amendments to IAS 39 with a carrying value as of June 30, 2010 of €2.0 billion (thereof European residential mortgage exposure €1.1 billion, Other U.S. residential mortgage exposure €399 million, CDO subprime exposure — Trading €480 million) and as of March 31, 2010 of €1.9 billion (thereof European residential mortgage exposure €1.1 billion, Other U.S. residential mortgage exposure €374 million, CDO subprime exposure — Trading €449 million).
[5]	Analysis excludes both agency mortgage-backed securities and agency eligible loans, which we do not consider to be credit sensitive products, and interest-only and inverse interest-only positions which are negatively correlated to deteriorating markets due to the effect on the position of the reduced rate of mortgage prepayments. The slower repayment rate extends the average life of these interest-only products which in turn leads to a higher value due to the longer expected interest stream.
[6]	Thereof €(148) million Alt-A, €(36) million Subprime, €14 million Other and €388 million Trading-related net positions as of June 30, 2010 and €(6) million Alt-A, €(46) million Subprime, €201 million Other and €308 million Trading-related net positions as of March 31, 2010.
[7]	The reserves included in the ’Other U.S residential mortgage business’ disclosure have been revised to factor in an updated calculation of credit risk and is intended to better reflect fair value of the instruments underlying the exposure. We have revised the exposure as of March 31, 2010, which results in a reduction in the net exposure of €375 million to €457 million. As of June 30, 2010, the exposure was also calculated on this basis and results in a reduction in the net exposure of €452 million to €219 million.
[8]	Thereof U.K. €150 million, Italy €27 million and Germany €8 million as of June 30, 2010 and U.K. €138 million, Italy €26 million and Germany €8 million as of March 31, 2010.

Note Regarding Non-GAAP Financial Targets

The following should be read together with the information contained under “Other Information” in our interim report for the six months ended June 30, 2010 that we filed on Report on Form 6-K on July 27, 2010.

Leverage Ratio (Target Definition)

A leverage ratio is calculated by dividing total assets by total equity. We disclose an adjusted leverage ratio, which is calculated using a target definition and for which the following adjustments are made:

(a) Total assets under IFRS are adjusted to reflect netting provisions to obtain total assets adjusted. Under IFRS, offsetting of financial assets and financial liabilities is required when an entity (1) currently has a legally enforceable right to set off the recognized amounts; and (2) intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously. IFRS specifically focuses on the intention to settle net in the ordinary course of business, irrespective of the rights in default. As most derivative contracts covered by a master netting agreement do not settle net in the ordinary course of business they must be presented gross under IFRS. Repurchase and reverse repurchase agreements are also presented gross, as they also do not settle net in the ordinary course of business, even when covered by a master netting agreement. It has been industry practice in the U.S. to net the receivables and payables on unsettled regular way trades. This is not permitted under IFRS. Deutsche Bank makes the netting adjustments described above in calculating the target definition of the leverage ratio.

(b) Total equity under IFRS is adjusted to reflect fair value gains and losses on all own debt (post-tax), to obtain total equity adjusted. The tax rate applied for this calculation is a blended uniform tax rate of 35%.

We make these adjustments in constructing our target definition of the leverage ratio to improve comparability with our competitors. The target definition of the leverage ratio is used consistently in managing our business. There will still be differences in the way our competitors calculate their leverage ratios compared to our target definition leverage ratio. Therefore our adjusted leverage ratio should not be compared to other companies’ leverage ratios without considering the differences in the calculation.

Assets and equity	Jun 30, 2010	Dec 31, 2009
	(unaudited, unless stated otherwise)
	in € bn.

Total assets (IFRS)	1,926 (1)	1,501 (2)
Adjust derivatives according to the netting rules described	(735)	(533)
Adjust peding settlements according to the netting rules described	(139)	(71)
Adjust repos according to the netting rules described	(9)	(5)
Total assets, as adjusted	1,043	891
Total equity (IFRS)	42.6 (1)	38.0 (2)
Adjust pro-forma fair value gains (losses) on all own debt (post-tax)(3)	3.4	1.3
Total equity, as adjusted	46.0	39.3
Leverage ratio based on total equity
According to IFRS	45	40
According to target definition	23	23

[1]	Reviewed
[2]	Audited.
[3]	Estimate assuming that all own debt was designated at fair value. The cumulative tax effect on pro-forma fair value gains (losses) on all own debt was €(1.8) billion and €(0.7) billion at June 30, 2010 and December 31, 2009, respectively.

TAXATION

The following is a discussion of material German and U.S. federal income tax consequences of the rights offering and of the ownership and disposition of our rights and our new shares. It does not purport to be a comprehensive description of all the tax considerations that may be relevant to a particular investor’s decision to acquire such securities. Each prospective investor should consult its own tax advisers about the particular German and U.S. federal income tax consequences to it of an investment in the securities.

Material Tax Considerations in the Federal Republic of Germany

The following summary sets forth the material German tax consequences of the receipt, ownership and disposition of the rights or the new shares by a U.S. Holder that receives these rights or acquires the new shares in connection with this rights offering.

This summary is based on the tax laws of Germany and the income tax treaty between Germany and the United States (“the Treaty”), all as currently in effect and all subject to change at any time, possibly with retroactive effect, or to different interpretation. There can be no assurance that the German tax authorities will not challenge one or more of the tax consequences described in this summary.

This summary is limited to U.S. Holders. A “U.S. Holder” in this discussion is a resident of the United States for purposes of the Treaty, who does not hold our rights or new shares as business assets in connection with a permanent establishment or fixed base in Germany or as business assets for which a permanent representative in Germany has been appointed, and who is fully eligible for benefits under the Treaty. A U.S. Holder will generally be entitled to Treaty benefits if it is:

•	the beneficial owner of our rights or new shares (and of the dividends paid with respect to those shares);

•	an individual resident of the United States, a U.S. corporation, or a partnership, estate or trust to the extent its income is subject to taxation in the United States in its hands or in the hands of its partners or beneficiaries;

•	not also a resident of Germany for German income tax purposes; and

•	not subject to any “anti-treaty shopping” provisions under German domestic law or the Treaty that apply in limited circumstances.

The discussion does not purport to be a comprehensive description of all the tax considerations that may be relevant to a U.S. Holder of rights or new shares. In particular, this summary does not address tax considerations applicable to certain types of U.S. Holders that may be subject to special treatment under the German tax laws, such as companies of the finance or insurance sector.

The following summary of German tax consequences is for general information only and is not intended to constitute a complete analysis of all German tax consequences which could be relevant to U.S. Holders relating to their receipt, ownership and disposition of the rights or new shares pursuant to this offering. U.S. Holders should consult their tax advisers as to the particular tax consequences to them of owning the rights or new shares, including the procedure which needs to be observed to obtain a refund of German withholding taxes.

General

The issuance, the expiration or the exercise of rights by a U.S. Holder will not be taxable transactions for German tax purposes. U.S. Holders may become subject to German taxation in connection with the holding of new shares (taxation of dividend income), the sale of new shares and rights (taxation of capital gains) and the gratuitous transfer of new shares and rights (inheritance and gift tax).

Taxation of Dividends

Generally, we must withhold and remit to the German tax authorities a withholding tax in the amount of 25% on dividends we distribute plus solidarity surcharge of 5.5% on the amount of the withholding tax (a total of 26.375%). The basis for the withholding tax is the dividend approved for distribution by our general shareholders’ meeting.

Withholding tax is, in principle, withheld regardless of whether and, if so, to what extent the shareholder must report the dividend for tax purposes and regardless of whether or not the shareholder is a resident of Germany.

Pursuant to the Treaty, the German withholding tax may not exceed 15% of the dividends received by shareholders who are eligible for treaty benefits. The difference between the withholding tax including solidarity surcharge that was levied and the Treaty rate will be refunded to a U.S. Holder upon application.

In the case of dividends received by corporations that are subject to limited taxation in Germany and do not have their registered office or place of management in Germany, two-fifths of the withholding tax withheld and remitted to the tax authorities can be refunded, without providing evidence that all conditions giving rise to a refund under the Treaty be satisfied and without prejudice to any further reduction the Treaty may provide (subject to the fulfillment of the “substance test”, see below).

In case of dividends received by a company not resident (for tax purposes) in Germany (the “foreign company”) any reduction (by way of waiver or refund) of German withholding tax requires that the foreign company meets a “substance test” pursuant to the German anti-treaty shopping rules. According to this test, the foreign company is not entitled to the refund if and to the extent (i) its shareholders would not have been entitled to those benefits if they had received the dividends directly and (ii) either (x) there is no business or other non-tax reason for the interposition of the foreign company or (y) the foreign company does not have adequate economic substance to engage in its commercial activities or (z) the foreign company does not generate more than 10% of its gross income from own business activities. Certain exemptions apply if the foreign company qualifies as foreign investment vehicle comparable to a German regulated investment stock corporation or is a foreign stock corporation the shares of which are regularly traded on a stock exchange.

According to recent legislation aiming at combating harmful tax practices and tax evasion (Steuerhinterziehungsbekämpfungsgesetz), a reduction of withholding tax may become subject to additional disclosure requirements. These rules should, however, not apply to a U.S. Holder.

Withholding Tax Refund for U.S. Holders

U.S. Holders are entitled to claim a refund of the portion of the otherwise applicable 25% German withholding tax and 5.5% solidarity surcharge on dividends that exceeds the applicable Treaty rate (generally 15%).

Individual claims for refunds may be made on a special form, which must be filed with the German Federal Tax Office (Bundeszentralamt für Steuern, An der Küppe 1, D-53225 Bonn, Germany) within four years from the end of the calendar year in which the dividend is received. Copies of the required forms may be obtained from the German tax authorities at the same address or from the Embassy of the Federal Republic of Germany, 4645 Reservoir Road, NW, Washington D.C. 20007-1998. As part of the individual refund claim, a U.S. Holder must submit to the German tax authorities the original withholding certificate (or a certified copy thereof) issued by the paying agent documenting the tax withheld and an official certification of United States tax residency on IRS Form 6166. IRS Form 6166 generally may be obtained by filing a properly completed IRS Form 8802 with the Internal Revenue Service. Requests for certification must include the U.S. Holder’s name, social security number or employer identification number, the type of U.S. tax return filed, the tax period for which the certification is requested and a user fee of US$35. An online payment option is also available. The Internal Revenue Service will send the certification on IRS Form 6166 to the U.S. Holder who then must submit the certification with the claim for refund.

Under a simplified refund procedure based on electronic data exchange (Datenträgerverfahren) a broker which is registered as a participant in the electronic data exchange procedure with the German Federal Tax Office may, subject to certain exceptions, file an electronic collective refund claim on behalf of all of the U.S. Holders for whom it holds shares in custody. The electronic application must include the name, address and U.S. tax identification number of the relevant U.S Holder, as well as the security identification number for the relevant security, the day of the distribution, the gross dividend amount, the amount of tax withheld and the amount of the refund. Unlike an individual refund claim, a collective refund claim transmitted by electronic data exchange generally need not include official certifications on IRS Form 6166 or original bank vouchers (or certified copies thereof) documenting the tax withheld. The transmitted data may be used by the German tax authorities for administrative exchange of information between Germany and the United States. The refund is assessed against and paid to the broker, which will then pay the refund to the U.S. Holder for whom it is acting. The German Federal Tax Office is entitled to review the U.S. Holder’s eligibility for a refund of withholding tax under the Treaty. In the event of a review, the broker must establish its clients’ entitlement to tax refunds by submitting to the German Federal Tax Office the official certifications on IRS Form 6166 the last-filed U.S. federal income tax returns and the original bank vouchers (or certified copies thereof) issued by the paying entity documenting the tax withheld. Please note that the former collective procedure for shares kept in custody with the Depository Trust Company in New York or one of its participating banks is no longer applicable.

Taxation of Capital Gains

Under the Treaty, a U.S. Holder will not be subject to German capital gains tax in respect of a sale or other disposition of rights or new shares.

Inheritance and Gift Tax

Under German domestic law, the transfer of new shares by a U.S. Holder by reason of death or as a gift will be subject to German inheritance or gift tax if the decedent, donor, heir, beneficiary or other transferee maintained his or her residence or a habitual abode in Germany or had its place of management or registered office in Germany at the time of the transfer, or is a German citizen who has spent no more than five consecutive years outside Germany without maintaining a residence in Germany (special rules apply to certain former German citizens who neither maintain a residence nor have their habitual abode in Germany).

The German Estate Tax Treaty with the United States provides that German inheritance or gift tax may be imposed in such a case.

Other Taxes

There are no transfer, stamp or similar taxes which would apply to the sale or transfer of the new shares or rights in Germany. Net worth tax is no longer levied in Germany.

Material U.S. Federal Income Tax Considerations

The following summary sets forth the material U.S. federal income tax consequences of the ownership, sale, exercise and disposition of the rights or the new shares by a U.S. Holder (as defined above, see “— Material Tax Considerations in the Federal Republic of Germany”) that receives these rights or acquires the new shares in connection with this rights offering. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations, published rulings and court decisions, as well as on the income tax treaty between the United States and Germany (the “Treaty”), all as of the date hereof. These laws are subject to change, possibly with retroactive effect, and different interpretations. This summary does not purport to discuss all aspects of U.S. federal income taxation which may be relevant to the particular circumstances of investors, or that may be relevant to a particular person’s decision to acquire such rights or shares, and does not apply to investors subject to special tax rules, such as financial institutions, insurance companies, dealers in securities or currencies, traders in securities or currencies electing to mark their positions to market, regulated investment companies, U.S. expatriates, tax-exempt organizations, persons holding the rights or new shares as part of a position in a “straddle” or as part of a hedging transaction, constructive sale or conversion transaction for U.S. tax purposes, investors whose functional currency is not the dollar or persons who own, directly or indirectly, 10% or more of our voting power. In addition, this summary does not discuss any foreign, state or local tax considerations, or any aspect of U.S. federal tax law other than income taxation. This summary only applies to holders that own our rights and new shares as “capital assets” (generally, property held for investment) within the meaning of the Code.

This discussion assumes that we were not classified as a passive foreign investment company for U.S. federal income tax purposes (a “PFIC”) for our most recent taxable year, and that we will not be classified as a PFIC for the current taxable year or in the foreseeable future. Please see the discussion under “— Passive Foreign Investment Company” below.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds our rights or new shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding rights or new shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of the rights and the new shares.

Investors should consult their tax advisers concerning the U.S. federal, state, local and foreign tax consequences of receiving, owning, exercising and disposing of rights or of acquiring, owning and disposing of new shares in their particular circumstances.

Taxation of Rights

Receipt of Rights. Receipt of rights pursuant to the rights offering will be treated as a non-taxable distribution with respect to a U.S. Holder’s existing shares for U.S. federal income tax purposes.

If the fair market value of a U.S. Holder’s rights is less than 15% of the fair market value of its existing shares on the date it receives the rights, the rights will be allocated a zero basis for U.S. federal income tax purposes, unless it elects to allocate basis between its new shares and the rights in proportion to the relative fair market values of the existing shares and the rights determined on the date of receipt. If a U.S. Holder chooses to allocate basis between its existing Shares and the rights, it must make this election in its tax return for the taxable year in which it receives the rights.

On the other hand, if the fair market value of the rights a U.S. Holder receives is 15% or more of the fair market value of its existing shares on the date it receives the rights, then, except as discussed below in “Not Exercising Rights,” the U.S. Holder must allocate its basis in its existing shares between the existing shares and the rights it receives in proportion to their fair market values determined on the date it receives the rights.

Exercise of Rights. A U.S. Holder will not realize gain or loss on the exercise of a right. A U.S. Holder’s tax basis in a new share acquired when it exercises its right will be equal to its adjusted tax basis in the right, if any, plus the U.S. dollar value subscription price determined at the spot rate on the date of exercise (which is expected to be the Conversion Date. See “The Offering — Conversion of U.S. Dollars to Euro”). The holding period of a new share acquired when a U.S. Holder exercises its right will begin with and include the date of exercise.

Not Exercising Rights. If a U.S. Holder receives the rights pursuant to the rights offering and such rights expire, the U.S. Holder will not recognize gain or loss. In addition, the tax bases of the associated shares will be the same as they were prior to the distribution of the rights.

Sale or Disposition of Rights. If a U.S. Holder sells or otherwise disposes of its rights, the U.S. Holder will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount that the U.S. Holder realizes and its tax basis in its rights, if any, determined in U.S. dollars. Such gain or loss will generally be long-term capital gain or loss if the rights are held for more than one year. Certain non-corporate U.S. Holders (including individuals) may be eligible for preferential tax rates in respect of long-term capital gain. A U.S. Holder’s holding period in the rights will include the holding period in the shares with respect to which the rights were distributed. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. The deductibility of capital losses is subject to limitations under the Code.

The amount realized on a sale or other disposition of rights for an amount in a currency other than the U.S. dollar (a “foreign currency”) will be the U.S. dollar value of this amount on the date of sale or disposition (or in the case of cash basis and electing accrual basis taxpayers, the settlement date, provided that the rights are traded on an established securities market). On the settlement date, the U.S. Holder will recognize U.S. source foreign currency gain or loss (taxable as ordinary income or loss) equal to the difference (if any) between the U.S. dollar value of the amount received based on the exchange rates in effect on the date of sale or other disposition and the settlement date. However, in the case of rights traded on an established securities market that are sold by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects), the amount realized will be based on the exchange rate in effect on the settlement date for the sale, and no exchange gain or loss will be recognized at that time. If an accrual basis U.S. Holder makes the election described above, it must be applied consistently from year to year and cannot be revoked without the consent of the Internal Revenue Service (“IRS”).

Taxation of New Shares

Dividends. The gross amount of any distributions (including the amount of any German withholding taxes) on the new shares generally will be taxable as ordinary dividend income at the time of actual or constructive receipt by a U.S. Holder, to the extent paid out of our current or accumulated earnings and profits, as determined for U.S federal income tax purposes. Such dividends will not be eligible for the dividends received deduction allowed to certain corporations under the Code. Under current law, if a U.S. Holder is a non-corporate holder, dividends paid to such holder in taxable years beginning before January 1, 2011 that constitute qualified dividend income will be taxable to the U.S. Holder at a maximum tax rate of 15% provided that the U.S. Holder meets certain holding period requirements. Dividends paid with respect to the new shares generally will be qualified dividend income.

The amount of the dividend distribution that a U.S. Holder must include in income as a U.S. Holder will be the U.S. dollar value of the Euro payments made, determined at the spot Euro/U.S. dollar rate on the date the dividend distribution is includible in the U.S. Holder’s income, regardless of whether the payment is in fact converted into U.S. dollars. Any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend payment is included in income to the date it is converted into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. Any gain or loss realized will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. If dividends are converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income but may be required to recognize foreign currency gain or loss on the receipt of a refund in respect of German withholding tax to the extent the U.S. dollar value of the refund differs from the U.S. dollar equivalent of that amount on the date of receipt of the underlying dividend.

With certain exceptions for short-term and hedged positions, any German withholding tax imposed on distributions with respect to our new shares will be treated, up to any applicable reduced rates provided under the Treaty, as a foreign income tax that is eligible (subject to generally applicable limitations and conditions) for credit against a U.S. Holder’s U.S. federal income tax liability or, at the U.S. Holder’s election, for deduction in computing its taxable income.

Sale or Disposition of New Shares. If a U.S. Holder sells or otherwise disposes of its new shares, it will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount that it realizes and its tax basis in its new shares that are disposed of. Such gain or loss will generally be long-term capital gain or loss if the new shares are held for more than one year. Certain non-corporate U.S. Holders (including individuals) may be eligible for preferential tax rates in respect of long-term capital gain. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. The deductibility of capital losses is subject to limitations under the Code.

The tax basis of a new share purchased with foreign currency will generally be the U.S. dollar value of the purchase price on the date of purchase, or the settlement date for the purchase, in the case of new shares traded on an established securities market that are purchased by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects). (For the tax basis of a U.S. Holder in new shares acquired by exercising rights, see “— Taxation of Rights — Exercise of Rights” above). The amount realized on a sale or other disposition of new shares for an amount in foreign currency will be the U.S. dollar value of this amount on the date of sale or disposition. On the settlement date, the U.S. Holder will recognize U.S.-source foreign currency gain or loss (taxable as ordinary income or loss) equal to the difference (if any) between the U.S. dollar value of the amount received based on the exchange rates in effect on the date of sale or other disposition and the settlement date. However, in the case of new shares traded on an established securities market that are sold by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects), the amount realized will be based on the exchange rate in effect on the settlement date for the sale, and no exchange gain or loss will be recognized at that time. If an accrual basis U.S. Holder makes the election described above, it must be applied consistently from year to year and cannot be revoked without the consent of the IRS.

Passive Foreign Investment Company

In general, a foreign corporation is a PFIC for any taxable year in which (i) at least 75% of its gross income is passive income or (ii) at least 50% of the value (determined based on a quarterly average) of its assets is attributable to assets that produce or are held for the production of passive income. The determination whether we are a PFIC must be made annually depending on the particular facts and circumstances, such as the valuation of our assets, including goodwill and other intangible assets, at the time. Based on our audited financial statements and relevant market and shareholder data, we believe that we were not a PFIC for U.S. federal income tax purposes with respect to our taxable year ended December 31, 2009. In addition, based on our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not currently anticipate becoming a PFIC for our taxable year ending December 31, 2010, or for the foreseeable future. However, the PFIC rules are complex and their application to financial services companies are unclear. Each U.S. Holder should consult its own tax advisor regarding the potential applicability of the PFIC regime to us and its implications for their particular circumstances.

Backup Withholding and Information Reporting

Payments of dividends and sales proceeds of rights or new shares that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding unless the holder (i) is a corporation or other exempt recipient or (ii) provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Holders that are not U.S. persons generally are not subject to information reporting or backup withholding. However, such a holder may be required to provide a certification of its non-U.S. status in connection with payments received within the United States or through a U.S.-related financial intermediary (generally on Form W-8BEN). Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability. A holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

CERTAIN ERISA CONSIDERATIONS

As a general matter, each person considering the use of plan assets of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or individual retirement account, Keogh plan or other retirement plan, account or arrangement subject to Section 4975 of the Code (collectively, “Plans”) to acquire or hold any investment should consider whether the investment would be consistent with the documents and instruments governing the Plan and such person’s fiduciary duties to the Plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. It is not anticipated that the mere receipt of rights as a dividend would, standing alone, implicate fiduciary duties to a Plan or result in a prohibited transaction.

However, each person considering the use of plan assets to acquire or hold rights in the secondary market, or to exercise the rights in exchange for ordinary shares, should consider whether the investment would be consistent with the documents and instruments governing the Plan and such person’s fiduciary duties to the Plan. Furthermore, the exercise of the rights or an acquisition of rights from us or one of our affiliates could constitute a prohibited transaction.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, including entities such as collective investment funds, partnerships and separate accounts or insurance company pooled separate accounts or insurance company general accounts whose underlying assets include the assets of such Plans (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans, including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA), are not subject to the requirements of ERISA or Section 4975 of the Code (“Non-ERISA Arrangement”) but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other regulations, rules or laws (“Similar Laws”).

As a result, the rights may not be exercised by or purchased by any Plan or any person investing “plan assets” of any Plan from us or one of our affiliates, unless such exercise, purchase or holding of a right (and the holding of ordinary shares following such exercise) is eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 or PTCE 84-14 issued by the U.S. Department of Labor or under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code (the “Service Provider Exemption”) for certain transactions with non-fiduciary service providers for transactions that are for adequate consideration.

Accordingly, each person who purchases rights from us or one of our affiliates and each person who exercises a right will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), that on each day from and including the date on which the person acquires any interest in any rights from us or one of our affiliates or acquires ordinary shares upon the exercise of a right to the date on which the purchaser disposes of its interest in any such rights (or such ordinary shares, as the case may be), that such person, by its purchase or holding of such rights (or such ordinary shares, as the case may be) that (a) its purchase and holding of the rights (or such ordinary shares) is not made on behalf of or with “plan assets” of any Plan or Non-ERISA Arrangement, or (b) (i) its purchase and holding of the rights (or such ordinary shares) will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code by reason of PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 or PTCE 84-14 or the Service Provider Exemption or a similar exemption under any Similar Laws and (ii) neither Deutsche Bank AG nor any of our affiliates is acting as a fiduciary (within the meaning of Section 3(21)) of ERISA or any Similar Laws) in connection with such purchase or holding of the rights (or such ordinary shares) and has not provided any advice that has formed or may form a basis for any investment decision concerning such a purchase or holding of the rights (or such ordinary shares).

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the entitlements in the secondary market on behalf of or with “plan assets” of any Plan or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or the Service Provider Exemption, or the potential consequences of any purchase or holding under Similar Laws, as applicable.

Each purchaser and holder of the rights has exclusive responsibility for ensuring that its purchase and holding of the rights does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any rights to a Plan or Non-ERISA Arrangement is in no respect a representation by us, the underwriters or any other party involved in the offering of the rights that the rights meet all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that the rights are appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

EXPENSES OF THE OFFERING

Assuming that all of the new shares are subscribed at the price on the cover of this prospectus supplement, we expect the gross proceeds from this offering before expenses, commissions or fees will amount to €10.185 billion. We expect to incur underwriting commissions and other offering-related expenses of up to an aggregate maximum of approximately €234 million before taxes, which includes the underwriting and placement commission of the underwriters in a maximum amount of €229.2 million. The net proceeds we will receive will therefore total approximately €9.95 billion before taxes. The following is a statement of other expenses, other than underwriting discounts and commissions, in connection with the distribution of the securities registered. All amounts shown are estimates.

Amount to be
paid

Securities and Exchange Commission Registration Fee.	€145,000
New York Stock Exchange Listing Fee	€380,000
Other Exchange Listing and Regulatory Fees	€65,000
Agent Fees	€40,000
Legal Fees	€500,000
Accounting Fees	€3,050,000
Printing and Engraving Costs	€250,000

Total	€4,430,000

LEGAL MATTERS

Certain legal matters with respect to German, United States and New York law relating to the validity of the rights and the ordinary shares will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP. In addition, certain legal matters with respect to German law relating to the validity of the offered rights and the new shares will be passed upon for us by Group Legal Services of the Bank. Davis Polk & Wardwell LLP will pass upon certain legal matters with respect to United States and New York law for the underwriters and Hengeler Mueller Partnerschaft von Rechtsanwälten will pass upon certain legal matters with respect to German law for the underwriters. Davis Polk & Wardwell LLP and Hengeler Mueller Partnerschaft von Rechtsanwälten have in the past represented, and continue to represent, the Bank and certain of its affiliates on a regular basis and on a variety of matters.

Deutsche Bank Aktiengesellschaft

Ordinary Shares
Tradable Subscription Rights to Subscribe for Ordinary Shares
Debt Securities
Warrants
Purchase Contracts
Units
Subordinated Guarantees

Deutsche Bank Capital Funding Trust XII
Trust Preferred Securities

Deutsche Bank Capital Funding LLC XII
Company Preferred Securities

We, Deutsche Bank Aktiengesellschaft, may, from time to time, offer any of the following securities:

•	ordinary shares of Deutsche Bank Aktiengesellschaft;

•	tradable subscription rights to subscribe for ordinary shares of Deutsche Bank Aktiengesellschaft;

•	debt securities which may consist of senior debt securities, including debt securities convertible into, exchangeable for, or linked to, other securities of Deutsche Bank Aktiengesellschaft, securities of any entity affiliated or unaffiliated with Deutsche Bank Aktiengesellschaft, commodities, a basket of such securities or commodities, an index or indices of such securities or commodities or any combination of the foregoing, currencies and any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance;

•	warrants or warrants in the form of subscription rights to purchase or sell, or whose redemption value is determined by reference to the performance, level or value of, other securities of Deutsche Bank Aktiengesellschaft, securities of any entity affiliated or unaffiliated with Deutsche Bank Aktiengesellschaft, commodities, a basket of such securities or commodities, an index or indices of such securities or commodities or any combination of the foregoing, currencies and any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance;

•	purchase contracts to purchase or sell, or whose redemption value is determined by reference to the performance, level or value of, other securities of Deutsche Bank Aktiengesellschaft, securities of any entity affiliated or unaffiliated with Deutsche Bank Aktiengesellschaft, commodities, a basket of such securities or commodities, an index or indices of such securities or commodities or any combination of the foregoing, currencies and any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance;

•	units; and

•	subordinated guarantees of capital securities.

Deutsche Bank Capital Funding Trust XII, and any other trust we may organize in the event of certain offerings of capital securities, each of which we refer to as the trust, may offer and sell trust preferred securities representing beneficial interests in the assets of the relevant trust, in one or more offerings.

Deutsche Bank Capital Funding LLC XII, and any other limited liability company we may organize in the event of certain offerings of capital securities, each of which we refer to as the company, may offer and sell company preferred securities, representing preferred ownership interests in the relevant company, in one or more offerings.

Each of the trust preferred securities and company preferred securities, which we sometimes collectively refer to as the capital securities, will be fully and unconditionally guaranteed on a subordinated basis by Deutsche Bank Aktiengesellschaft.

This prospectus describes the general terms of these securities and the general manner in which the securities will be offered. The specific terms of any securities offered will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which the securities will be offered. We will not use this prospectus to issue any securities unless it is attached to a prospectus supplement.

The ordinary shares of Deutsche Bank Aktiengesellschaft are listed on all the German stock exchanges (Frankfurt, Berlin, Düsseldorf, Hamburg, Hannover, Munich and Stuttgart) as well as the New York Stock Exchange, where the ordinary shares trade under the symbol “DB.” Unless stated otherwise in a prospectus supplement, we will not list the other securities offered hereunder on any securities exchange.

These securities may be offered directly or to or through underwriters, agents or dealers, including Deutsche Bank Securities Inc. The names of any underwriters, agents or dealers will be included in the applicable prospectus supplement.

Investing in the securities involves risks. We may include specific risk factors in an applicable prospectus supplement under the heading “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.
The date of this prospectus is September 29, 2009.

SUMMARY OF REGISTERED SECURITIES

Deutsche Bank Aktiengesellschaft, which we also refer to as the “Bank” or “we,” may offer any of the following securities: ordinary shares, tradable subscription rights to subscribe for ordinary shares, debt securities, warrants, purchase contracts, units and subordinated guarantees. In the event of certain offerings of capital securities, a trust may offer trust preferred securities and a Delaware company may issue company preferred securities. The following summary describes these securities in general terms only. You should read the summary together with the more detailed information contained in the rest of this prospectus and the applicable prospectus supplement.

Ordinary Shares	We may offer ordinary shares.

Tradable Subscription Rights	We may issue tradable subscription rights that would entitle the holders to subscribe for ordinary shares. We will provide one or more prospectus supplements that describe the specific terms of any subscription rights offering, including, as applicable, the title of the subscription rights; the exercise price for the subscription rights; the number of subscription rights issued; the record date, if any, to determine who is entitled to the subscription rights and the ex-rights date; the date on which the exercise of the subscription rights will commence, and the date on which the rights will expire; and any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights.

Debt Securities	We may issue senior debt securities. We will provide one or more prospectus supplements that describe the specific designation; the aggregate principal amount; the purchase price; the maturity; the redemption terms; whether the securities are linked, convertible or exchangeable securities and, if so, the securities (which may be issued by us or an entity affiliated or not affiliated with us), indices, currencies, commodities, interest rates or other measures or instruments to which they are linked or into or for which they are convertible or exchangeable; the amount or manner of calculating the amount payable at maturity and whether that amount may be paid by delivering cash, securities or other property; the interest rate, manner of calculating the interest rate and the time of payment of interest, if any; the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism; the listing, if any, on a securities exchange; and any other specific terms of the debt securities.

The debt securities will be issued under a senior indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, issuing agent and registrar. The indenture that governs our senior debt securities does not limit the amount of additional indebtedness that we or any of our subsidiaries may incur. We have summarized the general features of the senior indenture under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft.” We encourage you to read the senior indenture, which is an exhibit to our registration statement.

Warrants	We may offer warrants to purchase or sell, or whose redemption value is determined by reference to the performance, level or value of, one or more of the following:

• securities issued by us or an entity affiliated or not affiliated with us, commodities, a basket or baskets of those securities or commodities, an index or indices of those securities or commodities, or any combination of the foregoing;

• currencies; and

• any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance.

In a prospectus supplement, we will inform you of the exercise price and describe other specific terms of the warrants, including whether we will satisfy our obligations, if any, or you will satisfy your obligations, if any, under the warrants by delivering or purchasing the underlying securities, commodities, currencies or instruments, or their cash value. Warrants will not be contractually subordinated in priority of payment to our senior obligations.

Purchase Contracts	We may offer purchase contracts to purchase or sell, or whose redemption value is determined by reference to the performance, level or value of, one or more of the following:

• securities issued by us or an entity affiliated or not affiliated with us, commodities, a basket or baskets of those securities or commodities, an index or indices of those securities or commodities, or any combination of the foregoing;

• currencies; and

• any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance.

In a prospectus supplement, we will describe the specific terms of the purchase contracts, including whether we will satisfy our obligations, if any, or you will satisfy your obligations, if any, under the purchase contracts by delivering or purchasing the underlying securities, commodities, currencies or instruments, or their cash value. Purchase contracts will not be contractually subordinated in priority of payment to our senior obligations.

Units	We may offer as units any combination of ordinary shares, tradable subscription rights to subscribe for ordinary shares, warrants, purchase contracts, debt securities issued by us, and debt obligations or other securities of an entity affiliated or not affiliated with us. In a prospectus supplement, we will describe the particular combination of ordinary shares, tradable subscription rights to subscribe for ordinary shares, warrants, purchase contracts and debt securities issued by us, or debt obligations or other securities of an entity affiliated or not affiliated with us, constituting any units and any other specific terms of the units. Units will not be contractually subordinated in priority of payment to our senior obligations.

Trust Preferred Securities	The trusts may issue trust preferred securities. The trust preferred securities will not have a maturity date or be subject to mandatory redemption provisions. In a prospectus supplement, we will describe the specific terms of any trust preferred securities.

Company Preferred Securities	In connection with certain offerings of trust preferred securities, the Delaware companies may issue company preferred securities. The company preferred securities will not have a maturity date or be subject to mandatory redemption provisions. In a prospectus supplement, we will describe the specific terms of any company preferred securities.

Subordinated Guarantees	In connection with certain offerings of capital securities, we may issue subordinated guarantees. The guarantees are for the benefit of the holders of the capital securities of any series issued by the relevant trust or the relevant company, as applicable.

In a prospectus supplement, we will describe the specific terms of any subordinated guarantee.

Form	We may issue ordinary shares, tradable subscription rights to subscribe for ordinary shares, debt securities, warrants, purchase contracts and units, and the trusts may issue trust preferred securities and the Delaware companies may issue company preferred securities, in each case in fully registered form or in bearer form and, in either case, in definitive form or global form.

Terms Specified in Prospectus Supplements	When we decide to sell particular securities, we will provide a prospectus supplement describing the securities offering and the specific terms of the securities. You should carefully read this prospectus and the applicable prospectus supplement.

We will offer our ordinary shares, tradable subscription rights to subscribe for ordinary shares, debt securities, warrants, purchase contracts and units, and the trusts will offer their trust preferred securities to investors on terms determined by market and other conditions. Our securities may be sold for U.S. dollars or foreign currency. Principal of, and any premium or interest on, debt securities, cash amounts payable under warrants or purchase contracts and capital payments payable on capital securities may be payable in U.S. dollars or foreign currency, as we specifically designate in the related prospectus supplement.

Any prospectus supplement we provide will include the name of and compensation to each dealer, underwriter or agent, if any, involved in the sale of the securities being offered and the managing underwriters for any securities sold to or through underwriters. Any underwriters, including managing underwriters, dealers or agents in the United States may include Deutsche Bank Securities Inc. or other affiliates of ours.

Branches	We may act directly through our principal office in Frankfurt or through one of our branch offices, such as our London branch, our New York branch, or such other branch as specified in the applicable prospectus supplement.

Conflicts of Interest	To the extent an initial offering of the securities will be distributed by an affiliate of the Bank, each such offering of securities will be conducted in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, or “FINRA”, regarding a FINRA member firm’s distribution of securities of an affiliate. See “Plan of Distribution (Conflicts of Interest).”

ABOUT THIS PROSPECTUS

References in this prospectus to the “Bank,” “we,” “our,” “us” or “Deutsche Bank AG” refer to Deutsche Bank Aktiengesellschaft (including, as the context may require, acting through one of its branches) and, unless the context requires otherwise, will include the trusts, the companies and our other consolidated subsidiaries. In the sections of this prospectus entitled “Description of Ordinary Shares,” “Description of Tradable Subscription Rights to Subscribe for Ordinary Shares,” “Description of Debt Securities of Deutsche Bank Aktiengesellschaft,” “Description of Warrants,” “Description of Purchase Contracts,” “Description of Units,” “Description of Capital Securities — Description of Subordinated Guarantees in Connection with Capital Securities” and “Description of Capital Securities — Description of Subordinated Debt Obligations in Connection with Certain Capital Securities,” references to “Bank,” “we,” “our,” “us” or “Deutsche Bank AG” refer to Deutsche Bank Aktiengesellschaft (including, as the context may require, acting through one of its branches), as issuer of the securities described in such sections.

References in this prospectus to “trust” refer to Deutsche Bank Capital Funding Trust XII and any other trust organized in the event of certain offerings of capital securities to issue trust preferred securities representing beneficial interests in the assets of the relevant trust. References in this prospectus to “company” or “Delaware company” refer to Deutsche Bank Capital Funding LLC XII and any other limited liability company organized in the event of certain offerings of capital securities to issue company preferred securities.

References to “you” mean those who invest in the securities being offered, whether they are the direct holders or owners of beneficial interests in those securities. References to “holders” mean those who own securities registered in their own names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in securities issued in book-entry form through The Depository Trust Company or another depositary or in securities registered in street name. Owners of beneficial interests in the securities should read the section entitled “Forms of Securities.”

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission (the “Commission” or “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in the prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. A prospectus supplement may add, modify or replace information contained in this prospectus. If a prospectus supplement is inconsistent with this prospectus, the terms of the prospectus supplement will control. Therefore the statements made in this prospectus may not be the terms that apply to the securities you purchase. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information” beginning on page 5 of this prospectus before purchasing any securities.

Following the initial distribution of an offering of securities, certain affiliates of ours may offer and sell those securities in the course of their businesses. Such affiliates may act as principal or agent in these transactions. This prospectus and the applicable prospectus supplement will also be used in connection with those transactions. Sales in any of those transactions will be made at varying prices related to prevailing market prices and other circumstances at the time of sale.

References to “EUR” and “€” are to the euro, the currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to the treaty establishing the European Community, as amended by the treaty on European Union. References to “$” are to United States currency, and the terms “United States” and “U.S.” mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, we file reports and other information with the SEC. You may read and copy these documents at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Copies of these materials can also be obtained from the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-732-0330 for further information about the Public Reference Room. The SEC also maintains an internet website that contains reports and other information regarding us that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This website can be accessed at http://www.sec.gov. You can find information that we have filed with the SEC by reference to file number 0001-159508. Reports and other information concerning the business of Deutsche Bank Aktiengesellschaft may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement on Form F-3 we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information in and exhibits to the registration statement for further information on us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified in their entirety by reference to these filings. You should review the complete document to evaluate these statements.

The SEC allows us to “incorporate by reference” much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is an important part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. Reports on Form 6-K we furnish to the SEC after the date of this prospectus (or portions thereof) are incorporated by reference in this prospectus only to the extent that the report expressly states that it (or such portions) is incorporated by reference in this prospectus. We incorporate by reference in this prospectus:

(1)	Annual Report on Form 20-F of Deutsche Bank Aktiengesellschaft for the year ended December 31, 2008, filed on March 24, 2009, which we also refer to as our “2008 Form 20-F.”

(2)	Reports on Form 6-K of Deutsche Bank Aktiengesellschaft dated April 28, 2009 and July 28, 2009 (each relating to our interim results), and dated August 24, 2009 and September 24, 2009.

Upon request, we will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus.

You may request, at no cost to you, a copy of these documents (other than exhibits thereto not specifically incorporated by reference) by writing or telephoning us at: Deutsche Bank AG, Theodor-Heuss-Allee 70, 60486 Frankfurt am Main, Germany, Attention: Investor Relations (Telephone: +49- 69-910-0). Certain of these documents can also be obtained on Deutsche Bank AG’s website http://www.deutsche-bank.com/ir under “Reporting and Events — Reports, SEC Filing.” Reference to this “uniform resource locator” or “URL” is made as an inactive textual reference for informational purposes only. Other information found at this website is not incorporated by reference in this document.

USE OF NON-GAAP FINANCIAL MEASURES

This document contains or incorporates by reference non-GAAP financial measures. Non-GAAP financial measures are measures of our historical or future performance, financial position or cash flows that contain adjustments that exclude or include amounts that are included or excluded, as the case may be, from the most directly comparable measure calculated and presented in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and as endorsed by the European Union (“EU”) in our financial statements.

For descriptions of these non-GAAP financial measures, please refer to “Other Information — Target Definitions” starting on page 70 of our Interim Report as of June 30, 2009 filed with the SEC on Form 6-K on July 28, 2009 and pages (v), (vi), S-17, S-18 and S-19 of our 2008 Form 20-F.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplements, including the information incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21 E of the Exchange Act. Forward-looking statements are statements that are not historical facts; they include statements about our beliefs and expectations. We use words such as “believe,” “anticipate,” “expect,” “intend,” “seek,” “estimate,” “project,” “should,” “potential,” “reasonably possible,” “plan,” “aim” and similar expressions to identify forward-looking statements. In addition, we may from time to time make forward-looking statements in our periodic reports to the SEC on Forms 20-F and 6-K, annual and interim reports, invitation to annual shareholders’ meetings and other information sent to shareholders, offering circulars and prospectuses, press releases and other written materials. Our Management Board, Supervisory Board, officers and employees may also make oral forward-looking statements to third parties, including financial analysts.

Such forward-looking statements may include, without limitation, statements relating to the following:

•	the potential development, severity, duration and impact on us of the current financial crisis;

•	the implementation of our strategic initiatives and other responses to the financial crisis;

•	the development of aspects of our results of operations;

•	our expectations of the impact of risks that affect our business, including the risks of continuing losses on our trading processes and credit exposures; and

•	other statements relating to our future business development and economic performance.

By their very nature, forward-looking statements involve risks and uncertainties, both general and specific. We base these statements on our current plans, estimates, projections and expectations. You should therefore not place undue reliance on them. Our forward-looking statements speak only as of the date we make them, and we undertake no obligation to update any of them in light of new information or future events.

We caution you that a number of important factors could cause our actual results to differ materially from those we describe in any forward-looking statement. These factors include, among others, the following:

•	the potential development, severity and duration of the current financial crisis;

•	other changes in general economic and business conditions;

•	changes and volatility in currency exchange rates, interest rates and asset prices;

•	changes in governmental policy and regulation, and political and social conditions;

•	changes in our competitive environment;

•	the success of our acquisitions, divestitures, mergers and strategic alliances;

•	our success in implementing our strategic initiatives and other responses to the current financial crisis and realizing the benefits anticipated therefrom; and

•	other factors, including those we refer to in “Item 3: Key Information — Risk Factors” of our 2008 Form 20-F and elsewhere in the 2008 Form 20-F, this document, and others to which we do not refer.

DEUTSCHE BANK AKTIENGESELLSCHAFT

Deutsche Bank Aktiengesellschaft is a stock corporation organized under the laws of Germany registered in the commercial register of the District Court in Frankfurt am Main under registration number HRB 30 000. Our registered office is in Frankfurt am Main. We maintain our head office at Theodor-Heuss-Allee 70, 60486 Frankfurt am Main, Germany.

Originally founded in Berlin in 1870 as a joint stock company principally dedicated to financing foreign trade, Deutsche Bank in 1952 disincorporated and split into three separate institutions, Norddeutsche Bank Aktiengesellschaft, Hamburg, Rheinisch-Westfälische Bank Aktiengesellschaft, Düsseldorf and Süddeutsche Bank Aktiengesellschaft, Munich (pursuant to a 1952 law limiting the scope of credit institutions). In 1957 these institutions reunified under the name Deutsche Bank Aktiengesellschaft.

We are the parent company of a group consisting of banks, capital market companies, fund management companies, a property finance company, installment financing companies, research and consultancy companies and other German and non-German companies. We offer a wide variety of investment, financial and related products and services to private individuals, corporate entities and institutional clients around the world.

We are one of the largest banks in Germany and one of the largest financial institutions in Europe and the world measured by total assets. As of June 30, 2009, on an unaudited basis, we had total assets of €1,733 billion, total liabilities of €1,697 billion and total shareholders’ equity of €34.3 billion, in each case on the basis of IFRS.

As of June 30, 2009, our share capital amounted to €1,589 million consisting of 620,859,015 ordinary shares of no par value, of which 618,131,689 were outstanding. The shares are fully paid up and in registered form. The shares are listed for trading and official quotation on all the German Stock Exchanges and are listed on the New York Stock Exchange.

Please refer to our 2008 Form 20-F and the other documents incorporated by reference herein for additional information and financial statements relating to us.

THE TRUSTS

Deutsche Bank Capital Funding Trust XII is and, unless provided otherwise in the applicable prospectus supplement, any other trust organized in the event of certain offerings of capital securities will be, a Delaware statutory trust. The relevant Delaware companies are sponsors of the trusts. The trusts exist, in the event of certain offerings of capital securities, to issue trust preferred securities representing a beneficial interest in the assets of the relevant trust and entitled to the benefits of a subordinated guarantee of Deutsche Bank AG, which we refer to as the “trust preferred guarantee.” Company preferred securities, including rights under a subordinated guarantee of the company preferred securities issued by Deutsche Bank AG (which we refer to as the “company preferred guarantee”) will be the only assets of the trusts. The trusts may pass the dividends or other payments they receive on company preferred securities through to holders as distributions on the trust preferred securities. The trusts cannot engage in other activities (other than those incidental to the foregoing activities). Deutsche Bank AG will pay all expenses and liabilities of the trusts.

Each trust will be treated as a grantor trust for U.S. federal income tax purposes. As a result, holders will be treated as beneficial owners of interests in company preferred securities and rights under a subordinated guarantee for U.S. federal income tax purposes.

The principal executive office of each trust is located at 60 Wall Street, New York, New York 10005. Their telephone number is 212-250-2077.

THE COMPANIES

Deutsche Bank Capital Funding LLC XII is, and unless the applicable prospectus supplement provides otherwise, any other company organized in the event of certain offerings of capital securities will be, a Delaware limited liability company. Unless provided otherwise in the applicable prospectus supplement, in the event of certain offerings of capital securities, the companies will issue a class of company preferred securities to the related trust and company common securities to Deutsche Bank AG or one of its branches or subsidiaries and may issue another class of company preferred securities (which we refer to as “intra-group company preferred securities”) to Deutsche Bank AG or one of its branches or subsidiaries and may acquire and hold subordinated debt obligations issued by Deutsche Bank AG or one of its branches or subsidiaries or other eligible investments. The company preferred securities will afford holders of such securities rights under the company preferred guarantee. Each company will apply the cash generated by the subordinated debt obligations or other eligible investments, if any, to pay dividends to the applicable trust, as the initial holder of the company preferred securities or (if intra-group company preferred securities have been issued and to the extent dividends are not declared on the company preferred securities) to Deutsche Bank AG (or one of its branches or subsidiaries), as the holder of the intra-group company preferred securities.

The principal executive office of each company is located at 60 Wall Street, New York, New York 10005. Their telephone number is 212-250-2077.

LIMITATIONS ON ENFORCEMENT OF U.S. LAWS

Deutsche Bank AG is incorporated as a German stock corporation with limited liability (Aktiengesellschaft). Substantially all members of the Management Board (Vorstand ) and of the Supervisory Board (Aufsichtsrat) of the Bank (as well as certain of the directors, managers and executive officers of the trusts and the companies) are resident outside the United States, and much of the assets of the Bank and of such persons are located outside the United States. As a result, it may not be possible for holders or beneficial owners of the securities offered in this prospectus to effect service of process upon the Bank or such persons, have any of them appear in a U.S. court or to enforce against any of them in U.S. courts judgments obtained in such courts predicated upon the civil liability provisions of the federal securities or other laws of the United States or any state thereof. We have been advised by Cleary Gottlieb Steen & Hamilton LLP that there is doubt as to enforceability in Germany, in original actions or in actions for enforcement of judgments of U.S. courts, of liability based solely on the federal securities laws of the United States.

RATIO OF EARNINGS TO FIXED CHARGES

The Statement re: Computation of Ratio of Earnings to Fixed Charges of Deutsche Bank AG for the periods ended June 30, 2009 and December 31, 2008, 2007 and 2006 included in Exhibit 99.3 on Deutsche Bank AG’s Current Report on Form 6-K filed with the SEC on July 28, 2009 and the Statement re: Computation of Ratio of Earnings to Fixed Charges of Deutsche Bank AG for the periods ended December 31, 2006, 2005 and 2004 included in Exhibit 7.1 on Deutsche Bank AG’s Annual Report on Form 20-F for the year ended December 31, 2006 filed with the SEC on March 27, 2007 are hereby incorporated by reference.

CAPITALIZATION & INDEBTEDNESS

THE FOLLOWING TABLE SETS FORTH OUR UNAUDITED CONSOLIDATED CAPITALIZATION
IN ACCORDANCE WITH IFRS

June 30, 2009
(in € millions)

Debt(1):
Long-term debt(2)(3)	134,811
Trust preferred securities(4)	9,841
Long-term debt at fair value through profit or loss	15,392

Total debt	160,044

Shareholders’ equity:
Ordinary shares (no par value)	1,589
Additional paid-in-capital	15,269
Retained earnings	21,751
Common shares in treasury, at cost	(261)
Equity classified as obligation to purchase common shares	(8)
Net gains (losses) not recognized in the income statement, net of tax:
Unrealized net gains (losses) on securities available for sale, net of applicable tax and other	(593)
Unrealized net gains (losses) on derivatives hedging variability of cash flows, net of tax	(125)
Foreign currency translation, net of tax	(3,295)

Total shareholders’ equity	34,327

Minority interest	1,113

Total equity	35,440

Total capitalization(5)	195,484

[1]	No third party has guaranteed any of our debt.
[2]	€3,728 million (3%) of our long-term debt was secured as of June 30, 2009. There has been no material change in the amount of our secured long-term debt since June 30, 2009.
[3]	As of August 31, 2009, our long-term debt increased to €136,880 million.
[4]	On September 5, 2009 we issued trust preferred securities in an amount of €1,300 million.
[5]	Other than the issuance of trust preferred securities on September 5, 2009 and the updated amount for long-term debt, as set out above, there have been no material changes in our capitalization since June 30, 2009.

USE OF PROCEEDS

We will use the net proceeds from the sale of the securities we offer by this prospectus for general corporate purposes, in connection with hedging our obligations under the securities, or for any other purposes described in the applicable prospectus supplement. General corporate purposes may include additions to working capital, investments in or extensions of credit to our subsidiaries and the repayment of indebtedness.

The relevant trust will use the net proceeds from the sale of any trust preferred securities to purchase corresponding company preferred securities. The relevant company will use the net proceeds from the sale of the company preferred securities to the relevant trust or directly to investors to purchase subordinated debt obligations of Deutsche Bank AG or one of its branches or subsidiaries. The Bank intends to include the proceeds of any issuance of capital securities in its regulatory capital calculated on a consolidated basis, in accordance with and to the extent permitted by German banking law and regulations.

DESCRIPTION OF ORDINARY SHARES

For a summary of the material terms of our Articles of Association and applicable German corporate law in effect as of the date of this prospectus regarding our ordinary shares and the holders thereof, please refer to “Item 10: Additional Information — Memorandum and Articles of Association” in our 2008 Form 20-F. The summary describes our Articles of Association. Our Articles of Association were most recently approved at the annual shareholders’ meeting held on May 26, 2009 and have been registered at the Commercial Register in Frankfurt am Main. This summary may not contain all of the information that is important to you. You should read the Articles of Association, which are incorporated herein by reference, to understand them fully.

Share Capital and Shares

As of August 31, 2009, our share capital amounted to €1,589,399,078.40 million consisting of 620,859,015 no par value ordinary registered shares, each representing a notional par value of €2.56 in our share capital and carrying full dividend rights as from January 1, 2009. Thereof 1,321,508 ordinary shares, representing €3,383,060.48 of our share capital, were held by or on behalf of the Bank or one of its subsidiaries. All issued ordinary shares are fully paid up. Below is a reconciliation of the number of ordinary shares outstanding at the beginning of the year and as of August 31, 2009:

		Treasury
		shares
		(Shares held
		by or on
		behalf of the
	Total share	Bank or one
	capital issued	of its
Number of ordinary shares	and fully paid	subsidiaries)	Outstanding

Ordinary shares outstanding as of January 1, 2009	570,859,015	(8,192,060)	562,666,955

Capital increase	50,000,000	—	50,000,000
Ordinary shares issued under share-based compensation plans	—	—	—
Ordinary shares purchased for treasury	—	(490,115,705)	(490,115,705)
Ordinary shares sold or distributed from treasury	—	496,986,257	496,986,257

Ordinary shares outstanding as of August 31, 2009	620,859,015	(1,321,508)	619,537,507

According to our Articles of Association, all ordinary shares are issued in the form of registered shares. Shareholders are required to notify the Bank for registration in the share register and provide, in particular, where natural persons are concerned, their name, their address as well as their date of birth or, where legal persons are concerned, their registered name, their business address and their registered domicile, and in all cases the number of shares they hold. The entry in the Bank’s share register constitutes a prerequisite for attending and exercising voting rights at the shareholders’ meeting.

Stock Exchange Listing

Our shares have been admitted to the regulated market (Regulierter Markt) and the sub-segment of the regulated market with additional obligations arising from admission (Prime Standard) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) as well as to the regulated market of the six other German stock exchanges (Berlin, Düsseldorf, Hamburg, Hanover, Munich and Stuttgart). In addition, our shares are listed on the New York Stock Exchange.

Transferability of Shares

The transferability of our ordinary shares is not restricted by law or our Articles of Association.

Development of the Share Capital since 2006

As of December 31, 2005, our share capital amounted to €1,419,610,291.20 and was divided into 554,535,270 ordinary registered shares with no par value. Since December 31, 2005, our share capital has developed as follows:

•	On February 15, 2006, we reduced our registered share capital by €102,400,000.00 to €1,317,210,291.20 through the cancellation of 40,000,000 shares.

•	As of December 31, 2006, our share capital amounted to €1,343,406,103.04 and was divided into 524,768,009 ordinary registered shares with no par value. These amounts reflect the issuance of 10,232,739 shares out of our conditional capital in the year 2006 to our and our affiliates’ employees or members of management, which was registered in the Commercial Register on April 27, 2007.

•	As of December 31, 2007, our share capital amounted to €1,357,824,256.00 and was divided into 530,400,100 ordinary registered shares with no par value. These amounts reflect the issuance of 5,632,091 shares out of our conditional capital in the year 2007 to our and our affiliates’ employees or members of management, which was registered in the Commercial Register on February 14, 2008.

•	On September 22, 2008, we issued 40,000,000 shares against cash payments using authorized capital created in 2004 and partially using authorized capital created in 2007 and our share capital was accordingly increased by €102,400,000.00. The capital increase was registered with the Commercial Register on September 23, 2008. Following this capital increase, our registered share capital amounted to €1,460,224,256.00.

•	As of December 31, 2008, our share capital amounted to €1,461,399,078.40 and was divided into 570,859,015 ordinary registered shares with no par value. These amounts reflect the issuance of 458,915 shares out of our conditional capital in the year 2008 to our and our affiliates’ employees or members of management, which was registered in the Commercial Register on February 11, 2009.

•	On February 23, 2009, we issued 50,000,000 shares (with full dividend rights for the year 2008 and without subscription rights) from our authorized capital created in 2006 against a contribution in kind of 50,000,000 ordinary shares of Deutsche Postbank AG and our share capital was accordingly increased by €128,000,000. The new shares were issued to Deutsche Post AG as consideration for the transfer of shares in Deutsche Postbank AG. The capital increase was registered in the Commercial Register on March 6, 2009. Following this capital increase, our registered share capital amounts to €1,589,399,078.40.

For further information about our share capital (including a reconciliation of the number of ordinary shares outstanding at the beginning and end of each of 2007 and 2008), see note 29 to the consolidated financial statements in our 2008 Form 20-F.

Authorized Capital.

Our share capital may be increased by issuing new shares out of authorized capital against cash payments, and in some circumstances against contributions in kind. Our authorized but unissued capital as of the date of this prospectus amounts to €485,480,000.00.

•	By resolution of our annual shareholders’ meeting dated May 24, 2007, the Management Board is authorized to increase our share capital on or before April 30, 2012, with the consent of the Supervisory Board, on one or more occasions, by up to a total of €30,600,000.00 through the issuance of new shares against cash payment. Shareholders are to be granted pre-emptive rights, but the Management Board is authorized to exclude fractional amounts from shareholders’ pre-emptive rights and to exclude pre-emptive rights in so far as is necessary to grant to the holders of option rights, convertible bonds and convertible participatory rights issued by us and our subsidiaries preemptive rights to new shares to the extent that they would be entitled to such rights after exercising their option or conversion rights. The Management Board is also authorized to exclude the pre-emptive rights in full with the consent of the Supervisory Board if the issue price of the new shares is not significantly lower than the quoted price of the shares already listed at the time of the final determination of the issue price.

•	By resolution of our annual shareholders’ meeting dated May 29, 2008, the Management Board is authorized to increase our share capital on or before April 30, 2013, with the consent of the Supervisory Board, on one or more occasions, by up to a total of €140,000,000.00 through the issuance of new shares against cash payment or contribution in kind. Shareholders are to be granted pre-emptive rights, but the Management Board is authorized to exclude fractional amounts from shareholders’ pre-emptive rights and to exclude pre-emptive rights in so far as is necessary to grant to the holders of option rights, convertible bonds and convertible participatory rights issued by us and our subsidiaries pre-emptive rights to new shares to the extent that they would be entitled to such rights after exercising their option or conversion rights. The Management Board is also authorized to exclude the pre-emptive rights with the consent of the Supervisory Board if the capital increase against contribution in kind is carried out in order to acquire companies or shareholdings in companies.

•	By resolution of our annual shareholders’ meeting dated May 26, 2009, the Management Board is authorized to increase our share capital on or before April 30, 2014, with the consent of the Supervisory Board, on one or more occasions, by up to a total of €314,880,000.00 through the issuance of new shares against cash payment. Shareholders are to be granted pre-emptive rights, but the Management Board is authorized to exclude fractional amounts from shareholders’ pre-emptive rights and to exclude pre-emptive rights in so far as is necessary to grant to the holders of option rights, convertible bonds and convertible participatory rights issued by us and our subsidiaries pre-emptive rights to new shares to the extent that they would be entitled to such rights after exercising their option or conversion rights.

The following resolutions were adopted by our annual shareholders’ meeting on May 26, 2009. However, these resolutions have been contested by certain shareholders and as of the date of this prospectus have not been registered with the Commercial Register and, as a result, are not in effect. We do not know whether or when these resolutions will come into effect.

•	The Management Board may increase our share capital on or before April 30, 2014, with the consent of the Supervisory Board, on one or more occasions, by up to a total of €128,000,000.00 through the issuance of new shares against cash payment. Shareholders are to be granted pre-emptive rights, but the Management Board is authorized to exclude fractional amounts from shareholders’ pre-emptive rights and to exclude pre-emptive rights in so far as is necessary to grant to the holders of option rights, convertible bonds and convertible participatory rights that we and our subsidiaries issue preemptive rights to new shares to the extent that they would be entitled to such rights after exercising their option or conversion rights. The Management Board is also authorized to exclude the pre-emptive rights with the consent of the Supervisory Board if the issue price of the new shares is not significantly lower than the quoted price of the shares already listed at the time of the final determination of the issue price.

•	The Management Board may increase our share capital on or before April 30, 2014, with the consent of the Supervisory Board, on one or more occasions, by up to a total of €176,640,000.00 through the issuance of new shares against cash payment or contribution in kind. Shareholders are to be granted pre-emptive rights, but the Management Board is authorized to exclude fractional amounts from shareholders’ pre-emptive rights and to exclude pre-emptive rights in so far as is necessary to grant to the holders of option rights, convertible bonds and convertible participatory rights issued by us and our subsidiaries pre-emptive rights to new shares to the extent that they would be entitled to such rights after exercising their option or conversion rights. The Management Board is also authorized to exclude the pre-emptive rights with the consent of the Supervisory Board if the capital increase against contribution in kind is carried out in order to acquire companies or shareholdings in companies.

Moreover, pursuant to the so-called statutory authorized capital set forth in Article 2 Section 3 of the Financial Market Stabilization Act, the Management Board, subject to the consent of the Supervisory Board, is authorized by law through December 31, 2009 to increase our share capital by up to 50% of the

Bank’s share capital existing as of October 18, 2008 through the issuance of new shares to the German Financial Market Stabilization Fund against consideration. The pre-emptive rights of shareholders are excluded. The German Financial Market Stabilization Fund is a federal special fund (Sondervermögen des Bundes) which may, upon application, support financial institutions until December 31, 2009 by implementing stabilization measures.

Conditional Capital.

Our conditional but unissued capital as of the date of this prospectus amounts to €407,305,932.80, divided as follows:

•	By resolution of our annual shareholders’ meeting dated May 17, 1999, our share capital is conditionally increased by up to €1,305,932.80, through the issuance of up to 510,130 no par value shares. The conditional capital increase will only be carried out in so far as the holders of the option rights issued on the basis of the share option plan pursuant to the resolution of the annual shareholders’ meeting on May 17, 1999 or in accordance with the resolution of the annual shareholders’ meeting on May 17, 2001 make use of their option rights and we do not fulfill the option rights in either case by transferring own shares or by making a cash payment.

•	By resolution of our annual shareholders’ meeting dated May 29, 2008, our share capital is conditionally increased by up to €150,000,000.00 through the issuance of up to 58,593,750 no par value shares. The conditional capital increase will only be carried out in so far as (a) the holders of conversion rights or warrants linked with participatory notes or convertible bonds or bonds with warrants to be issued on or before April 30, 2013 by us or a company in which we have a direct or indirect majority holding, make use of their conversion or option rights or in so far as (b) the holders with conversion obligations of convertible participatory notes or convertible bonds to be issued on or before April 30, 2013 by us or a company in which we have a direct or indirect majority holding, fulfill their obligation to convert.

•	By resolution of our annual shareholders’ meeting dated May 26, 2009, our share capital is conditionally increased by up to €256,000,000.00 through the issuance of up to 100,000,000 shares. Pursuant to this resolution, the conditional capital increase will only be carried out in so far as (a) the holders of conversion rights or warrants linked with participatory notes or convertible bonds or bonds with warrants to be issued on or before April 30, 2014 by us or a company in which we have a direct or indirect majority holding, make use of their conversion or option rights, or (b) the holders with conversion obligations of convertible participatory notes or convertible bonds to be issued on or before April 30, 2014 by us or a company in which we have a direct or indirect majority holding, fulfill their obligation to convert.

Authorization to Acquire Own Shares.

As of August 31, 2009, we held 1,321,508 of our own shares.

On May 26, 2009, our annual shareholders’ meeting resolved to authorize the Management Board, pursuant to Section 71(1) no. 7 and Section 71(1) no. 8 of the German Stock Corporation Act, to acquire own shares of the Bank.

Authorization pursuant to Section 71(1) no. 7 of the German Stock Corporation Act.

We are authorized pursuant to Section 71(1) no. 7 of the German Stock Corporation Act to buy and sell, for the purpose of securities trading, own shares on or before October 31, 2010, at prices which do not exceed or fall short of the average of the share prices (closing auction prices of our share in Xetra trading and/or in a comparable successor system on the Frankfurt Stock Exchange) on the respective three preceding stock exchange trading days by more than 10%. In this context, the shares acquired for this purpose may not, at the end of any day, exceed 5% of our share capital.

Authorization pursuant to Section 71(1) no. 8 of the German Stock Corporation Act.

We are authorized pursuant to Section 71(1) no. 8 of the German Stock Corporation Act to buy, on or before October 31, 2010, own shares of the Bank in a total volume of up to 10% of our share capital. Together with own shares we acquired for trading purposes and/or for other reasons and which are from time to time in our possession or attributable to us pursuant to Sections 71a et seq. of the German Stock Corporation Act, own shares purchased on the basis of this authorization may not at any time exceed 10% of our share capital. Own shares may be bought through a stock exchange or by means of a public tender offer to all shareholders. The price for the purchase of shares (excluding ancillary purchase costs) on a stock exchange may not exceed or fall short by more than 10% of the average of the share prices (closing auction prices of our share in Xetra trading and/or in a comparable successor system on the Frankfurt Stock Exchange) on the last three stock exchange trading days before the obligation to purchase. In the case of a public tender offer, the purchase price may not exceed or fall short by more than 10% of the average of the share prices (closing auction prices of our share in Xetra trading and/or in a comparable successor system on the Frankfurt Stock Exchange) on the last three stock exchange trading days before the day of publication of the offer. If the volume of shares offered in a public tender offer exceeds the planned buy-back volume, acceptance must be in proportion to the shares offered in each case. We may provide for a preferred acceptance of small quantities of up to 50 of our shares offered for purchase per shareholder.

The Management Board is also authorized to dispose of the purchased shares and of any shares purchased on the basis of previous authorizations pursuant to Section 71(1) no. 8 of the German Stock Corporation Act on the stock exchange, through an offer to all shareholders or against contribution in kind with the exclusion of the shareholders’ pre-emptive rights for the purpose of acquiring companies or shareholdings in companies. In addition, the Management Board is authorized, in case it disposes of acquired own shares through an offer to all shareholders, to grant to the holders of the option rights, convertible bonds and convertible participatory rights issued by us pre-emptive rights to the extent that they would be entitled to such rights if they exercised their option and/or conversion rights. Shareholders’ pre-emptive rights are excluded for these cases and to this extent. The Management Board is also authorized to issue such own shares to our and our affiliates’ employees and retired employees or to use them, to service option rights on and/or rights or obligations to purchase our shares granted to our and our affiliates’ employees, in each case with the exclusion of shareholders’ pre-emptive rights.

Furthermore, the Management Board is authorized to sell the shares to third parties against cash payment under exclusion of the shareholders’ pre-emptive rights if the purchase price is not substantially lower than the stock exchange price of the shares at the time of sale. This authorization may only be used to the extent that the number of shares sold on the basis of this authorization together with shares issued from authorized capital with the exclusion of shareholders’ pre-emptive rights pursuant to Section 186(3) sentence 4 of the German Stock Corporation Act does not exceed 10% of our share capital at the time of the issuance and/or sale of shares.

The Management Board may cancel shares acquired on the basis of this authorization without any further resolution of the annual shareholders’ meeting.

Dividends and Paying Agents

For more information on our dividend policy and legal basis for dividends under German law, see our 2008 Form 20-F “Item 8: Financial Information — Dividend Policy.”

Shareholders registered with our New York transfer agent will be entitled to elect whether to receive dividend payments in euros or U.S. dollars. For those shareholders, unless instructed otherwise, we will convert all cash dividends and other cash distributions with respect to ordinary shares into U.S. dollars prior to payment to the shareholder. The amount distributed will be reduced by any amounts we or our New York transfer agent are required to withhold for taxes or other governmental charges. If our New York transfer agent determines, following consultation with us, that in its judgment any foreign currency it receives is not convertible or distributable, our New York transfer agent may distribute the foreign currency (or a document evidencing the right to receive such currency) or, in its discretion, hold the foreign currency for the account of the shareholder to receive the same.

If any of our distributions consists of a dividend of our shares, Registrar Services GmbH and our New York transfer agent (with respect to shares individually certificated) or the custodian bank with which shareholders have deposited their shares (with respect to shares in global form) will distribute the shares to the shareholders in proportion to their existing shareholdings. Rather than distribute fractional shares, Registrar Services GmbH, our New York transfer agent or the custodian bank will sell all such fractional shares and distribute the net proceeds to shareholders.

Registrar Services GmbH and our New York transfer agent (with respect to shares individually certificated) or the custodian bank with which shareholders have deposited their shares (with respect to shares in global form) will also distribute all distributions (other than cash, our shares or rights) to shareholders in proportion to their shareholdings. In the event that Registrar Services GmbH, our New York transfer agent or the custodian bank determine that the distribution cannot be made proportionately among shareholders or that it is impossible to make the distribution, they may adopt any method that they consider fair and practicable to effect the distribution. Such methods may include the public or private sale of all or a portion of the securities or property and the distribution of the proceeds. Registrar Services GmbH, our New York transfer agent or the custodian bank must consult with us before adopting any alternative method of distribution.

Depending on whether shares are individually certificated or in global form, we, Registrar Services GmbH, our New York transfer agent or the custodian bank with which shareholders have deposited their shares will determine whether or not any distribution (including cash, shares, rights or property) is subject to tax or governmental charges. In the case of a cash distribution, we may use all or part of the cash to pay any such tax or governmental charge. In the case of other distributions, we, Registrar Services GmbH, our New York transfer agent or the custodian bank may dispose of all or part of the property to be distributed by public or private sale, in order to pay the tax or governmental charge. In all cases, shareholders will receive any net proceeds of any sale or the balance of the cash or property after the deduction for taxes or governmental charges in proportion to their shareholdings.

Employee Stock Options

For a description of options granted to employees under employees’ share plans, please see notes 29 and 31 to the consolidated financial statements in our 2008 Form 20-F.

DESCRIPTION OF TRADABLE SUBSCRIPTION RIGHTS TO SUBSCRIBE
FOR ORDINARY SHARES

We may offer tradable statutory subscription rights to subscribe for ordinary shares of Deutsche Bank Aktiengesellschaft. The applicable prospectus supplement will describe the specific terms of any such subscription rights offering, including, as applicable:

•	the title of the subscription rights;

•	the exercise price for the subscription rights;

•	the aggregate number of subscription rights issued;

•	a discussion of the material U.S. federal, German or other income tax considerations, as well as considerations under the U.S. Employee Retirement Income Security Act of 1974, or “ERISA,” applicable to the issuance of ordinary shares together with statutory subscription rights or exercise of the subscription rights;

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exercise of the subscription rights;

•	the terms of the ordinary shares corresponding to the subscription rights;

•	information regarding the trading of subscription rights;

•	the record date, if any, to determine who is entitled to the subscription rights and the ex-rights date;

•	the date on which the rights to exercise the subscription rights will commence, and the date on which the rights will expire;

•	the extent to which the offering includes a contractual over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement we enter into in connection with the offering.

Each subscription right will entitle its holder to subscribe for a number of our ordinary shares at an exercise price described in the prospectus supplement. Subscription rights may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void. Upon receipt of payment and, if applicable, the subscription form properly completed and executed at the subscription rights agent’s office or another office indicated in the prospectus supplement, we will, as soon as practicable, forward our ordinary shares that can be subscribed for with this exercise. The prospectus supplement may offer more details on how to exercise the subscription rights. If we determine to make appropriate arrangements for rights trading, persons other than our shareholders can acquire rights as described in the prospectus supplement. In the event subscription rights are offered only to our shareholders and their rights remain unexercised, we may determine to offer the unsubscribed offered securities to persons other than our shareholders. In addition, we may enter into a standby underwriting arrangement with one or more underwriters under which the underwriter or underwriters, as the case may be, will purchase any offered securities remaining unsubscribed for after the offering, as described in the prospectus supplement.

DESCRIPTION OF DEBT SECURITIES OF DEUTSCHE BANK AKTIENGESELLSCHAFT

This section describes the general terms that will apply to any debt securities that may be offered pursuant to this prospectus by Deutsche Bank AG, directly or through one of its branches. The specific terms of the offered debt securities, and the extent to which the general terms described in this section apply to debt securities, will be described in one or more related prospectus supplements at the time of the offer.

General

As used in this prospectus, “debt securities” means the senior debentures, notes, bonds and other evidences of indebtedness that Deutsche Bank AG issues, directly or through one of its branches, and in each case, the trustee authenticates and delivers under the senior indenture.

The senior debt securities (and, in the case of debt securities in bearer form, any coupons to these securities) will be our direct, unconditional, unsecured and unsubordinated obligations and will rank on parity with the claims of all our other unsecured creditors other than those claims which are expressly preferred by law of the jurisdiction of our incorporation or, in the case of senior debt securities issued by Deutsche Bank AG through a branch, the law of the jurisdiction where the branch is established.

The Senior Indenture

Deutsche Bank AG may issue senior debt securities, directly or through one of its branches. The senior debt securities offered pursuant to this prospectus will be issued, in one or more series under, and will be governed by, the senior indenture among Deutsche Bank AG, as issuer, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, issuing agent and registrar. The senior indenture will be qualified under the Trust Indenture Act of 1939, as amended, or the “Trust Indenture Act.”

We refer to Law Debenture Trust Company of New York, including any successor trustee, as the “trustee.” We refer to the senior indenture, as it may be supplemented from time to time, as the “senior indenture.”

We have summarized below the material provisions of the senior indenture and the senior debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries and are qualified in their entirety by the senior indenture. The terms of the senior indenture will include both those stated in that indenture and those made part of that indenture by the Trust Indenture Act. The senior indenture will be included as an exhibit to the registration statement of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you.

We May Issue Different Series of Debt Securities

The senior indenture does not limit the amount of debt that may be issued. We may issue debt securities from time to time in one or more distinct series, at a price of 100% of their principal amount or at a premium or a discount. This section summarizes terms of the debt securities that apply generally to all series. The provisions of the senior indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. The debt securities will not be secured by any property or assets of Deutsche Bank AG. We will describe many of the specific terms of the applicable series in the applicable prospectus supplement.

Payments on the Debt Securities

Denomination and currency. The debt securities may be denominated and payable in U.S. dollars or other currencies.

Fixed rate and floating rate debt securities. Debt securities may bear interest at a fixed rate or a floating rate, which, in either case, may be zero, or at a rate that varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Linked or exchangeable debt securities. We may issue debt securities from time to time with the principal amount and/or interest payable on any relevant payment date to be determined by reference to one or more currencies, commodities or securities of ours or entities that are or are not affiliated with us, a basket or baskets of those currencies, commodities or securities, or an index or indices of those currencies, commodities or securities, or interest rates, or intangibles, articles, or goods, or any other financial or economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance. Holders of these types of debt securities will receive payments of principal and/or interest (if any) that are determined by reference to the applicable underlying instrument or measurement. Such debt securities may provide either for cash settlement or for physical settlement by delivery of the applicable underlying property or other property of the type listed above. Such debt securities may also provide that the form of settlement may be determined at our option or at your option.

We may issue debt securities that are exchangeable, either mandatorily or at our or the holder’s option, into securities of ours or entities that are or are not affiliated with us, a basket or baskets of those securities, other property, or any combination of, or the cash value of, such securities or other property.

Terms Specified in Prospectus Supplement

The prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

•	whether the debt securities will be issued by Deutsche Bank AG, directly or through one of its branches;

•	the specific designation;

•	the aggregate principal amount, purchase price and denomination;

•	the currency in which the debt securities are denominated and/or in which principal, and premium, if any, and/or interest, if any, is payable;

•	the date of maturity (and any provisions relating to extending or shortening the maturity date);

•	the interest rate or rates or the method by which the calculation agent (identified in the prospectus supplement) will determine the interest rate or rates, if any;

•	the date from which interest accrues and the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium, if any, and/or interest, if any, on the debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities payable upon declaration of acceleration of maturity thereof;

•	whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

•	whether we will issue the debt securities in global (i.e., book-entry) or definitive (i.e., certificated) form and under what terms and conditions;

•	the terms on which holders of the debt securities may exchange them into or for one or more securities of ours or entities that are or are not affiliated with us, a basket or baskets of those securities, other property, or any combination of, or the cash value of, any of the foregoing; the terms on which exchange may occur, including whether exchange is mandatory, at the option of the holder or at our option; the period during which exchange may occur; the initial exchange price or rate; and the circumstances or manner in which the amount of securities or other property, or any combination thereof, deliverable upon exchange, or the cash value thereof, may be adjusted;

•	information as to the methods for determining the amount of principal, premium, if any, and/or interest payable on any date and/or currencies, commodities or securities of ours or entities that are or are not affiliated with us, the basket or baskets of those currencies, commodities or securities, or the index or indices of those currencies, commodities or securities, or interest rates, or intangibles, articles, or goods, or any other financial or economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, to which the amount payable on that date is linked;

•	the identity of any agents for the debt securities, including the trustee, depositaries, authenticating or paying agents, transfer agents, registrars, determination or other agents;

•	the proposed listing, if any, of the debt securities on any securities exchange;

•	whether the debt securities are to be sold separately or with other securities as part of units; and

•	any other specific terms of the debt securities and any terms required by or advisable under applicable laws or regulations.

The prospectus supplement relating to any series of debt securities may also include, if applicable, a discussion of certain U.S. federal income tax considerations, German income tax consequences and income tax consequences of the jurisdiction of any relevant issuing branch and considerations under ERISA.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange and transfer (except bearer securities) in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the senior indenture or the supplemental indenture thereto or issuer order under which that series of debt securities is issued.

Holders may transfer debt securities in bearer form and/or the related coupons, if any, by delivery to the transferee.

If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See “Forms of Securities.”

Impact of Significant Corporate Actions and Other Developments

Under German law, a surviving corporation in a merger or consolidation generally assumes the obligations of its predecessors. There are, however, no covenants in the indenture or other provisions designed to protect holders of the debt securities against a reduction in the creditworthiness of Deutsche Bank AG that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of the Bank, a merger or consolidation, a sale, lease or conveyance of all or substantially all of the Bank’s assets or a highly leveraged transaction or any other transaction that might adversely affect holders of the debt securities.

It may be that Deutsche Bank AG will depend increasingly upon the earnings and cash flow of its subsidiaries to meet its obligations under the debt securities. Since the creditors of any of its subsidiaries would generally have a right to receive payment that is superior to Deutsche Bank AG’s right to receive payment from the assets of that subsidiary, holders of debt securities will be effectively subordinated to creditors of Deutsche Bank AG’s subsidiaries. In addition, there are various regulatory requirements applicable to some of Deutsche Bank AG’s subsidiaries that limit their ability to pay dividends and make loans and advances to Deutsche Bank AG.

Events of Default

The senior indenture provides holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities, or if we become bankrupt. Holders should review these provisions and understand which of our actions trigger an event of default and which actions do not. The senior indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series by series basis.

An event of default is defined under the senior indenture, with respect to any series of debt securities issued under that indenture, as any one or more of the following events (each an “event of default”) having occurred and be continuing:

•	default is made in the payment of principal, interest or premium in respect of such series of debt securities for 30 days;

•	we fail to perform or observe any of our other obligations under the securities and such failure has continued for the period of 60 days following the service on us of notice by the trustee or holders of 33 1/3% of such series requiring the same to be remedied, except that the failure to file with the trustee certain information required to be filed with the trustee pursuant to the Trust Indenture Act, will not constitute an event of default (although the trustee may bring suit to enforce such filing obligation); or

•	a court in Germany opens insolvency proceedings against us or we apply for or institute such proceedings or offer or make an arrangement for the benefit or our creditors generally.

Any additional or different events of default applicable to a particular series of debt securities will be described in the prospectus supplement relating to such series.

No Negative Pledge. The senior indenture does not contain any restrictions preventing us from incurring additional debt.

Acceleration of Debt Securities Upon an Event of Default.

The senior indenture provides that:

•	if an event of default due to the default in payment of principal, interest or premium in respect of any series of senior debt securities issued under the senior indenture, or due to the default in the performance or breach of any other covenant or warranty of the Bank applicable to less than all outstanding series of senior debt securities issued under the senior indenture occurs and is continuing, other than a covenant for which the senior indenture specifies that the violation thereof does not give a right to accelerate or declare due and payable any securities issued under the senior indenture, either the trustee or the holders of not less than 33 1/3% in aggregate principal amount of the outstanding senior debt securities of all affected series, voting as one class, by notice in writing to the Bank, may declare the principal of all senior debt securities of each affected series and interest accrued thereon to be due and payable immediately; and

•	if an event of default due to a default in the performance of any other of the covenants or agreements in the senior indenture applicable to all outstanding debt securities issued under the senior indenture or due to the specified events of bankruptcy, insolvency or reorganization of the Bank, occurs and is continuing, other than a covenant for which the senior indenture specifies that the violation thereof does not give a right to accelerate or declare due and payable any securities issued under the senior indenture, either the trustee or the holders of not less than 33 1/3% in aggregate principal amount of all outstanding senior debt securities issued under the senior indenture, voting as one class, by notice in writing to the Bank, may declare the principal of all senior debt securities and interest accrued thereon to be due and payable.

Annulment of Acceleration and Waiver of Defaults. In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration of or waive past defaults of the debt securities.

Indemnification of Trustee for Actions Taken on Your Behalf. The senior indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of debt securities issued under that indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In addition, the senior indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified by the holders of debt securities issued under that indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and some other limitations, the holders of a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Limitation on Actions by You as an Individual Holder. The senior indenture provides that no individual holder of debt securities may institute any action against us under that indenture, except actions for payment of overdue principal and interest at maturity or upon acceleration, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of the continuing default;

•	the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have (1) requested the trustee to institute that action and (2) offered the trustee reasonable indemnity;

•	the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•	the holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

The senior indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge and Defeasance

We have the ability to eliminate most or all of our obligations on any series of debt securities prior to maturity if we comply with the following provisions.

Discharge of Indenture. We may discharge all of our obligations, other than as to transfers and exchanges, under the senior indenture after we have:

•	paid or caused to be paid the principal of and any interest or premium, if any, on all of the outstanding debt securities issued thereunder in accordance with their terms;

•	delivered to the trustee for cancellation all of the outstanding debt securities issued thereunder; or

•	if in the case of any series of debt securities on which the exact amount (including the currency of payment) of principal and any interest or premium, if any, due can be determined at the time of making the deposit referred to below, and which shall have become due or payable, or are by their terms to become due and payable or are scheduled for redemption, within one year, we have irrevocably deposited with the trustee, cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations, in trust for the benefit of the holders of securities of such series, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and any interest or premium, if any, on, and any mandatory sinking fund payments for, those securities.

Defeasance of a Series of Securities at Any Time. We may also discharge all of our obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as “defeasance.”

Defeasance may be effected only if, among other things:

•	we irrevocably deposit with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, in trust for the benefit of the holders of securities of such series, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and any interest or premium, if any, on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased; and

•	we deliver to the trustee an opinion of counsel to the effect that:

•	the holders of the series of debt securities being defeased will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance; and

•	the defeasance will not otherwise alter those holders’ U.S. federal income tax treatment of principal and interest payments on the series of debt securities being defeased.

This opinion must be based on a ruling of the Internal Revenue Service or a change in U.S. federal income tax law occurring after the date of this prospectus, since the above results would not occur under current tax law.

Modification of the Indenture

Modification without Consent of Holders. We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under the senior indenture to:

•	secure any senior debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency or manifest error;

•	establish the forms or terms of debt securities of any series; or

•	evidence the acceptance of appointment by a successor trustee.

Modification Requiring Consent of Each Holder. We and the trustee may not make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by such change:

•	change the final maturity of such security;

•	reduce the principal amount;

•	reduce the rate or change the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, including any amount of original issue discount, premium, or interest thereon is payable;

•	modify or amend the provisions for conversion of any currency into another currency;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•	alter the terms on which holders of the debt securities may convert or exchange debt securities for other securities of the Bank or of other entities or for other property or the cash value of thereof, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

•	alter certain provisions of the indenture relating to debt securities not denominated in U.S. dollars;

•	impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of debt securities the consent of whose holders is required for modification of the indenture.

Modification with Consent of Holders of a Majority. We and the trustee may make any other change to the senior indenture and to the rights of the holders of the debt securities issued thereunder, if we obtain the consent of the holders of not less than a majority in aggregate principal amount of all affected series of outstanding debt securities issued thereunder, voting as one class.

Concerning Our Relationship with the Trustee

We and our subsidiaries maintain ordinary banking relationships and custodial facilities with the trustee and affiliates of the trustee.

Governing Law

The debt securities and the senior indenture will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may offer warrants separately or together with one or more additional warrants, ordinary shares, tradable subscription rights to subscribe for our ordinary shares, purchase contracts and debt securities issued by us or debt obligations or other securities of an entity affiliated or not affiliated with us or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants’ expiration date. Warrants to purchase or sell securities of entities not affiliated with us issued in the United States may not be so separated prior to the 91st day after the issuance of the unit, unless otherwise specified in the applicable prospectus supplement.

We may issue warrants, on terms to be determined at the time of sale, for the purchase or sale of, or whose redemption value is determined by reference to the performance, level or value of, one or more of the following:

•	securities issued by us or an entity affiliated or not affiliated with us, commodities, a basket or baskets of those securities or commodities, an index or indices of those securities or commodities, or any combination of the foregoing;

•	currencies; and

•	any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance.

We refer to the items in the above clauses as “warrant property.” We may satisfy our obligations, if any, with respect to any warrants by delivering the warrant property, the cash value of the warrant property or the cash value of the warrants determined by reference to the performance, level or value of the warrant property, all as described in the applicable prospectus supplement.

Terms Specified in Prospectus Supplement

The prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered warrants:

•	the specific designation;

•	the aggregate number of, and the price at which we will issue, the warrants;

•	the currency with which the warrants may be purchased;

•	whether we will issue the warrants in registered form or bearer form or both;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	whether the warrants are put warrants, call warrants or spread warrants (entitling the holder to receive a cash value to be determined by reference to the amount, if any, by which a specified reference value of the warrant property at the time of exercise exceeds a specified base value of the warrant property), whether you or we will have the right to exercise the warrants and any conditions or restrictions on the exercise of the warrants;

•	the specific warrant property or cash value, and the amount or the method for determining the amount of the warrant property or cash value, deliverable upon exercise of each warrant;

•	the price at which and the currency with which the underlying securities, currencies or commodities may be purchased or sold upon the exercise of each warrant, or the method of determining that price;

•	whether the warrant must be exercised by the payment of the exercise price in cash, on a cashless basis or by the delivery of any other security;

•	whether the exercise of the warrants is to be settled in cash or by delivery of the underlying securities, commodities, or both;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, determination or other agents;

•	any applicable U.S. federal income tax consequences, German income tax consequences and income tax consequences of the jurisdiction of any relevant issuing branch;

•	the proposed listing, if any, of the warrants or any securities that may be acquired upon exercise of the warrants on any securities exchange;

•	whether the warrants are to be sold separately or with other securities as part of units; and

•	any additional terms of the agreement governing the warrants and any terms required by or advisable under applicable laws or regulations.

Governing Law

The warrants will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts (including purchase contracts issued as part of a unit with one or more warrants and debt securities issued by us or debt obligations or other securities of an entity affiliated or not affiliated with us) to purchase or sell, or whose redemption value is determined by reference to the performance, level or value of one or more of the following:

•	securities issued by us or an entity affiliated or not affiliated with us, commodities, a basket or baskets of those securities or commodities, an index or indices of us or those securities or commodities, or any combination of the foregoing;

•	currencies; and

•	any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance.

We refer to the property in the above clauses as “purchase contract property.”

Each purchase contract will obligate the holder to purchase or sell, and obligate us to sell or purchase, on specified dates, the purchase contract property at a specified price or prices (which may be based on a formula), all as described in the applicable prospectus supplement. We may satisfy our obligations, if any, with respect to any purchase contract by delivering the purchase contract property, the cash value of such purchase contract property or the cash value of the purchase contract (which may be based on a formula or determined by reference to the performance, level or value of the purchase contract property), or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, all as set forth in the applicable prospectus supplement. The applicable prospectus supplement will specify the methods by which the holders may purchase or sell the purchase contract property, any acceleration, cancellation or termination provisions, the identity of any purchase contract agent, other provisions relating to the settlement of a purchase contract or any other terms of the purchase contracts. The applicable prospectus supplement will also specify any applicable U.S. federal income tax consequences, German income tax consequences and income tax consequences of the jurisdiction of any relevant issuing branch in respect of the relevant purchase contracts.

Prepaid Purchase Contracts

Purchase contracts may require holders to satisfy their obligations under the purchase contracts at the time they are issued. We refer to these purchase contracts as “prepaid purchase contracts.” In certain circumstances, our obligation to settle prepaid purchase contracts on the relevant settlement date may be governed by the senior indenture and accordingly will rank on parity with all of our other unsecured and unsubordinated debt.

Purchase Contracts Issued as Part of Units

Purchase contracts issued as part of a unit will be governed by the terms and provisions of a unit agreement, as described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

Units will consist of any combination of ordinary shares, tradable subscription rights to subscribe for ordinary shares, warrants, purchase contracts, debt securities issued by us and debt obligations or other securities of an entity affiliated or not affiliated with us. The applicable prospectus supplement will also describe:

•	the designation and the terms of the units and of any combination of ordinary shares, tradable subscription rights to subscribe for ordinary shares, warrants, purchase contracts, debt securities issued by us and debt obligations or other securities of an entity affiliated or not affiliated with us constituting the units, including whether and under what circumstances the ordinary shares, tradable subscription rights to subscribe for ordinary shares, warrants, purchase contracts, debt securities issued by us and debt obligations or other securities of an entity affiliated or not affiliated with us may be traded separately;

•	any additional terms of the governing unit agreement;

•	any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the ordinary shares, tradable subscription rights to subscribe for ordinary shares, warrants, purchase contracts, debt securities issued by us and debt obligations or other securities of an entity affiliated or not affiliated with us constituting the units; and

•	any applicable U.S. federal income tax consequences, German income tax consequences and income tax consequences of the jurisdiction of any relevant issuing branch.

The terms and conditions described under “Description of Ordinary Shares,” “Description of Tradable Subscription Rights to Subscribe for Ordinary Shares,” “Description of Debt Securities of Deutsche Bank Aktiengesellschaft,” “Description of Warrants” and “Description of Purchase Contracts” will apply to each unit and to any ordinary shares, tradable subscription rights to subscribe for ordinary shares, debt securities, warrants and purchase contracts issued by us included in each unit, unless otherwise specified in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL SECURITIES

As more fully described below or set forth in the applicable prospectus supplement, we may sell capital securities of one or multiple series through trusts, companies or similar entities. If any such capital securities are issued, they will have the benefit of certain subordinated guarantees of Deutsche Bank AG described below.

Set forth below is a description of the trust preferred securities, company preferred securities and related instruments we may issue in connection with an issuance of capital securities. Issuances of capital securities in the future may or may not conform to the descriptions below, and such descriptions may be modified or superseded by the terms of any particular series of capital securities set forth in the relevant prospectus supplement.

Description of Trust Preferred Securities

This prospectus describes the general terms and provisions of the trust preferred securities that the trusts may issue. When a trust offers to sell its trust preferred securities, we will describe the specific terms of those trust preferred securities in a supplement to this prospectus. We will also indicate in the applicable prospectus supplement whether the general terms and provisions that we describe in this prospectus apply to those securities. If there are any differences between the applicable prospectus supplement and this prospectus, the prospectus supplement will control. For a complete description of the material terms of the particular issue of trust preferred securities, you must refer to both the applicable prospectus supplement and to the following description.

Each trust may issue, from time to time, in one or more series, trust preferred securities under the relevant amended and restated trust agreement, which we refer to as trust agreement. The trust agreements may or may not limit the aggregate amount of trust preferred securities that may be issued or the aggregate amount of any particular series. Each of the trust agreements will be qualified as an indenture under the Trust Indenture Act. The trusts may issue trust preferred securities and trust common securities at any time without your consent and without notifying you.

Each of the trust agreements will authorize the regular trustees of the relevant trusts, on behalf of the relevant trust, to issue the trust preferred securities. These securities will represent the undivided preferred beneficial ownership interests in the assets of the relevant trust. The form of a trust agreement has been included as an exhibit to the registration statement of which this prospectus forms a part, and you should read the form of trust agreement for provisions that may be important to you. You should read the applicable prospectus supplement for the specific terms of any authorized series of trust preferred securities, including:

•	the specific designation of the trust preferred securities;

•	the number and liquidation preference amount of the trust preferred securities;

•	the rate or rates at which the trust will pay distributions (which we also refer to as capital payments), or method of calculation of such rate, the payment date or dates for any distributions and the record date for any distributions;

•	the amount or amounts that the trust will pay, or the property that the trust will deliver, out of its assets to the holders of the trust preferred securities upon the trust’s liquidation;

•	the obligation or option, if any, of the trust to purchase or redeem the trust preferred securities and the price or prices (or formula for determining the price) at which, the period or periods within which, and the terms and conditions upon which the trust will or may purchase or redeem trust preferred securities, in whole or in part, pursuant to the obligation or option;

•	the voting rights, if any, of the trust preferred securities, including any vote required to amend the relevant trust agreement;

•	the criteria for determining whether and to what extent the trust will be required to pay distributions on the trust preferred securities or will be prohibited from paying distributions on the trust preferred securities;

•	terms for any optional or mandatory conversion or exchange of trust preferred securities into other securities;

•	whether and to what extent the trust will be required to pay any additional amounts in respect of withholding taxes; and

•	any other relative rights, preferences, privileges, limitations or restrictions of the trust preferred securities not inconsistent with the relevant trust agreement or applicable law.

The prospectus supplement relating to the particular trust preferred securities may also include, if applicable, a discussion of certain U.S. federal income tax and ERISA considerations.

In the event of an offering of trust preferred securities, the proceeds from the sale of the trust preferred securities will be used by the relevant trust to purchase corresponding company preferred securities. The company preferred securities will be owned by the trust for the benefit of the holders of the trust preferred securities and the holder of the trust common security. The rights under the subordinated company preferred guarantee of the company preferred securities of the corresponding company issued by Deutsche Bank AG will be held in the name of the company preferred guarantee trustee for the benefit of the trust as owner of the company preferred securities who in turn holds it for the benefit of the holders of the trust preferred securities.

Except as provided in the applicable prospectus supplement, the trust preferred securities will be perpetual and non-cumulative. The relevant trust will pass through the distributions it receives on the company preferred securities as distributions on the trust preferred securities. It will also pass through any redemption payment it receives on the company preferred securities to redeem a corresponding amount of the trust preferred securities as well as any liquidation payment it receives on the company preferred securities upon liquidation of the relevant company.

Each of the trusts (and any series of trust preferred securities issued thereunder) is a legally separate entity and the assets of one trust or series will not be available to satisfy the obligations of any of the other trusts or series.

Holders of the trust preferred securities will have the benefit of Deutsche Bank AG’s subordinated guarantees of the distribution, redemption and liquidation payment obligations under the trust preferred securities (which we refer to as the trust preferred guarantee) and the company preferred securities (which we refer to as the company preferred guarantee) as set forth in the applicable prospectus supplement and in this prospectus under “— Description of Subordinated Guarantees in Connection with Capital Securities.”

Unless provided otherwise in the applicable prospectus supplement, the trust preferred securities will be issued in fully registered form without coupons.

Trust Common Securities

The trust will also issue one common security (which we refer to as the trust common security), representing an undivided common interest in the trust’s assets. The trust common security will be owned by Deutsche Bank AG or one of its consolidated subsidiaries.

Information Concerning the Trustees

Pursuant to the trust agreement, there will be one or more trustees. First, there will be one or more trustees, which we refer to as regular trustees, each of whom will be an individual who is an employee or officer of, or who is affiliated with, Deutsche Bank AG. Second, there will be a trustee, which we refer to as the property trustee, who will be a financial institution that is unaffiliated with Deutsche Bank AG. Unless provided otherwise in the applicable prospectus supplement, The Bank of New York Mellon will be the property trustee of each of the trusts. Third, there will be a trustee, which we refer to as the Delaware trustee, that is an individual or entity resident in Delaware. Unless provided otherwise in the applicable prospectus supplement, Deutsche Bank Trust Company Delaware, will be the Delaware trustee for each of the trusts.

The regular trustees have the exclusive authority to cause the relevant trust to issue and sell the trust preferred securities in accordance with the provisions of the related trust agreement and in connection with the issue and sale of the trust preferred securities to cause the relevant trust to acquire company preferred securities.

The property trustee holds, for the benefit of the holders of the trust preferred securities and the holder of the trust common security, the legal title to any company preferred securities purchased by the trust. The property trustee as holder of the company preferred securities is also the beneficiary under the company preferred guarantee issued by Deutsche Bank AG, which it holds for the benefit of the holders of the trust preferred securities.

The property trustee is required to perform only those duties that are specifically set forth in the relevant trust agreement, except when a default has occurred and is continuing with respect to the trust preferred securities. After a default, the property trustee must exercise the same degree of care a prudent person would exercise under the circumstances in the conduct of her or his own affairs.

Subject to these requirements, the property trustee will be under no obligation to exercise any of the powers vested in it by the relevant trust agreement at the request of any holder of trust preferred securities, unless the holder offers the property trustee reasonable indemnity against the cost, expenses and liabilities that might be incurred by exercising those powers.

We and our subsidiaries maintain ordinary banking relationships and custodial facilities with the property trustee and affiliates of the property trustee.

Governing Law

The trust preferred securities and the trust agreement will be governed by and construed in accordance with the laws of the State of Delaware.

Description of Company Preferred Securities

This prospectus describes the general terms and provisions of the company preferred securities that the Delaware companies may issue. When a company issues company preferred securities, we will describe the specific terms of those securities in a supplement to this prospectus. We will also indicate in the applicable prospectus supplement whether the general terms and provisions that we describe in this prospectus apply to those securities. If there are any differences between the applicable prospectus supplement and this prospectus, the prospectus supplement will control. For a complete description of the material terms of the particular issue of company preferred securities, you must refer to both the applicable prospectus supplement and to the following description.

Each company may issue, from time to time, in one or more series, company preferred securities under an amended and restated limited liability company agreement, which we refer to as the LLC agreement. The companies may issue company preferred securities and other securities at any time without your consent and without notifying you.

The relevant LLC agreement will authorize a company to issue company preferred securities, which may be purchased by a trust or sold directly to investors, and to issue company common securities to Deutsche Bank AG or one of its branches or subsidiaries. In addition, the relevant LLC agreement will authorize a company in connection with the issuance and sale of company preferred securities to a trust or directly to investors to issue a separate class of company preferred securities to Deutsche Bank AG or one of its branches or subsidiaries, which we refer to as intra-group company preferred securities. The terms company preferred securities and capital securities as used in this prospectus do not include the intra-group company preferred securities issued to Deutsche Bank AG or one of its branches or subsidiaries. A form of the LLC agreement will be included as an exhibit to the registration statement of which this prospectus forms a part. You should read the LLC agreement for provisions that may be important for you. You should read the applicable prospectus supplement for the specific terms of any authorized series of company preferred securities, including:

•	the specific designation of the company preferred securities;

•	the number and liquidation preference amount of the company preferred securities;

•	the rate or rates at which the company will pay distributions (which we also refer to as capital payments), or method of calculation of such rate, the payment date or dates for any distributions and the record date for any distributions;

•	the amount or amounts that the company will pay out of its assets to the holders of the company preferred securities upon the company’s liquidation;

•	the obligation or option, if any, of the company to purchase or redeem the company preferred securities and the price or prices (or formula for determining the price) at which, the period or periods within which, and the terms and conditions upon which the company will or may purchase or redeem company preferred securities, in whole or in part, pursuant to the obligation or option;

•	the voting rights, if any, of the company preferred securities and company common securities, including any vote required to amend the relevant LLC agreement;

•	the criteria for determining whether and to what extent the company will be authorized to pay distributions on the company preferred securities or will be required to pay distributions on the company preferred securities;

•	terms for any optional or mandatory conversion or exchange of company preferred securities into other securities;

•	whether and to what extent the company will be required to pay any additional amounts in respect of withholding taxes; and

•	any other relative rights, preferences, privileges, limitations or restrictions of the company preferred securities not inconsistent with the relevant LLC agreement or applicable law.

The prospectus supplement relating to the particular company preferred securities may also include, if applicable, a discussion of certain U.S. federal income tax and ERISA considerations.

In the event of an offering of company preferred securities, the proceeds from their sale to the trust or directly to investors will be used by the relevant company to purchase subordinated debt obligations (which we refer to as initial debt obligations) of Deutsche Bank AG or one of its branches or subsidiaries or other eligible investments.

Except as otherwise set forth in the applicable prospectus supplement, the company preferred securities will be perpetual and non-cumulative.

Holders of the company preferred securities (but not the intra-group company preferred securities) will have the benefit of Deutsche Bank AG’s subordinated guarantees of the distribution, redemption and liquidation payment obligations under the company preferred securities (which we refer to as the company preferred guarantee) as set forth in the applicable prospectus supplement and in this prospectus under “— Description of Subordinated Guarantees in Connection with Capital Securities.” The terms of any intra-group company preferred securities and the company common securities issued to Deutsche Bank AG will be set forth in the relevant LLC agreement and described in the applicable prospectus supplement.

Governing Law

The company preferred securities and the LLC agreement will be governed by and construed in accordance with the laws of the State of Delaware.

Description of Subordinated Guarantees in Connection with Capital Securities

Set forth below is a summary of information concerning the subordinated guarantees that Deutsche Bank AG will execute and deliver concurrently with any issuance of capital securities. Each of the subordinated guarantees will be qualified as an indenture under the Trust Indenture Act. The subordinated guarantees are for the benefit of the holders from time to time of the capital securities of any series issued by the relevant trust or the relevant company. The terms of the subordinated guarantees will include both those stated in the subordinated guarantee agreements entered into between Deutsche Bank AG and the guarantee trustee and those made part of the subordinated guarantee agreements by the Trust Indenture Act. Forms of the subordinated guarantee agreements are included as exhibits to the registration statement of which this prospectus forms a part. The forms of the subordinated guarantee agreements may be modified in connection with the issuance of any series of capital securities, and any such modification that is material will be filed with a post-effective amendment to, or on a Form 6-K incorporated by reference in, the registration statement of which this prospectus forms a part. You should read the relevant subordinated guarantee agreement and any such amendment or supplement for provisions that may be important to you.

Guaranteed Obligations

Under the subordinated guarantees, Deutsche Bank AG will fully and unconditionally guarantee, on a subordinated basis, the payment by the relevant trust or the relevant company, as applicable, of the following, without duplication, with respect to capital securities of any series:

•	any dividends or distributions (which we may refer to as capital payments) due and payable on the trust preferred securities or on the company preferred securities;

•	the redemption price payable with respect to any capital securities called for redemption by the relevant trust or company; and

•	the liquidating distribution on each capital security payable upon liquidation of the relevant trust or company,

in each case, to the extent provided in the applicable prospectus supplement. In particular, Deutsche Bank AG will guarantee the payment of a distribution on company preferred securities, and the related trust preferred securities, only to the extent the company has declared, or is deemed to have declared, the distribution on the company preferred securities.

Subject to the subordination provisions described below, Deutsche Bank AG will be obligated to make such payments as and when due, regardless of any defense, right of set-off or counterclaim that Deutsche Bank AG may have or assert, other than the defense of payment, and whether or not the company has legally available funds for the payments so guaranteed. Deutsche Bank AG’s obligations under the relevant subordinated guarantee will be several and independent of the obligations of the relevant trust or company with respect to the capital securities.

Subordination

The subordinated guarantees will be general and unsecured obligations of Deutsche Bank AG and will rank both as to payment and in the liquidation of Deutsche Bank AG:

•	subordinate to all senior and subordinated debt obligations of Deutsche Bank AG that do not expressly rank on parity with the obligations of Deutsche Bank AG under the subordinated guarantees;

•	on parity with the most senior ranking preference shares of Deutsche Bank AG, if any, and with its obligations under any guarantee or support agreement or undertaking relating to any preference shares or other instrument of any subsidiary of Deutsche Bank AG qualifying as consolidated Tier 1 capital of Deutsche Bank AG that does not expressly rank junior to the obligation of Deutsche Bank AG under the subordinated guarantees; and

•	senior to any other preference shares and the common shares of Deutsche Bank AG, any other securities of Deutsche Bank AG expressed to rank junior to the most senior preference shares of Deutsche Bank AG, and any preference shares or any other instruments of any subsidiary of the Bank subject to any guarantee or support agreement which ranks junior to the obligations under the subordinated guarantees.

The foregoing liabilities that rank senior to the subordinated guarantees are collectively called “senior liabilities.”

The subordination provisions set out above will be irrevocable. Except as set forth in the applicable prospectus supplement, Deutsche Bank AG may not create or permit to exist any charge or other security interest over its assets to secure its obligations in respect of the subordinated guarantees.

Additional Amounts

If Deutsche Bank AG is required to withhold or deduct any portion of a payment under the relevant subordinated guarantee, the applicable prospectus supplement will provide whether and to what extent it will pay additional amounts in order to cause the net amounts received by the holders of capital securities to be the same as the holders would have received in the absence of the withholding or deduction.

Other Provisions

The guarantee trustee, on behalf of the holders of capital securities, will have the right to enforce the relevant subordinated guarantee directly against Deutsche Bank AG if Deutsche Bank AG defaults under such subordinated guarantee. Each of the subordinated guarantee agreements will provide that, to the fullest extent permitted by law, without the need for any action on the part of the relevant guarantee trustee or any other holder of capital securities, each holder of capital securities will be entitled to enforce its rights directly under the relevant subordinated guarantee with respect to any of Deutsche Bank AG’s payment obligations that have become due thereunder.

No Assignment

Deutsche Bank AG may not assign its obligations under the subordinated guarantees, except in the case of merger, consolidation, sale, lease or other transfer of substantially all of its assets in which Deutsche Bank AG is not the surviving entity.

Termination

The subordinated guarantees will terminate on the earlier of:

•	the full payment of the redemption price for all capital securities or repurchase and cancellation of all capital securities of the relevant series; and

•	the full payment of the liquidating distribution on all capital securities of the relevant series.

However, the subordinated guarantees will continue to be effective or will be reinstated, as the case may be, if the holder is required to return any liquidation or redemption payment made under the capital securities or the subordinated guarantees.

Amendments

Any changes to the subordinated guarantees that affect the amount and timing of the payments under the subordinated guarantees or reduce the amount of capital securities whose holders must consent to an amendment must be approved by each holder of capital securities of each affected series. Any other provision of the subordinated guarantees may be modified only with the prior approval of the holders of not less than a majority (based on the aggregate liquidation preference amount) of the outstanding capital securities of each affected series (voting as a class).

Notwithstanding the foregoing, without the consent of any holder of capital securities of any series, Deutsche Bank AG may amend or supplement the subordinated guarantee agreements:

•	to evidence the succession of another entity to Deutsche Bank AG and the assumption by any such successor of any covenants of Deutsche Bank AG in the subordinated guarantee agreements;

•	to add to the covenants, restrictions or obligations of Deutsche Bank AG for the benefit of the holders of capital securities of such series, or to surrender any right or power conferred upon Deutsche Bank AG under the subordinated guarantee agreements;

•	to correct or supplement any provision in the subordinated guarantee agreements that may be defective or inconsistent with any other provision therein;

•	to modify, eliminate and add to any provision in the subordinated guarantee agreements to such extent as may be necessary or desirable, provided that any such action does not materially adversely affect the rights, preferences or privileges of the holders of capital securities of such series;

•	to modify or supplement the subordinated guarantee agreements to give effect to any provision made invalid by any changes in the Investment Company Act of 1940, as amended, or the Trust Indenture Act or any other applicable law, provided that any such action does not have a material adverse effect on the rights, preferences or privileges of the holders of capital securities of such series;

•	to make any changes to the subordinated guarantee agreements to give holders of capital securities such rights and entitlements contained in any guarantee or undertaking relating to the support or payment of amounts in connection with other preference shares or other instruments issued by Deutsche Bank AG or an affiliated entity to permit the capital securities to rank at least on parity with such new securities;

•	to cure any ambiguity or correct any mistake; or

•	in connection with the creation of any series of capital securities and the establishment of the particular terms thereof.

Information Concerning the Trustees

Pursuant to the subordinated guarantee agreements there will be one trustee who will be a financial institution that is unaffiliated with Deutsche Bank. Unless provided otherwise in the applicable prospectus supplement, The Bank of New York Mellon will be the guarantee trustee. The guarantee trustee will be required to perform only those duties that are specifically set forth in the subordinated guarantee agreements, except when an event of default has occurred and is continuing with respect to any subordinated guarantee agreement. If an event of default under a subordinated guarantee has occurred and is continuing, the guarantee trustee will be required to use the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to these requirements, the guarantee trustee will be under no obligation to exercise any of the rights or powers vested in it by any subordinated guarantee agreements at the request or direction of any holder of related company preferred securities or any trust preferred securities, as the case may be, unless the holders offer the guarantee trustee reasonable indemnity against the costs, expenses and liabilities that might be incurred in exercising those powers.

We and our subsidiaries maintain ordinary banking relationships and custodial facilities with the guarantee trustee and affiliates of the guarantee trustee.

Governing Law

The subordinated guarantees will be governed by and construed in accordance with the laws of the State of New York.

Description of Subordinated Debt Obligations in Connection with Certain Capital
Securities

Concurrently with an offering of capital securities, Deutsche Bank AG, directly or through one of its branches, or a subsidiary of Deutsche Bank, will issue subordinated debt obligations, which we refer to as initial debt obligations, to the relevant company. This prospectus briefly outlines certain general terms and provisions of the initial debt obligations we may issue. You should read the applicable prospectus supplement for additional terms relating to the initial debt obligations. The specific terms of an initial debt obligation as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between the applicable prospectus supplement and this prospectus, the prospectus supplement will control.

The aggregate principal amount of the initial debt obligation will be such that the interest income paid on the initial debt obligation on any interest payment date will be sufficient to make the capital payments on the company preferred securities on the corresponding payment date.

Interest on the initial debt obligations will be payable on the interest payment dates, which generally will be the same as the payment dates under the related capital securities, and at the rate or rates, including fixed or floating rates, specified in the applicable prospectus supplement.

The initial debt obligations will be represented by one or more definitive notes registered in the name of the relevant company.

Redemption

The initial debt obligations may be redeemable at the option of Deutsche Bank AG or its subsidiary at the price or prices, within the period or periods and upon the terms, conditions or events (including any required consents) specified in the applicable prospectus supplement.

Additional Amounts

The applicable prospectus supplement will specify any additional amounts payable if Deutsche Bank AG or its subsidiary is required to withhold any taxes, duties or other governmental charges with respect to any payment in respect of the initial debt obligations.

Subordination

If issued by Deutsche Bank AG, the initial debt obligations will be a direct, unsecured subordinated obligation of Deutsche Bank AG and, in liquidation of Deutsche Bank AG, will rank:

•	subordinate and junior to all senior and subordinated debt obligations of Deutsche Bank AG that do not expressly rank on parity with the obligations of the Bank under the subordinated debt obligation;

•	on parity with the most senior ranking preference shares of Deutsche Bank AG, if any, and with its obligations under any guarantee or support agreement or undertaking relating to any preference shares or other instrument of any subsidiary qualifying as consolidated Tier 1 capital of Deutsche Bank AG that does not expressly rank junior to the obligation under the relevant subordinated guarantee; and

•	senior to any other preference shares and the common shares of Deutsche Bank AG, any other securities of Deutsche Bank AG expressed to rank junior to the most senior preference shares of Deutsche Bank AG, and any preference shares or any other instruments of any subsidiary of Deutsche Bank AG subject to any guarantee or support agreement which ranks junior to the obligations under the subordinated guarantees.

Initial debt obligations of any subsidiary of Deutsche Bank AG will be subordinated obligations of such subsidiary guaranteed on a subordinated basis by Deutsche Bank AG.

In the event of the dissolution or liquidation of, or insolvency proceedings against Deutsche Bank AG, the initial debt obligations will be subordinated to the claims of all unsubordinated creditors of Deutsche Bank

AG so that in any event no amounts will be payable under the initial debt obligations until the claims of all unsubordinated creditors of Deutsche Bank AG have been satisfied in full. The claims of a holder of initial debt obligations may not be set off against any claims of Deutsche Bank AG. No security of whatever kind is or will at any time be, provided by Deutsche Bank AG or any other person securing the rights of holders of initial debt obligations arising under the initial debt obligations. No subsequent agreement may limit the subordination provisions applicable to any initial debt obligation or amend the maturity or redemption date in respect of any initial debt obligation to an earlier date. If any initial debt obligations are redeemed or repurchased before the date on which such redemption or repurchase is permitted under the terms thereof (other than in respect of certain tax events specified with respect thereto) by Deutsche Bank AG otherwise than in accordance with the provisions of § 10(5a) sentence 6 of the German Banking Act (Kreditwesengesetz), then the amounts redeemed or paid must be returned to Deutsche Bank AG irrespective of any agreements to the contrary unless the amounts paid have been replaced by other regulatory banking capital (haftendes Eigenkapital) of at least equal status within the meaning of the German Banking Act, or the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) has consented to such redemption or repurchase.

Enforcement of the Subordinated Debt Obligations

Any consent, notice or other action (including any enforcement action) given or taken by or on behalf of the relevant company may be given or taken at the discretion of the management of the company, as described in the applicable prospectus supplement.

Events of Default

Except as set forth in the applicable prospectus supplement with respect to certain events of insolvency that will constitute events of default, the initial debt obligations will not provide for acceleration if Deutsche Bank AG or its subsidiary fails to make a payment when due. In the event of any default on the initial debt obligations, the relevant company as holder of the initial debt obligation will enforce its rights for payment of any overdue amounts, but will not be able to accelerate the maturity of the initial debt obligation.

Modification and Amendment of the Subordinated Debt Obligations

The initial debt obligations may be modified or amended only by the written agreement of Deutsche Bank AG or its subsidiary, on the one hand, and the relevant company, on the other. However, except as otherwise set forth in the applicable prospectus supplement, the relevant LLC agreement will provide that the company may not agree to any modification or amendment of, or waive any default in the payment of any amount under, the initial debt obligation in a manner that would materially affect the interest of the holders of the company preferred securities, unless holders of at least 66 2/3% (based on the aggregate liquidation preference amount) of outstanding company preferred securities affected thereby (voting as a class), consent to such modification or amendment.

Substitution; Redemption and Reinvesting of Proceeds

The applicable prospectus supplement will specify any requirements for the substitution, redemption of and reinvestment of proceeds of, the initial debt obligations.

Governing Law

Unless the applicable prospectus supplement provides otherwise, initial debt obligations issued by Deutsche Bank AG will be governed by and construed in accordance with the laws of the State of New York.

FORMS OF SECURITIES

Each debt security, warrant, purchase contract, unit, and capital security will be represented either by:

•	one or more global securities representing the entire issuance of securities, or

•	a certificate issued in definitive form to a particular investor.

Certificated securities in definitive form and global securities both may be issued either (1) in registered form, where our obligation runs to the holder of the security named on the face of the security or (2) in bearer form, where our obligation runs to the bearer of the security, subject to the limitations explained below under “— Limitations on Issuance of Bearer Securities.”

Unless the applicable prospectus supplement specifies otherwise, our ordinary shares will be issued in the form of global registered shares represented by one or more global securities.

Unless the applicable prospectus supplement specifies otherwise, tradable subscription rights to subscribe for our ordinary shares will be issued as book-entry interests in global registered form.

Legal Ownership

Global Securities. Global securities will name a depositary or its nominee as the owner of the debt securities, warrants, purchase contracts, units or capital securities represented by these global securities (other than global bearer securities, which name the bearer as owner). Investors in global securities can own only beneficial interests in such securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below under “— Global Securities.”

Definitive Securities. Definitive securities will name you or your nominee as the owner of the security (other than definitive bearer securities, which will specify the bearer as owner). In order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

Our Obligations Are to Legal Owners Only. Our obligations, as well as the obligations of the trustees under any indenture and trustees under any trust agreement, LLC agreement or subordinated guarantee, and the obligations, if any, of any warrant agents, purchase contract agents and unit agents and any other agents of ours, any agents of the trustees or any agents of any warrant agents, purchase contract agents or unit agents, run only to the persons or entities named as holders of the securities in the relevant security register, in the case of registered securities, or the persons or entities that are the bearers of those securities, in the case of bearer securities.

Neither we nor any trustee, warrant agent, purchase contract agent, unit agent, other agent of ours, agent of the trustee or agent of the warrant agents, purchase contract agents or unit agents have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means.

Upon making a payment or giving a notice to the holder or bearer as required by the terms of that security, we will have no further responsibility for that payment or notice even if that holder or bearer is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners of beneficial interests in that security but does not do so. Similarly, if we want to obtain the approval or consent of the holders or bearers of any securities for any purpose, we would seek the approval only from the holders or bearers, and not the indirect owners, of the relevant securities. Whether and how the holders or bearers contact the indirect owners would be governed by the agreements between such holders and bearers and the indirect owners.

Global Securities

Registered Global Securities. We may issue ordinary shares, registered debt securities, warrants, purchase contracts, units and capital securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases (except with regard to ordinary shares), one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal, face amount or liquidation preference amount of the securities to be represented by registered global securities. In the case of ordinary shares, one or more registered global securities will be issued in the aggregate amount of the number of ordinary shares to be represented. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called “participants,” who have accounts with the depositary or persons who may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the Articles of Association, indenture, warrant agreement, purchase contract, unit agreement, trust agreement or LLC agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the Articles of Association, indenture, warrant agreement, purchase contract, unit agreement, trust agreement or LLC Agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the Articles of Association, indenture, warrant agreement, purchase contract, unit agreement, trust agreement or LLC agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the Articles of Association, indenture, warrant agreement, purchase contract, unit agreement, trust agreement or LLC agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and premium (if any) and interest (if any) on, debt securities, and any payments to holders with respect to ordinary shares, warrants, purchase contracts, units or capital securities, represented by a registered global security registered in the name of a depositary or its nominee, will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of the Bank, the trustee, the warrant agents, the purchase contract agents, the unit agents or any other agent of the Bank, agent of the trustee or agent of the warrant agents, purchase contract agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of dividend, principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants, not us.

Discontinuance of Any Depositary. If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, we may at any time request the withdrawal from the depositary of any of the securities represented by one or more registered global securities. Upon receipt of such request, the depositary will issue a notice to its participants of our request, and will process any withdrawal requests submitted by those participants in accordance with its procedures. If participants request withdrawal following our request, we will issue securities in definitive form in exchange for that portion of the registered global security or securities representing the securities held by participants requesting such withdrawal. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the trustee, warrant agent, purchase contract agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Bearer Global Securities. The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for Euroclear Bank S.A./ N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

Limitations on Issuance of Bearer Securities

In compliance with U.S. federal income tax laws and regulations, bearer securities, including bearer securities in global form, will not be offered, sold or delivered, directly or indirectly, in the United States or its possessions or to United States persons, as defined below, except as otherwise permitted by United States Treasury Regulations Section 1.163-5(c)(2)(i)(D). Any underwriters, selling agents or dealers participating in the offerings of bearer securities, directly or indirectly, must agree that:

•	they will not, in connection with the original issuance of any bearer securities or during the restricted period with respect to such securities (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)), which we refer to as the “restricted period,” offer, sell or deliver, directly or indirectly, any bearer securities in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury regulations described above; and

•	they will not, at any time, offer, sell or deliver, directly or indirectly, any bearer securities in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury regulations described above.

In addition, any underwriters, selling agents or dealers must have procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling bearer securities are aware of the above restrictions on the offering, sale or delivery of bearer securities.

Bearer securities, other than bearer securities that satisfy the requirements of United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(3)(iii) and any coupons or talons appertaining thereto, will not be delivered in definitive form, and no interest will be paid thereon, unless the Bank has received a signed certificate in writing, or an electronic certificate described in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(3)(ii), stating that on the date of that certificate the bearer security:

•	is owned by a person that is not a United States person; or

•	is owned by a United States person that:

(1)	is a foreign branch of a United States financial institution, as defined in applicable United States Treasury Regulations, which we refer to as a “financial institution,” purchasing for its own account or for resale, or

(2)	is acquiring the bearer security through a foreign branch of a United States financial institution and who holds the bearer security through that financial institution through that date,

and in either case (1) or (2) above, each of those United States financial institutions agrees and certifies, on its own behalf or through its agent, that the Bank may be advised that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder; or

•	is owned by a United States or foreign financial institution for the purposes of resale during the restricted period and, in addition, if the owner of the bearer security is a United States or foreign financial institution described in this clause, whether or not also described in the first or second clause above, the financial institution certifies that it has not acquired the bearer security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

We will make payments on bearer securities only outside the United States and its possessions except as permitted by the above regulations.

Bearer securities, other than temporary global securities, and any coupons issued with bearer securities will bear the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j) and 1287(a) of the Internal Revenue Code.” The sections referred to in this legend provide that, with exceptions, a United States person will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain realized on the sale, exchange or redemption of that bearer security or coupon.

As used in this section, the term bearer securities includes bearer securities that are part of units. As used herein, “United States person” means a citizen or resident of the United States for U.S. federal income tax purposes, a corporation or partnership, including an entity treated as a corporation or partnership for U.S. federal income tax purposes, created or organized in or under the laws of the United States, or any state of the United States or the District of Columbia, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. In addition, some trusts treated as United States persons before August 20, 1996 that elect to continue to be so treated to the extent provided in the Treasury regulations shall be considered United States persons.

Form of Securities Included in Units

The form of the warrant or purchase contract included in a unit will correspond to the form of the other components of the security.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We may sell the securities being offered by this prospectus in four ways: (1) directly, including through one or more of our branches, (2) through selling agents, (3) through underwriters and/or (4) through dealers. Any of these selling agents, underwriters or dealers in the United States or outside the United States may include affiliates of the Bank.

In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders.

We may designate selling agents from time to time to solicit offers to purchase these securities. We will name any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, and state any commissions or the possible range of commissions we are to pay to that agent in the applicable prospectus supplement. That agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

If we use any underwriters to offer and sell these securities, we will enter into an underwriting agreement with those underwriters when we and they determine the offering price of the securities, and we will include the names of the underwriters and the terms of the transaction in the applicable prospectus supplement.

If we use a dealer to offer and sell these securities, we will sell the securities to the dealer, who will purchase the securities as principal, and we will name the dealer in the applicable prospectus supplement. The dealer may then resell the securities to the public at varying prices to be determined by that dealer at the time of resale.

Our net proceeds will be the purchase price in the case of sales to a dealer, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through a selling agent — in each case, less other expenses attributable to issuance and distribution.

In order to facilitate the offering of these securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may sell more securities than they are obligated to purchase in connection with the offering, creating a short position for their own accounts. A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the underwriters under any over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing these securities in the open market. In determining the source of securities to close out a covered short sale, the underwriters will consider, among other things, the open market price of these securities compared to the price available under the over-allotment option. The underwriters may also sell these securities or any other securities in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of these securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, these securities or any other securities in the open market to stabilize the price of these securities or of any other securities. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the syndicate repurchases previously distributed securities to cover syndicate short positions or to stabilize the price of these securities. Any of these activities may raise or maintain the market price of these securities above independent market levels or prevent or retard a decline in the market price of these securities. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Selling agents, underwriters and dealers may be entitled under agreements with us to indemnification by us against some civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Bank in the ordinary course of business.

If so indicated in the prospectus supplement, we will authorize selling agents, underwriters or dealers to solicit offers by some purchasers to purchase ordinary shares, tradable subscription rights to subscribe for ordinary shares, debt securities, warrants, purchase contracts or units, as the case may be, from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions described in the prospectus supplement, and the prospectus supplement will state the commission payable for solicitation of these offers.

Conflicts of Interest. To the extent an initial offering of the securities will be distributed by an affiliate of the Bank, each such offering of securities will be conducted in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, or “FINRA”, regarding a FINRA member firm’s distribution of securities of an affiliate and related conflicts of interest. No underwriter, selling agent or dealer utilized in the initial offering of securities who is an affiliate of the Bank will confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

Following the initial distribution of any of these securities, affiliates of the Bank may offer and sell these securities in the course of their businesses. Such affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. Such affiliates may also use this prospectus in connection with these transactions. None of our affiliates is obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

In accordance with FINRA Rules, in no situation will the underwriting discounts and commissions on securities sold in the initial distribution exceed 8% of the offering proceeds.

EXPENSES OF THE ISSUE

The following is a statement of expenses, other than underwriting discounts and commissions, in connection with the distribution of the securities registered. All amounts shown are estimates.

Amount to be
paid

Securities and Exchange Commission Registration Fee	*
Federal taxes, state taxes and fees	N/A
Trustees’ and transfer agents’ fees	$20,000
Legal Fees	$500,000
Accounting Fees	$50,000
Printing and Engraving Costs	$20,000

Total	$590,000

(*)	Unknown because the filing is being deferred pursuant to Rule 456(b) and 457(r) under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to German, United States and New York law relating to the validity of certain of the offered securities may be passed upon for the issuer of those securities by Cleary Gottlieb Steen & Hamilton LLP. Certain legal matters with respect to Delaware law relating to the validity of certain capital securities may be passed upon by Richards, Layton, & Finger, P.A.

Certain legal matters with respect to German law relating to the validity of certain of the offered securities will be passed upon for the issuer of those securities by Group Legal Services of Deutsche Bank Aktiengesellschaft. Certain legal matters with respect to the validity of certain of the offered securities for any underwriters, dealers or selling agents will be passed upon by the firms or persons identified in the applicable prospectus supplement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Deutsche Bank Aktiengesellschaft and its subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, which were prepared in accordance with IFRS, are incorporated by reference herein in reliance upon the audit report of KPMG AG Wirtschaftsprüfungsgesellschaft (which we refer to as “KPMG”), Marie-Curie-Strasse 30, D-60439 Frankfurt am Main, Germany, independent registered public accounting firm, given upon the authority of that firm as experts in auditing and accounting.

The audit report of KPMG refers to the fact that Deutsche Bank Aktiengesellschaft changed its accounting policy for the recognition of actuarial gains and losses related to post-employment benefits for defined benefit plans in accordance with IAS 19 “Employee Benefits” and has changed its method of accounting for certain financial assets in the year ended December 31, 2008 following the adoption of “Reclassification of Financial Assets” (Amendments to IAS 39 “Financial Instruments: Recognition and Measurement” and IFRS 7 “Financial Instruments: Disclosures”).

BENEFIT PLAN INVESTOR CONSIDERATIONS

The Bank and some of our affiliates may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code with respect to many employee benefit plans and perhaps certain other types of arrangements, such as individual retirement accounts. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if the securities are acquired by or with the assets of a pension or other plan with respect to which the Bank or any of its affiliates is a service provider, unless those securities are acquired pursuant to an exemption from the applicable prohibited transaction rules. The assets of a pension or other plan may include assets held in certain investment funds or in the general account of an insurance company that are deemed to be “plan assets” under ERISA and the Internal Revenue Code. Any pension or other plan, or any person investing the assets of a pension or other plan, proposing to invest in the securities should read the ERISA considerations described in the relevant prospectus or pricing supplement(s) applicable to the securities being purchased and should consult with legal counsel prior to investing in the securities.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Deutsche Bank Aktiengesellschaft since the date hereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

Deutsche Bank
Aktiengesellschaft

617,281,250 Rights

308,640,625 Ordinary Shares, €33.00 per Ordinary Share

Prospectus Supplement dated September 21, 2010

(to prospectus dated September 29, 2009)